                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             SMITHFIELD FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

     Common Stock, $.50 par value per share; Rights to purchase Series A Junior Participating Preferred Stock, $1.00 par value per share
    -------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
     10,652,070
    -------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $12.76. (The price per unit was based upon (1) the number of shares to be issued in the transaction and (2) the book value, as of July 31, 1999 (which is the latest practicable date prior to the date of filing the preliminary proxy statement), of the shares to be received by the acquiring party in the proposed transaction. There is no market for the shares being acquired.)
    -------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

     $135,939,980
    -------------------------------------------------------------------------

  (5) Total fee paid:

     $27,188
    -------------------------------------------------------------------------

[X]Fee paid previously by written preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form Schedule or Registration Statement No.: ___________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ________________

                            SMITHFIELD FOODS, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER 21, 1999

  As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation, you are cordially invited to be present, either in person or by proxy, at a special meeting of shareholders of Smithfield Foods to be held at the Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia at 9:00 a.m., local time, on December 21, 1999.

  At the special meeting you will be asked to vote on a proposal to approve the issuance of up to 10,652,070 shares of our common stock, plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement and Plan of Reorganization referred to in the attached proxy statement, in connection with the acquisition of Murphy Farms, Inc. and certain related corporations. If the issuance of these shares is approved, Smithfield Foods plans to acquire all of the capital stock of the Murphy Family Farms Companies by causing newly formed subsidiaries of Smithfield Foods to be merged into the respective Murphy Family Farms Companies. The Murphy Family Farms Companies will survive the mergers and become wholly-owned subsidiaries of Smithfield Foods.

  Only shareholders of record at the close of business on November 15, 1999 will be entitled to vote at the special meeting and any adjournment thereof. The transfer books will not be closed.

  Even if you plan to attend the special meeting in person, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

  Your attention is directed to the attached proxy statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL H. COLE
                                          SECRETARY

Smithfield, Virginia
November 22, 1999

                            SMITHFIELD FOODS, INC.
                               EXECUTIVE OFFICES
                              200 COMMERCE STREET
                          SMITHFIELD, VIRGINIA 23430

                                PROXY STATEMENT

                                      FOR

                        SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER 21, 1999

  The special meeting of shareholders of SMITHFIELD FOODS, INC., a Virginia corporation, will be held on December 21, 1999, at the time and place and for the purposes set forth in the notice of special meeting of shareholders accompanying this proxy statement. This proxy statement is furnished in connection with the solicitation of proxies on behalf the board of directors of Smithfield Foods in connection with such meeting and any continuation or adjournment thereof.

  The costs of soliciting proxies will be borne by Smithfield Foods. In addition to solicitation by mail, certain directors, officers and employees of Smithfield Foods may solicit proxies in person or by telephone for no additional compensation. Smithfield Foods will also ask record holders of our common stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. Smithfield Foods has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to Smithfield Foods of $7,500 plus expenses.

  Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of Smithfield Foods of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the special meeting if he or she so desires. The persons named in the form of proxy solicited by the board of directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification.

  IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE PROPOSAL LISTED ON THE PROXY CARD.

  If necessary, and unless the shares represented by the proxy are voted against the proposal herein, the persons named in the proxy may also vote in favor of a proposal to adjourn the special meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the special meeting.

  This proxy statement and the enclosed form of proxy are first being sent to our shareholders on or about November 22, 1999.

                               VOTING SECURITIES

  On November 15, 1999, the record date for determining shareholders entitled to vote at the meeting, 43,922,266 shares of our common stock and one Series B Special Voting Preferred Share, par value $1.00 (the "Series B Share"), were outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote; the Series B Share entitles the holder thereof to 1,016,679 votes, as described further below; the total number of votes that shareholders may cast at the meeting is therefore 44,938,945. The holders of common stock and the holder of the Series B Share will vote together as a single group at the meeting.

  The Series B Share is held by CIBC Mellon Trust Company, as trustee (the "Trustee"). The aggregate number of votes entitled to be cast by the Trustee is equal to the number of exchangeable shares of Smithfield

Canada Limited, a Canadian subsidiary of Smithfield Foods, issued and outstanding on the record date (excluding any exchangeable shares held by Smithfield Foods or its subsidiaries). As of the record date, there were 1,016,679 exchangeable shares issued and outstanding none of which are held by Smithfield Foods or any of its subsidiaries. The exchangeable shares were issued in exchange for shares of Schneider Corporation during the 1999 fiscal year and are exchangeable at any time by the holders thereof for shares of our common stock on a one-for-one basis. Each holder of exchangeable shares is entitled to instruct the Trustee to cast, in the manner instructed, one vote for each exchangeable share held of record by such holder on the record date. To the extent no instructions are received from a holder of exchangeable shares, the Trustee will not exercise the voting rights relating to such holder's exchangeable shares. Holders of exchangeable shares will receive from the Trustee these proxy materials and directions as to the manner in which instructions may be given to the Trustee with respect to the voting of the Series B Share (or alternatively, for the granting of proxies to such holders or their designees to exercise the voting rights relating to such holders' exchangeable shares).

  A majority of the total votes entitled to be cast on matters to be considered at the special meeting constitutes a quorum. If a share is represented for any purpose at the special meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present or represented at the special meeting. However, broker shares that are not voted on any matter at the special meeting will not be included in determining whether a quorum is present at such meeting.

  Action on the proposal will be approved if a majority of the votes cast on the proposal at the special meeting are cast in favor of the proposal; provided, that the total vote cast on the proposal represents over 50% of the shares entitled to vote. Abstentions and broker shares that are not voted are not considered cast either for or against the proposal and, therefore, will effect the outcome of the vote only to the extent that such shares will not count toward satisfying the requirement that the total vote cast on the proposal must exceed 50% of the shares entitled to vote.

                                   PROPOSAL

  At the special meeting you will be asked to vote on a proposal to approve the issuance of up to 10,652,070 shares of our common stock, plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement (as defined under "The Acquisition" on page 8 of this proxy statement), in connection with the acquisition of Murphy Farms, Inc. and certain related corporations (the "Murphy Family Farms Companies" and sometimes referred to collectively as "Murphy Family Farms").

  If the issuance of these shares is approved, Smithfield Foods plans to acquire all of the capital stock of each of the Murphy Family Farms Companies by causing newly formed subsidiaries of Smithfield Foods to be merged into each respective Murphy Family Farms Company. The Murphy Family Farms Companies will survive the mergers and become wholly-owned subsidiaries of Smithfield Foods.

  You should refer to the section titled "The Acquisitions" and to the Acquisition Agreement for more information regarding the acquisition of the Murphy Family Farms Companies. A copy of the Acquisition Agreement (excluding the forms of ancillary agreements, forms of legal opinions and schedules attached thereto) is included as Annex A to this proxy statement.

  The Smithfield Foods board of directors, by unanimous vote, has approved the issuance of Smithfield Foods common stock in accordance with the Acquisition Agreement, and determined that the acquisition of the Murphy Family Farms Companies is in the best interests of Smithfield Foods and its shareholders. The Smithfield Foods board of directors recommends that Smithfield Foods shareholders vote FOR the proposal to issue up to 10,652,070 of Smithfield Foods common stock, plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement, in connection with the acquisition of the Murphy Family Farms Companies. The Smithfield Foods board of directors took these actions after consideration of a number of factors described under the section of this proxy statement titled "The Acquisitions--Smithfield Foods' Reasons for the Acquisition".

                            SMITHFIELD FOODS, INC.
            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following table presents selected historical consolidated financial data and other data of Smithfield Foods which should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and the unaudited consolidated condensed financial statements and the notes thereto incorporated by reference herein. (See "Where You Can Find More Information.") The selected historical consolidated financial data for the fiscal years ended May 2, 1999, May 3, 1998, April 27, 1997, April 28, 1996 and April 30, 1995 have been derived from financial statements of Smithfield Foods which have been audited by Arthur Andersen LLP. The selected historical consolidated financial data for the 13-week periods ended August 1, 1999 and August 2, 1998 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results of such periods. Results for the period ended August 1, 1999 are not indicative of the results to be expected for the full fiscal year.

                         Thirteen weeks ended                    Fiscal year ended
                         --------------------  --------------------------------------------------------
                         August 1,  August 2,    May 2,      May 3,   April 27,  April 28,   April 30,
                            1999      1998        1999        1998       1997       1996        1995
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
                                            (In thousands, except per share data)
INCOME STATEMENT DATA:
 Sales.................. $1,142,415 $ 865,823  $3,774,989  $3,867,442 $3,870,611 $2,383,893  $1,526,518
 Cost of sales..........    994,919   793,645   3,235,414   3,479,629  3,546,816  2,202,112   1,380,243
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
 Gross profit...........    147,496    72,178     539,575     387,813    323,795    181,781     146,275
 Selling, general and
  administrative
  expenses..............     94,550    57,997     295,610     219,861    191,225    103,095      61,723
 Depreciation expense...     24,858    12,939      63,524      42,300     35,825     25,979      19,717
 Interest expense.......     14,533     9,706      40,521      31,891     26,211     20,942      14,054
 Minority interests.....      2,761      (599)     (3,518)        199      2,857      1,514         343
 Nonrecurring
  charge(1).............        --        --          --       12,600        --         --          --
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
 Income (loss) from
  continuing operations
  before income taxes...     10,794    (7,865)    143,438      80,962     67,677     30,251      50,438
 Income taxes...........      3,864    (2,540)     48,554      27,562     22,740     10,465      18,523
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
 Income (loss) from con-
  tinuing operations....      6,930    (5,325)     94,884      53,400     44,937     19,786      31,915
 Loss from discontinued
  operations............        --        --          --          --         --      (3,900)     (4,075)
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
 Net income (loss)...... $    6,930 $  (5,325) $   94,884  $   53,400 $   44,937 $   15,886  $   27,840
                         ========== =========  ==========  ========== ========== ==========  ==========

DILUTED INCOME (LOSS)
 PER SHARE:
 Continuing operations.. $     0.15 $   (0.14) $     2.32  $     1.34 $     1.17 $     0.53  $     0.92
 Discontinued
  operations............        --        --          --          --         --       (0.11)      (0.12)
                         ---------- ---------  ----------  ---------- ---------- ----------  ----------
 Net income (loss)...... $     0.15 $   (0.14) $     2.32  $     1.34 $     1.17 $     0.42  $     0.80
                         ========== =========  ==========  ========== ========== ==========  ==========

 Average diluted shares
  outstanding...........     47,088    37,537      40,962      39,732     38,558     35,000      33,923

BALANCE SHEET DATA:
 Working capital........ $  293,211 $ 278,174  $  215,865  $  259,188 $  164,312 $   88,026  $   60,911
 Total assets...........  2,230,550 1,233,836   1,771,614   1,083,645    995,254    857,619     550,225
 Long term debt and cap-
  ital lease
  obligations...........    785,605   539,144     594,241     407,272    288,486    188,618     155,047
 Shareholders' equity...    658,407   355,935     542,246     361,010    307,486    242,516     184,015

OPERATING DATA:
 Fresh pork sales
  (pounds)..............    691,943   606,420   2,687,412   2,539,221  2,320,477  1,635,300     955,290
 Processed meats sales
  (pounds)..............    525,912   332,373   1,606,021   1,370,232  1,218,835    839,341     774,615
 Total hogs purchased...      4,681     4,366      19,093      17,952     16,869     12,211       8,678

--------
(1) Reflects a nonrecurring charge of $12.6 million related to civil penalties in an environmental case.

                         MURPHY FAMILY FARMS COMPANIES
              SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION

  The following table presents selected combined historical financial information of Murphy Farms, Inc., Quarter M Farms, Inc. and Murphy Funding, Inc. Chief Milling Partners, Inc., which is not included in the Murphy Family Farms Group historical financial statements and is considered immaterial to the group, has been excluded from this selected combined historical financial information. The selected historical balance sheet data as of October 31, 1998 and November 1, 1997 and the related statements of operations data for each of the three years in the period ended October 31, 1998 have been derived from the combined financial statements of the Murphy Family Farms Group which have been audited by Ernst & Young LLP and are included with accompanying notes as Annex B to this proxy statement. The selected combined historical financial data as of and for the nine months ended July 31, 1999 and August 1, 1998 have been derived from unaudited combined financial statements. The selected historical financial data for the combined statements of operations for the nine months ended July 31, 1999 and August 1, 1998 and the combined balance sheet as of July 31, 1999 are included in Annex B. In the opinion of Murphy Family Farms Companies' management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for such periods. Operating results for the nine months ended July 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending October 30, 1999. The data should be read in conjunction with the combined financial statements and related notes included in Annex B.

                         Nine months ended             Fiscal year ended
                         -------------------  -----------------------------------
                         July 31,  August 1,  October 31, November 1, November 2,
                           1999      1998        1998        1997        1996
                         --------  ---------  ----------- ----------- -----------
(In thousands)
STATEMENT OF OPERATIONS
 DATA:
  Sales................. $313,338  $379,105    $492,324    $602,120    $491,274
  Gross profit..........   (3,124)  (16,634)    (60,680)    145,690      97,410
  Operating (loss)
   income...............  (26,376)  (44,231)   (102,309)     94,565      64,880
  Loss on sale of
   investment...........      --     (4,600)     (4,600)        --          --
  Loss from fixed asset
   write down...........      --        --       (4,742)        --          --
  Net (loss) income ....  (33,807)  (49,636)   (111,487)     95,740      62,991

BALANCE SHEET DATA:
  Working capital.......  157,902   122,972     213,990     298,575     126,386
  Total assets..........  437,066   435,719     508,006     620,741     469,801
  Long-term debt........  176,626    94,249     221,535     201,383      44,787
  Shareholders' equity..  193,091   281,994     216,523     353,563     252,448

                               MARKET PRICE DATA

Market Information

  Smithfield Foods common stock is listed for trading on the New York Stock Exchange under the symbol "SFD". Before September 28, 1999, Smithfield Foods common stock was quoted on The Nasdaq National Market.

  The table below sets forth the high and low sales prices for Smithfield Foods common stock for the fiscal periods indicated as well as on September 1, 1999, the last trading day immediately preceding the public announcement of the proposed acquisition, and on November 17, 1999, the last practicable day for which sales prices were available at the time of the mailing of this proxy statement.

                                                          Range of Sales Prices
                                                          ---------------------
                                                             High       Low
                                                          ---------------------
Fiscal 1998 (ended May 3, 1998)
  First quarter.......................................... $    31.12 $    22.00
  Second quarter.........................................      33.87      22.75
  Third quarter..........................................      35.62      24.37
  Fourth quarter.........................................      36.37      28.62
Fiscal 1999 (ended May 2, 1999)
  First quarter..........................................      31.00      22.62
  Second quarter.........................................      27.00      14.69
  Third quarter..........................................      36.12      19.62
  Fourth quarter.........................................      30.00      20.00
Fiscal 2000
  First quarter (ended August 1, 1999)...................      34.06      23.50
September 1, 1999........................................      30.06      28.94
November 17, 1999........................................      23.50      23.06

Holders

  As of November 15, 1999, there were 1,211 record holders of Smithfield Foods common stock. In addition, there were on such date 253 record holders of the exchangeable shares issued by Smithfield Canada Limited. See the section of this proxy statement titled "Voting Securities" for additional information regarding the exchangeable shares.

Dividends

  We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of certain of our debt agreements prohibit the payment of cash dividends on our common stock. The payment of cash dividends, if any, will be made only from assets legally available for that purpose and will depend on our financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors then deemed relevant by the board of directors.

                          COMPARATIVE PER SHARE DATA

  The following table presents historical per share data of Smithfield Foods and pro forma per share data combined with the Murphy Family Farms Companies. The pro forma combined information in the table is based upon the historical financial statements of Smithfield Foods and the Murphy Family Farms Group conformed to Smithfield Foods' periods and is unaudited. The pro forma combined information is presented for comparison purposes only. The pro forma information is hypothetical and is not intended to predict Smithfield Foods' actual operating results and financial position following completion of the acquisition. The pro forma data is presented under the purchase method of accounting for the acquisition.

  The table should be read in conjunction Smithfield Foods' Annual Report for the fiscal year ended May 2, 1999, Smithfield Foods' unaudited financial statements for the 13 weeks ended August 1, 1999, the historical financial statements and notes of Murphy Family Farms Companies for the fiscal year ended October 31, 1998, Smithfield Foods' Form 8-K/A filed July 21, 1999 and the unaudited Pro Forma Consolidated Condensed Financial Statements for the 13 weeks and 52 weeks ended August 1, 1999 and May 2, 1999, respectively.

                                                    Smithfield Foods, Inc.
                                                 -----------------------------
                                                 Historical Pro forma Combined
                                                 ---------- ------------------
Income (loss) per share from continuing
 operations:
 Thirteen weeks ended August 1, 1999:
  Basic.........................................    0.15           0.13
  Diluted.......................................    0.15           0.12
 Fiscal year 1999:
  Basic.........................................    2.39          (0.05)
  Diluted.......................................    2.32          (0.05)
Book value per diluted share:
 As of August 1, 1999...........................   14.33          19.38
Cash dividends per share:(1)
 Thirteen weeks ended August 1, 1999............     --             --
 Fiscal year 1999...............................     --             --

--------
(1) Smithfield Foods has never paid a cash dividend on common stock and does not anticipate paying any cash dividends in the foreseeable future.

                    SELECTED UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

  The following table presents selected pro forma condensed consolidated financial information for Smithfield Foods as of and for the periods noted, giving effect to the completion of the acquisition. Smithfield Foods intends to account for the transaction under the purchase method of accounting. This financial information is unaudited and, in the opinion of Smithfield Foods, includes all adjustments necessary to present fairly such information. The information below is presented in accordance with generally accepted accounting principles and is qualified in its entirety by, and should read in conjunction with, the unaudited Pro Forma Consolidated Condensed Financial Statements of Smithfield Foods, including the notes thereto, starting on page 17 of this proxy statement.

                                                                       Fiscal
                                                        Thirteen     Year Ended
                                                       Weeks Ended     May 2,
                                                     August 1, 1999     1999
                                                     --------------- ----------
                                                      (In thousand, except per
                                                           share amounts)
STATEMENT OF OPERATIONS DATA:
Sales...............................................   $1,205,307    $4,085,744
Net income (loss)...................................        7,071        (2,592)
Net income (loss) per share:
  Basic.............................................         0.13         (0.05)
  Diluted...........................................         0.12         (0.05)
                                                          As of
                                                     August 31, 1999
                                                     ---------------
BALANCE SHEET DATA:
Total assets........................................   $2,802,721
Long-term debt and capital lease obligations........      949,921
Shareholders' equity................................      901,273

                          FORWARD-LOOKING INFORMATION

  This proxy statement may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning Smithfield Foods' or the Murphy Family Farms Companies' outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of live hogs, raw materials and supplies, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, and actions of domestic and foreign governments.

                                THE ACQUISITION

  The following discusses the material terms of the proposed acquisition by Smithfield Foods of the Murphy Family Farms Companies pursuant to the Acquisition Agreement and Plan of Reorganization, dated as of November 15, 1999 (the "Acquisition Agreement"), among Smithfield Foods and Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown (collectively, the "Selling Shareholders"). This discussion does not provide a complete description of all terms and conditions of the acquisition. For further information, please refer to the text of the Acquisition Agreement (excluding the forms of ancillary agreements (as finally executed and delivered, the "Ancillary Agreements"), forms of legal opinions and schedules attached thereto), which is included as Annex A to this proxy statement. Any capitalized terms used in this discussion of the acquisition that are not otherwise defined in this proxy statement have the meanings given to them in Annex A.

General

  Smithfield Foods will effect the acquisition by merging four wholly-owned subsidiaries of Smithfield Foods, each formed solely for purposes of the acquisition, respectively with and into the four Murphy Family Farms Companies, with the four Murphy Family Farms Companies as the surviving corporations. The four Murphy Family Farms Companies are Murphy Farms, Inc., Quarter M Farms, Inc., Chief Milling Partners, Inc. and Murphy Funding, Inc., each a North Carolina corporation. By virtue of these four mergers, Smithfield Foods will acquire all of the outstanding stock of the Murphy Family Farms Companies, and the former shares of stock in such companies will be converted into the right to receive shares of Smithfield Foods common stock, which Smithfield Foods will issue. The Acquisition Agreement provides for an aggregate of 10,652,070 shares of common stock to be issued by Smithfield Foods upon the closing of the acquisition, plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement as summarized below (such shares from time to time being referred to as the "Acquisition Consideration"). After the acquisition, therefore, Smithfield Foods would then have approximately 55,591,015 shares of common stock outstanding, based upon the number of shares outstanding at November 15, 1999.

Adjustments in Number of Shares Comprising the Acquisition Consideration

  Pursuant to the terms of the Acquisition Agreement, the Acquisition Consideration may be adjusted upward or downward in four respects, with a resulting net adjustment either upward or downward, depending on the various circumstances referred to below at the Effective Date (defined as the earlier of the closing date and December 31, 1999). Any such adjustment will be made by increasing or decreasing the number of shares of common stock comprising the Acquisition Consideration (valuing for this purpose each share of common stock at $31.11 per share, a value determined by negotiation between the parties to the Acquisition Agreement). The Acquisition Consideration will be adjusted upward, and a correspondingly greater number of shares of common stock ultimately will be issued, if: (1) the Companies Debt of the Murphy Family Farms Companies at the Effective Date is less than $180,108,729; (2) the Working Capital of the Murphy Family Farms Companies at the Effective Date is more than negative $ 7,987,096; (3) the Cash to Accrual Tax Liability as of the Effective Date is less than $64,930,653; or (4) from the closing date through December 31, 1999 (if the closing precedes December 31, 1999), the four acquired Murphy Family Farms Companies generate combined after-tax earnings. Conversely, the Acquisition Consideration will be adjusted downward, and a correspondingly lesser number of shares of common stock ultimately will be issued, if: (1) the Companies Debt of the Murphy Family Farms Companies at the Effective Date is more than $180,108,729; (2) the Working Capital of the Murphy Family Farms Companies at the Effective Date is less than negative $ 7,987,096; (3) the Cash to Accrual Tax Liability as of the Effective Date is more than $64,930,653; or (4) from the closing date through December 31, 1999 (if the closing precedes December 31, 1999), the four acquired Murphy Family Farms Companies generate combined after-tax losses. Furthermore, in connection with the closing, the parties will agree as to estimates of the adjustments which will eventually be effected as summarized above, and corresponding estimated adjustments will be made in connection with the closing, subject to the final adjustments to be made later.

Smithfield Foods' Reasons for the Acquisition

  Smithfield Foods' board of directors believes that the acquisition is fair to, and in the best interests of, Smithfield Foods and its shareholders. Accordingly, after consideration of relevant business, financial, legal and market factors, Smithfield Foods' board of directors approved the Acquisition Agreement and the transactions contemplated thereby by unanimous vote and unanimously voted to recommend that you vote "FOR" the approval of the proposal to issue up to 10,652,070 of Smithfield Foods common stock (plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement) in connection with the acquisition of the Murphy Family Farms Companies. In reaching its determination to approve the Acquisition Agreement and the transactions contemplated thereby, Smithfield Foods' board of directors consulted with its management and its accounting, legal and other advisers, and considered a number of factors. The following includes all of the material factors considered:

  . presentations by management at meetings of the board of directors held on September 2, 1999 and October 28, 1999, with respect to the business, operations, assets, liabilities, financial condition and earnings of the Murphy Family Farms Companies, on an historical and a prospective basis;

  . the expectation that the acquisition of the Murphy Family Farm Companies would be accretive to our reported earnings per share in the long term;

  . the belief that the acquisition would strengthen the balance sheet of Smithfield Foods by positively affecting our debt-to-equity ratio;

  . the terms of the Acquisition Agreement, including the Acquisition Consideration;

  . the expectation that the acquisition would be accounted for as a purchase for accounting and financial reporting purposes (see "-- Accounting Treatment");

  . the fact that the shares issuable to the Selling Shareholders would be subject to resale restrictions and "standstill" provisions for five years (see "--Ancillary Agreements");

  . the belief that the acquisition would serve Smithfield Foods' continuing strategy of vertical integration into hog production;

  . the expectation that substantially all of the Murphy Family Farms Companies' senior management would remain in place following the acquisition; and

  . the results of the due diligence investigation conducted by Smithfield Foods' management and personnel, with assistance from its accounting, legal and other advisors.

  The foregoing discussion of the information and factors considered by the board of directors of Smithfield Foods is not intended to be exhaustive, but includes all of the material factors considered by Smithfield Foods' board of directors. In the course of its deliberations with respect to the acquisition, Smithfield Foods' board of directors discussed the anticipated impact of the acquisition on Smithfield Foods and Smithfield Foods' shareholders. In reaching its determination to approve and recommend the acquisition, Smithfield Foods' board of directors generally viewed each of the foregoing factors as supporting its approval and recommendation of the Acquisition Agreement and the resulting share issuance, but the board of directors did not assign any relative or specific weight to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

  BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF SMITHFIELD FOODS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SMITHFIELD FOODS COMMON STOCK AND SMITHFIELD CANADA LIMITED EXCHANGEABLE SHARES VOTE "FOR" APPROVAL OF THE PROPOSAL TO ISSUE UP TO 10,652,070 OF SMITHFIELD FOODS COMMON STOCK (PLUS OR MINUS SHARES TO BE ISSUED BY OR RETURNED TO SMITHFIELD FOODS IN CONNECTION WITH POST-CLOSING ADJUSTMENTS OR INDEMNIFICATION OBLIGATIONS PROVIDED FOR IN THE ACQUISITION AGREEMENT) IN CONNECTION WITH THE ACQUISITION OF THE MURPHY FAMILY FARMS COMPANIES.

No Opinion of Financial Adviser

  In view of the circumstances described herein, as well as Smithfield Foods' experience in the hog production industry and in negotiating and effecting prior acquisitions in the hog production industry and otherwise, the Board of Directors of Smithfield Foods does not consider it in the best interests of Smithfield Foods shareholders to employ a financial adviser with respect to the acquisition, and accordingly Smithfield Foods has not sought the opinion of a financial adviser.

Effective Time of the Acquisition

  On the closing date, subject to the terms and subject to the satisfaction or waiver, if permissible, of the conditions provided for in the Acquisition Agreement, and in accordance with the North Carolina Business Corporation Act ("NCBCA"), the parties to the Acquisition Agreement will cause the four mergers to be consummated by causing articles of merger with respect to each to be executed and filed so that the respective mergers become effective as soon as possible thereafter in accordance with the relevant provisions of the NCBCA. Smithfield Foods cannot assure that the necessary Smithfield Foods shareholder approval or any necessary regulatory approvals will be obtained or that other conditions to the acquisition will be satisfied, but Smithfield Foods anticipates that all such conditions will be satisfied so that the acquisition will be consummated on or promptly after January 5, 2000, if Smithfield Foods' shareholders approve the proposal presented in this proxy statement. However, completion of the acquisition could be delayed.

  Either Smithfield Foods or the Selling Shareholders may terminate the Acquisition Agreement if the acquisition is not completed by 11:59 p.m. on May 31, 2000, provided that no party may terminate the Acquisition Agreement if the sole condition to such party or parties' obligation to close then not satisfied or waived is the failure of a governmental authority to issue any consent, order, approval or waiver necessary for the consummation of the transactions contemplated by the Acquisition Agreement, or the institution by a governmental authority of an action for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated by the Acquisition Agreement, if there appears to be a reasonable prospect that such consent, order, approval or waiver will be issued, or that such action will be withdrawn, dismissed or finally adjudicated, within a reasonable time after May 31, 2000. See "--Conditions to Consummation of the Acquisition" and "--Waiver, Amendment, and Termination."

Termination Fee

  Smithfield Foods has deposited with the Selling Shareholders $5 million cash. In the event that the Acquisition Agreement were to be terminated because of a material breach by Smithfield Foods of its obligations thereunder, such deposit and any interest earned thereon would be forfeited to the Selling Shareholders as liquidated damages in lieu of any claim by the Selling Shareholders or the Murphy Family Farms Companies which they might seek to maintain against Smithfield Foods or any other person. Simultaneously with the consummation of the acquisition, or in the event that the Acquisition Agreement were terminated for any reason other than the reason indicated in the foregoing sentence, the deposit together with any accrued interest would be returned to Smithfield Foods.

  There is no provision in the Acquisition Agreement or otherwise for the Selling Shareholders to pay Smithfield Foods a specified termination fee in the event the acquisition is not consummated.

Conditions to Consummation of the Acquisition

  Smithfield Foods and the Selling Shareholders are required to complete the acquisition only after the satisfaction of various conditions set forth in Articles VI and VII of the Acquisition Agreement. These conditions include, without limitation:

  . the holders of a majority of the voting power of Smithfield Foods present at the special meeting must approve the proposal to issue up to 10,652,070 of Smithfield Foods common stock, plus or minus shares to be issued by or returned to Smithfield Foods in connection with post-closing adjustments or indemnification obligations provided for in the Acquisition Agreement, in connection with the acquisition of the Murphy Family Farms Companies;

  . Smithfield Foods, the Murphy Family Farms Companies and the Selling Shareholders must receive any required regulatory approvals;

  . the acquisition must qualify as a tax-free reorganization for federal income tax purposes;

  . the representations and warranties of the Selling Shareholders (as to themselves and the respective Murphy Family Farms Companies in which such shareholders hold interests) and Smithfield Foods as set forth in the Acquisition Agreement must be accurate in all material respects as of the date of the Acquisition Agreement and as of the date the acquisition is to become effective;

  . the Selling Shareholders and Smithfield Foods must perform all of their respective agreements and comply with all of their respective covenants as set forth in the Acquisition Agreement in all material respects;

  . the Selling Shareholders, the Murphy Family Farms Companies and Smithfield Foods must receive all other consents that may be required to complete the acquisition or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on any such party;

  . there must not be any material adverse change, or any occurrence or circumstance that might reasonably be expected over time to result in such a change, in the Murphy Family Farms Companies since August 28, 1999 or in Smithfield Foods since the date of the Acquisition Agreement, nor any discovery by Smithfield Foods in its due diligence investigation of the Murphy Family Farms Companies of any facts or matters not satisfactory to Smithfield Foods in all material respects.

  . there must not be any law or order or any action taken by any court, governmental or regulatory authority of competent jurisdiction prohibiting or restricting the acquisition or making it illegal, which in any such case could reasonably be expected to damage the Selling Shareholders, the Murphy Family Farms Companies or Smithfield Foods materially, or prevent Smithfield Foods from owning and controlling the Murphy Family Farms Companies; and

  . certain other conditions that must be satisfied, including the execution and delivery by the parties thereto of the Ancillary Agreements, the receipt by Smithfield Foods of certain title insurance and surveys and the receipt by various parties of various certificates from the Selling Shareholders, the officers of the Murphy Family Farms Companies and the officers of Smithfield Foods.

  Neither Smithfield Foods nor the Selling Shareholders can assure Smithfield Foods' shareholders as to when or if all of the conditions to the acquisition can or will be satisfied, or waived by the party or parties permitted to do so. If the acquisition is not completed on or before May 31, 2000, either the Selling Shareholders or Smithfield Foods may terminate the Acquisition Agreement and abandon the acquisition, subject to the limitations on such rights of termination explained under "--Effective Time of the Acquisition" and "--Waiver, Amendment and Termination."

Regulatory Approvals; Regulatory Investigations

  Subject to the matters discussed below, Smithfield Foods believes that no regulatory approvals will be required in order to consummate the acquisition.

  On October 12, 1999, Smithfield Foods received from the U.S. Department of Justice a civil investigative demand pursuant to the Antitrust Civil Process Act (15 U.S.C. Sections 1311-1314) in the course of an antitrust investigation to determine whether there is, has been, or may be a violation of certain provisions of the Clayton Act (15 U.S.C. Sections 18, 18a (Clayton Act Sections 7, 7A)) in connection with certain acquisitions and proposed acquisitions by Smithfield Foods, including the acquisition of the Murphy Family Farms Companies. Smithfield Foods is cooperating fully with this civil investigative demand.

  On November 3, 1999, Smithfield Foods received from the Attorney General of the State of Missouri a civil investigative demand in connection with an investigation to ascertain whether proposed acquisitions by Smithfield Foods of certain hog production assets and facilities, including hog production assets and facilities currently owned by the Murphy Family Farms Companies, or Smithfield Foods' past and current business activities, including our hog buying practices and our ownership and/or management of pork packing facilities, violate the Missouri antitrust laws (Section 416.031 RSMo 1994). Smithfield Foods is cooperating fully with this civil investigative demand.

  At this time Smithfield Foods cannot evaluate whether and to what extent the investigations discussed above may affect our ability to consummate the acquisition of the Murphy Family Farms Companies or the timing of the closing of such acquisition.

Waiver, Amendment and Termination

  To the extent permitted by law, Smithfield Foods and the Selling Shareholders may agree in writing to amend the Acquisition Agreement, whether before or after the special meeting has been held. In addition, before or at the time the acquisition becomes effective, either the Selling Shareholders or Smithfield Foods, or both, may waive any default in the performance of any term of the Acquisition Agreement by the other party or parties, or may waive or extend the time for the compliance or fulfillment by the other party or parties of any and all of its or their obligations under the Acquisition Agreement. In addition, either Smithfield Foods or the Selling Shareholders may waive any of the conditions precedent to its or their obligations under the Acquisition Agreement. To be effective, a waiver must be in writing and signed by a duly authorized officer of Smithfield Foods or all of the Selling Shareholders, as the case may be.

  At any time before the acquisition becomes effective, Smithfield Foods and the Selling Shareholders may agree to terminate the Acquisition Agreement. In addition, the respective parties specified below may terminate the Acquisition Agreement in the following respective circumstances:

  . Smithfield Foods may terminate if any event occurs which renders impossible compliance with one or more of the conditions set forth in
     Article VI of the Acquisition Agreement (some of which are summarized under "--Conditions to Consummation of the Acquisition" above), which condition or conditions are not waived by Smithfield Foods;

  . the Selling Shareholders may terminate if any event occurs which renders impossible compliance with one or more of the conditions set forth in
     Article VII of the Acquisition Agreement (some of which are summarized under "--Conditions to Consummation of the Acquisition" above), which condition or conditions are not waived by the Selling Shareholders;

  . either Smithfield Foods or the Selling Shareholders may terminate if the acquisition is not completed by 11:59 p.m. on May 31, 2000, provided that no party may terminate the Acquisition Agreement pursuant to this provision if the sole condition to such party or parties' obligation to close then not satisfied or waived is the failure of a governmental authority to issue any consent, order, approval or waiver necessary for the consummation of the transactions contemplated by the Acquisition Agreement, or the institution by a governmental authority of an action for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated by the Acquisition Agreement, if there appears to be a reasonable prospect that such consent, order, approval or waiver will be issued, or that such action will be withdrawn, dismissed or finally adjudicated, within a reasonable time after May 31, 2000; and

  . Smithfield Foods may terminate if (a) Smithfield Foods shall have discovered adverse facts or matters during the course of its due diligence review of the Murphy Family Farms Companies, which Smithfield Foods reasonably determines is expected to require an amount in excess of $10 million to cure or correct, (b) Smithfield Foods specifically describes these facts or matters in writing to the Selling Shareholders, requesting they be cured or corrected or, in the alternative, requesting a specified adjustment to the Acquisition Consideration in lieu of such cure or correction, and (c) the Selling

     Shareholders fail within five business days to agree to either cure or correct, or to adjust the Acquisition Consideration as specified in lieu thereof (or fail to perform such agreement to the reasonable satisfaction of Smithfield Foods).

  If the Acquisition Agreement is terminated, the Acquisition Agreement will become void and have no effect, except that certain provisions of the Acquisition Agreement, including those relating to the obligations to share or allocate various expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the Acquisition Agreement will not relieve any defaulting or breaching party, whether or not it is the terminating party, of liability for damages actually incurred by the other party or parties as a result of breach of the Acquisition Agreement by the breaching party. See "--Expenses and Fees."

Conduct of Business Pending the Acquisition

  The Acquisition Agreement contains various covenants of the Selling Shareholders regarding the manner in which they will operate the Murphy Family Farms Companies businesses pending completion of the acquisition. In general, these covenants are designed to ensure that the Murphy Family Farms Companies continue to conduct their respective businesses only in the usual, regular and ordinary course before the acquisition becomes effective and to impose certain limitations on the operations of the Murphy Family Farms Companies during such period.

  Smithfield Foods and the Selling Shareholders have also agreed not to take any action that would jeopardize the treatment of the acquisition as a tax-free reorganization under the Internal Revenue Code. Smithfield Foods and the Selling Shareholders have each agreed to use reasonable efforts to take all actions necessary to complete the acquisition and the other transactions contemplated by the Acquisition Agreement.

Management and Operations after the Acquisitions

  The acquisition will not change the present management team or board of directors of Smithfield Foods. Information concerning the management of Smithfield Foods is included in the documents incorporated by reference in this proxy statement. See "Where You Can Find More Information."

  In the acquisition, the board of directors and officers of Smithfield Foods' merger subsidiaries, all of whom are officers of Smithfield Foods, will become the members of the board of directors and officers of the respective Murphy Family Farms Companies as the corporations surviving the Merger. Promptly thereafter, however, Smithfield Foods expects to install most of the former Murphy Family Farms Companies officers and management as the officers and management of the acquired companies.

  Smithfield Foods believes that it is important to the integration of the respective businesses of Smithfield Foods and the Murphy Family Farms Companies, and to the future profitability and operations of the combined entities, that certain senior management of the Murphy Family Farms Companies continue their employment by the Murphy Family Farms Companies or Smithfield Foods after the acquisition is completed.

Expenses and Fees

  Smithfield Foods and the Selling Shareholders generally will pay its or their own expenses in connection with the acquisition, including the fees and expenses of its own accountants, lawyers or other advisers, subject to certain more specific allocations of costs as set forth in Section 5.7 to the Acquisition Agreement.

Ancillary Agreements

  Pursuant to the terms of the Acquisition Agreement, and as conditions precedent to the closing of the acquisition, the parties specified below will enter into the respective Ancillary Agreements summarized below.

  Agreement with Shareholders. Each of the parties to the Acquisition Agreement will enter into an Agreement with Shareholders, which agreement will expire on the fifth anniversary of the closing date. Under such agreement, each Selling Shareholder will agree to observe customary "standstill" arrangements with respect to all shares of Smithfield Foods common stock held from time to time by each. Such standstill obligations include commitments not to participate in any solicitation of proxies or in any election contest concerning Smithfield Foods, not to oppose any proposal presented by management at a meeting of Smithfield Foods shareholders and not to acquire or substantially influence control over Smithfield Foods or its board, among other commitments. Under the agreement, the shares of common stock received by the respective Selling Shareholders as Acquisition Consideration will be subject to the following restriction on transfer during the five-year period of the agreement: no transfers within any 12-month period of shares comprising in aggregate ten percent or more of the shares received by such Selling Shareholder as Acquisition Consideration. Furthermore, with respect to all shares of Smithfield Foods common stock held by any Selling Shareholder from time to time, each Selling Shareholder has committed not to sell to any one person or group shares of common stock aggregating five percent or more of the outstanding common stock.

  Registration Rights Agreement. Subject to the terms of the Agreement with Shareholders summarized above, the terms of which shall control, each of the parties to the Acquisition Agreement will enter into a Registration Rights Agreement pursuant to which Smithfield Foods will grant to the respective Selling Shareholders certain registration rights customarily referred to as "piggyback" registration rights. Such rights will apply during the five-year period beginning on the closing date of the acquisition. The registrable securities to which such rights will relate will be all the shares of Smithfield Foods common stock comprising the Acquisition Consideration, as well as any securities which may subsequently be issued in respect thereof. Such securities will remain registrable securities only so long as held of record and beneficially by each such Selling Shareholder. If during the five-year piggyback rights period Smithfield Foods proposes to register any of its common stock for sale for its own account for cash (with certain customary exceptions) in a manner that would permit registration of registrable securities for cash sale to the public, then Smithfield Foods will give notice to the Selling Shareholders, who may exercise their piggyback rights with respect thereto, provided such shareholders propose to sell in such registration an aggregate of at least 500,000 shares of common stock and provided that Smithfield Foods opts to complete its proposed registration. The agreement provides for customary adjustments and for customary terms with respect to registration procedures, indemnification, contribution and selling shareholder holdback arrangements. Smithfield Foods has agreed to pay the expenses of any such registration, excluding underwriting discounts and commissions, fees and expenses of counsel to Selling Shareholders and certain other items.

  Non-Competition Agreements. Each of Wendell H. Murphy and Harry D. Murphy will enter into Non-Competition Agreements, pursuant to which each will agree to observe until the fifth anniversary of the closing date specified limitations regarding competition with the business of Smithfield Foods or the Murphy Family Farms Companies, use of their confidential information and interference with their business relationships.

  Agreement Regarding Related Party Grower Contracts. From time to time prior to entering into the Acquisition Agreement with Smithfield Foods, certain of the Selling Shareholders, as well as certain other affiliates and related parties of the Murphy Family Farms Companies, entered into hog grower contracts with one or more of the Murphy Family Farms Companies, pursuant to which these individuals and their affiliates are paid to raise hogs owned by the Murphy Family Farms Companies. A number of these contracts are expected to remain in force at the time of the closing under the Acquisition Agreement. In connection with such contracts, all such respective individuals and Smithfield Foods will enter into an Agreement regarding Related Party Grower Contracts, which agreement will in effect operate as a master amendment to each such existing contract. Under the agreement, the end date of the term of each such contract will be made the tenth anniversary of the closing of the acquisition, with Smithfield Foods having the right to extend each contract individually by up to two ten-year terms. Smithfield Foods will also agree that if the Murphy Family Farms Companies subsequently effect a general increase in fees for all Murphy Family Farms Companies growers during the term of any such related party grower contract, Smithfield Foods will cooperate to increase the fees payable under such related party contracts accordingly. Smithfield Foods' obligations under the agreement are conditional upon the accuracy of the other parties' respective representations therein that none of the payment terms of such related party contracts are substantially more favorable to such related party producer than those of non-related producers, and that such related party producer is in compliance with all the terms of such contract.

  Escrow Agreement. Each of the parties to the Acquisition Agreement will enter into an Escrow Agreement providing for the escrow deposit of 1,000,000 of the shares of Smithfield Foods common stock comprising the Acquisition Consideration, subject to the effectuation of the post-closing adjustments summarized above.

Material U.S. Federal Income Tax Consequences

  No gain or loss will be recognized for federal income tax purposes by Smithfield Foods or its current shareholders upon the consummation of the acquisition.

Accounting Treatment

  Smithfield Foods intends to account for the acquisition of the Murphy Family Farms Companies using the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the recorded assets and liabilities of the Murphy Family Farms Companies will be valued at fair value at the date of acquisition.

Shareholders' Rights

  The acquisition will have no impact on the rights of the holders of Smithfield Foods common stock, other than with respect to the voting dilution that accompanies any increase in the number of outstanding shares of Smithfield Foods common stock.

  In connection with the execution and delivery of the Acquisition Agreement, Smithfield Foods amended its Rights Agreement, as amended, dated as of May 1, 1998, to ensure that the issuance of the shares comprising the Acquisition Consideration will not result in any of the Selling Shareholders becoming as a result thereof an "Acquiring Person" under the rights plan. The amendment also provided that if any Selling Shareholder acquires any other shares of Smithfield Foods common stock, then such person will become an "Acquiring Person", which event generally would cause the rights issued under the rights agreement to become exercisable in accordance with their terms.

Interest of Certain Persons in the Acquisition; Certain Relationships and Related Transactions

  Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown, all of whom are related by blood are collectively the holders of all of the capital stock of the Murphy Family Farms Companies. From 1991 until his resignation in May 1998, Wendell H. Murphy was a director of Smithfield Foods and served on the audit committee of the board of directors for fiscal years 1991 to 1997.

  Wendell H. Murphy is the chairman of the board and chief executive officer and the principal stockholder of Murphy Farms, Inc., which is one of the Murphy Family Farms Companies. Smithfield Foods has a contract with Murphy Farms which obligates Smithfield Foods to purchase hogs finished by Murphy Farms in the Southeast. Pursuant to the purchase agreement, Smithfield Foods purchased $65,165,000 of live hogs from Murphy Farms through July 31, 1999 in fiscal 2000, $239,028,000 in fiscal 1999, $366,397,000 in fiscal 1998,
$433,861,000 in fiscal 1997, $253,033,000 in fiscal 1996 and $168,105,000 in fiscal 1995. Smithfield Foods believes that the prices paid under the purchase agreement with Murphy Farms are equivalent to market.

  Prior to May 1999, Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of Smithfield Foods, was a participant in a joint hog production arrangement with certain other companies to produce hogs in the state of Utah for sale to an unrelated party. During fiscal years 1995 through 1999, one of the other companies participating in the joint hog production arrangement was West Isle Partners, Inc., of which Wendell H. Murphy was the president and a director and members of Mr. Murphy's family were the sole shareholders. Smithfield-Utah contributed $46,100,000 to the arrangement in fiscal 1999, $6,300,000 in fiscal 1998, $12,673,000 in fiscal 1997, $7,083,000 in fiscal 1996 and $4,050,000 in fiscal 1995. In June 1998, Smithfield Foods paid $15,000,000 to West Isle Partners in connection with the complete withdrawal of West Isle Partners from the arrangement. As a result of this and subsequent acquisitions in December 1998 and May 1999, Smithfield Foods now owns 100% of this hog production operation. Smithfield Foods believes that the terms of this former joint arrangement, as well as our purchase of the other companies' interests in the arrangement, were no less favorable to Smithfield Foods than if entered into with unaffiliated parties.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
                              As of August 1, 1999

                                Historical
                         ------------------------
                         Smithfield
                           Foods,
                            Inc.    Murphy Family
                           as of        Farms      Pro Forma
                         August 1,      as of     Adjustments    Pro Forma
                            1999    July 31, 1999  (Note 2)       Combined
                         ---------- ------------- -----------    ----------
                                          In thousands
Assets
Current assets:
  Cash.................. $   27,305   $ 41,216     $ (22,610)(A) $   45,911
  Accounts receivable,
   net..................    283,689      9,919        (1,028)(B)    292,580
  Inventories...........    496,513    168,533        21,684 (C)    686,730
  Other current assets..     20,370      5,583        (1,859)(A)     24,094
                         ----------   --------     ---------     ----------
    Total current
     assets.............    827,877    225,251        (3,813)     1,049,315
Net property, plant and
 equipment..............  1,009,947    151,314       (11,426)(D)  1,251,466
                                                     101,631 (C)
Other assets............    392,726     60,501       (45,268)(E)    501,940
                                                      (3,124)(A)
                                                      97,105 (C)
                         ----------   --------     ---------     ----------
                         $2,230,550   $437,066     $ 135,105     $2,802,721
                         ==========   ========     =========     ==========
Liabilities and
 Shareholders' Equity
Current liabilities:
  Notes payable......... $  122,649   $ 13,150     $     --      $  135,799
  Current portion of
   long-term debt and
   capital lease
   obligations..........     31,638      7,200                       38,838
  Accounts payable......    215,385      6,007       (15,283)(A)    205,081
                                                      (1,028)(B)
  Accrued liabilities...    164,994     40,992           --         205,986
                         ----------   --------     ---------     ----------
    Total current
     liabilities........    534,666     67,349       (16,311)       585,704
Long-term debt and
 capital lease
 obligations............    785,605    164,316                      949,921
Other noncurrent
 liabilities............    211,855     12,310       (12,310)(A)    325,806
                                                     113,951 (F)
Minority interests......     40,017        --            --          40,017
Shareholders' equity....    658,407    193,091       (11,426)(D)    901,273
                                                     (45,268)(E)
                                                    (136,397)(G)
                                                     242,866 (H)
                         ----------   --------     ---------     ----------
                         $2,230,550   $437,066     $ 135,105     $2,802,721
                         ==========   ========     =========     ==========

    See the accompanying Notes to Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                         13 Weeks Ended August 1, 1999

                                     Historical
                         -----------------------------------
                           Smithfield
                         Foods, Inc. for Murphy Family Farms  Pro Forma
                          the 13 Weeks    for the 13 Weeks   Adjustments    Pro Forma
                          Ended 8/1/99      Ended 7/31/99     (Note 3)       Combined
                         --------------- ------------------- -----------    ----------
                                                In thousands
Sales...................   $1,142,415         $128,057        $(65,165)(I)  $1,205,307
Cost of sales...........      994,919          111,051         (65,165)(I)   1,040,805
                           ----------         --------        --------      ----------
Gross profit............      147,496           17,006             --          164,502
Selling, general and
 administrative
 expenses...............       94,550            6,977              75 (J)     102,209
                                                                   607 (K)
Depreciation expense....       24,858            6,753            (896)(K)      30,715
Interest expense........       14,533            2,851             --           17,384
Minority interests......        2,761              --              --            2,761
                           ----------         --------        --------      ----------
                                                                                   --
Income before income
 taxes..................       10,794              425             214          11,433
Income taxes............        3,864              --              328 (L)       4,362
                                                                   170 (M)
                           ----------         --------        --------      ----------
Net income..............   $    6,930         $    425        $   (284)     $    7,071
                           ==========         ========        ========      ==========
Net income per share
  Basic.................   $     0.15                                       $     0.13
                           ==========                                       ==========
  Diluted...............   $     0.15                                       $     0.12
                           ==========                                       ==========
Average common shares
 outstanding
  Basic.................       45,859                           10,652          56,511
                           ==========                         ========      ==========
  Diluted...............       47,088                           10,652          57,740
                           ==========                         ========      ==========


    See the accompanying Notes to Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                           52 Weeks Ended May 2, 1999

                                           Historical
                         ----------------------------------------------
                           Smithfield    Carroll's Foods, Murphy Family
                         Foods, Inc. for     Inc. for       Farms for
                          the 52 Weeks     the 52 Weeks   the 52 Weeks   Pro Forma
                          Ended 5/2/99    Ended 3/27/99   Ended 5/1/99  Adjustments    Pro Forma
                            (Audited)      (Unaudited)     (Unaudited)   (Note 3)       Combined
                         --------------- ---------------- ------------- -----------    ----------
                                                     In thousands
Sales...................   $3,774,989        $334,128       $ 433,161    $(456,534)(I) $4,085,744
Cost of sales...........    3,235,414         277,134         474,712     (456,534)(I)  3,530,726
                           ----------        --------       ---------    ---------     ----------
Gross profit............      539,575          56,994         (41,551)         --         555,018
Selling, general and
 administrative
 expenses...............      295,610          69,662          39,468          600 (J)    417,531
                                                                             2,429 (K)
                                                                             9,762 (N)
Depreciation expense....       63,524          13,314          29,255       (1,984)(K)    104,109
Interest expense........       40,521           9,965           3,855          --          54,341
Loss on sale of
 investment.............          --              --            4,600       (4,600)(O)        --
Minority interests......       (3,518)            --              --           --          (3,518)
                           ----------        --------       ---------    ---------     ----------
Income before income
 taxes..................      143,438         (35,947)       (118,729)      (6,207)      (17,445)
Income taxes............       48,554             --              --        (1,511)(L)   (14,853)
                                                                           (61,896)(M)
                           ----------        --------       ---------    ---------     ----------
Net income (loss).......   $   94,884        $(35,947)      $(118,729)   $  57,200     $   (2,592)
                           ==========        ========       =========    =========     ==========
Net income (loss) per
 share
  Basic.................   $     2.39                                                  $    (0.05)
                           ==========                                                  ==========
  Diluted...............   $     2.32                                                  $    (0.05)
                           ==========                                                  ==========
Average common shares
 outstanding
  Basic.................       39,628                                       14,852         54,480
                           ==========                                    =========     ==========
  Diluted...............       40,962                                       14,852         54,480
                           ==========                                    =========     ==========


    See the accompanying Notes to Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
        NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) Basis of Reporting

  The unaudited Pro Forma Consolidated Condensed Financial Statements of Smithfield Foods are provided to give effect to the acquisition on or around January 5, 2000, of all the capital stock of Murphy Farms, Inc., Quarter M Farms, Inc., Chief Milling Partners, Inc. and Murphy Funding, Inc. in exchange for approximately 10.7 million shares of Smithfield Foods common stock and the assumption of approximately $180.1 million in debt, plus other liabilities. The purchase price is subject to post-closing adjustments made on or around the January 5, 2000 closing balance sheet. The acquisition agreement specifically excludes certain assets, as defined, the most significant of which is the Murphy Family Farms Companies' shares of Smithfield Foods common stock.

  The pro forma information is based on the historical financial statements of Smithfield Foods and Murphy Family Farms giving effect to the acquisition under the purchase method of accounting. Chief Milling Partners, Inc., which is not included in the Murphy Family Farms historical financial statements and is considered immaterial to the group, has been excluded from these pro forma financial statements. The purchase price allocations have been estimated on a preliminary basis, and as a result, post-closing adjustments to the carrying value of assets and liabilities may occur. Smithfield Foods expects that any purchase price adjustment will not result in a material change to the purchase price. The pro forma information does not purport to be indicative of the combined historical or future results of operation or financial position that would have been or will be reported had the assumptions and adjustments been transacted as described below.

  The Pro Forma Consolidated Condensed Balance Sheet as of August 1, 1999 (as of July 31, 1999 for Murphy Family Farms) presents the financial position assuming the acquisition had been completed as of that date. The Pro Forma Consolidated Condensed Statements of Operations for the 13 and 52 weeks ended August 1, 1999 and May 2, 1999 (for the 13 and 52 weeks ended July 31, 1999 and May 1, 1999, respectively, for Murphy Family Farms) present the results of operations for the combined entities assuming that the acquisition had been completed as of the beginning of the respective periods. In addition, the results of operations for Carroll's Foods, Inc ("CFI") for the 52 week period ended March 27, 1999 are included in the Pro Forma Consolidated Condensed Statement of Operations for the 52 weeks ended May 1, 1999. CFI was acquired effective May 3, 1999, after Smithfield Foods' most recent fiscal year ended May 2, 1999, and is an individually significant transaction. Details on the CFI acquisition are available on Form 8-K/A filed July 21, 1999. The results of operations of CFI are included in the results of operations of Smithfield Foods for the 13 weeks ended August 1, 1999.

  The Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with Smithfield Foods' Annual Report for the fiscal year ended May 2, 1999, Smithfield Foods' unaudited financial statements for the 13 weeks ended August 1, 1999, the historical financial statements and notes of Murphy Family Farms for the fiscal year ended October 31, 1998 and Smithfield Foods' Form 8-K/A filed July 21, 1999.

(2) Consolidated Condensed Balance Sheet Pro Forma Adjustments

  The Pro Forma Consolidated Condensed Balance Sheet gives effect to the adjustments described below.

  (A) To settle or exclude certain account balances related to Murphy Family Farms that are not being acquired or assumed by Smithfield Foods.

  (B) To eliminate intercompany accounts.

  (C) To adjust the carrying value of asset values to preliminary estimates of fair market value and to recognize the excess purchase price over the fair value of assets acquired and liabilities assumed as goodwill.

  (D) To eliminate the net book value of fixed assets that are excluded assets according to the terms of the purchase agreement.

  (E) To eliminate the value of marketable securities and certain long-term notes receivable owned by Murphy Family Farms that are excluded assets according to the terms of the purchase agreement.

  (F) To record a deferred tax liability on the step-up in carrying value of property, plant and equipment and for income taxes associated with a change from the cash method to the accrual method of accounting for federal income tax purposes for Murphy Family Farms. The latter liability will be paid ratably over the next 10 years.

  (G) To eliminate the remaining equity of Murphy Family Farms related to assets acquired and liabilities assumed not eliminated by other adjustments.

  (H) To record the issuance of 10.7 million shares of Smithfield Foods common stock in connection with the acquisition of Murphy Family Farms at an average of $22.80 per share.

(3) Consolidated Condensed Statements of Operations Pro Forma Adjustments

  The Pro Forma Consolidated Condensed Statements of Operations give effect to the adjustments described below.

  (I) To eliminate intercompany sales.

  (J) To record amortization expense associated with anticipated acquisition costs. Acquisition costs are amortized over a 5-year period.

  (K) To record additional amortization expense associated with goodwill and to record the change in depreciation expense for the carrying value of property, plant and equipment and the adoption of Smithfield Foods' depreciation policy. See adjustments C.

  (L) To record the tax effect of the pro forma adjustments at the marginal tax rate.

  (M) To recognize, at the marginal tax rate, CFI's and Murphy Family Farms' reported results that would have been realized as part of the consolidated group.

  (N) To adjust for the gain realized by CFI in the sale of marketable securities that were excluded assets in that acquisition.

  (O) To reverse the loss associated with the sale of Murphy Family Farms' interest in a hog production joint venture to Smithfield Foods.

                               SMITHFIELD FOODS

  Smithfield Foods is the world's largest pork processor and hog producer. As a holding company, Smithfield Foods conducts its business through two groups, the meat processing group and the hog production group, each comprised of a number of subsidiaries. Throughout this proxy statement, references to Smithfield Foods include our subsidiaries, unless otherwise indicated.

  The meat processing group produces domestically and internationally a wide variety of fresh pork and processed meat products and markets them nationwide and to over 25 foreign markets, including Canada, Poland, France, Japan and Mexico. The meat processing group consists of six domestic and three international pork processing subsidiaries. Collectively, these subsidiaries currently operate 48 slaughtering and further processing plants.

  To complement its processing operations, Smithfield Foods has vertically integrated into hog production through its hog production group, which currently provides the meat processing group with approximately 25% of its live hog requirements. The hog production group operates numerous production facilities through two subsidiaries headquartered in Warsaw, North Carolina.

  Our business is based around four strategic initiatives:

  . vertical integration into hog production through company-owned hog production operations and long-term partnerships and alliances with other large and efficient hog producers;

  . use of genetics which produce hogs that are among the leanest commercially available to enable Smithfield Foods to market highly differentiated pork products;

  .  continued growth through strategic acquisitions; and

  .  a heightened emphasis on expansion into international markets.

  Since 1975, when current management assumed control, Smithfield Foods has expanded both our production capacity and our markets through a combination of strong internal growth and the acquisition of regional and multi-regional companies with well-recognized brand identities. Beginning in fiscal 1999, we also expanded our operations internationally through acquisitions in France, Canada and Poland.

  For the fiscal year ended May 2, 1999, Smithfield had sales of $3.8 billion and net income of $94.9 million.

  Smithfield Foods common stock is listed for trading on the New York Stock Exchange. On November 17, 1999, the closing price of Smithfield Foods common stock on the New York Stock Exchange was $23.31.

  Our principal executive offices are located at 200 Commerce Street, Smithfield, Virginia 23430 and our telephone number is (757) 365-3000.

  For further information regarding Smithfield Foods, please refer to the section of this proxy statement titled "Where You Can Find More Information".

                         MURPHY FAMILY FARMS COMPANIES

  The Murphy Family Farms Companies (also referred to collectively herein as "Murphy Family Farms") are the nation's second largest breeder and producer of premium quality hogs. Murphy Family Farms is a fully integrated swine production operation that uses advanced scientific and management techniques to minimize its costs of production. As a fully integrated hog producer, Murphy Family Farms' principal operations are the breeding and sale of premium quality swine, the production of its own breeding stock using purchased genetics and the production and milling of feed for hogs grown on Murphy Family Farms facilities and on contract grower farms. In addition to the swine facilities owned by Murphy Family Farms, Murphy Family Farms also contracts with affiliates and independent farmers to breed and raise Murphy Family Farms owned hogs using Murphy Family Farms produced feed. Murphy Family Farms enters into long-term contracts with pork processors that provide price premiums for large quantities of premium quality carcasses. For the year ended October 31, 1998, Murphy Family Farms generated net sales of approximately $492 million. Murphy Family Farms' executive offices are located at 4134 Highway 117 South, Rose Hill, North Carolina 28458 and its telephone number is (910) 289-2111.

  Murphy Family Farms consists of four companies, Murphy Farms, Inc., Quarter M Farms, Inc., Chief Milling Partners, Inc. and Murphy Funding, Inc. Murphy Farms, Inc. performs all administrative services for the other three companies. Murphy Farms, Inc. and Quarter M Farms, Inc. are hog production companies. Chief Milling Partners, Inc. leases the largest feed mill in North America, located in Rose Hill, North Carolina, to Murphy Family Farms. The activities of Murphy Funding, Inc. are limited to the purchase and sale of notes receivable in connection with the construction or purchase of buildings, facilities and equipment required to care for the swine raised in the operations of Murphy Family Farms. Murphy Farms, Inc. was incorporated in 1962. Quarter M Farms, Inc. was incorporated in 1973. Chief Milling Partners, Inc. was incorporated in 1993. Murphy Funding, Inc. was incorporated in 1997.

Hog Production Operations

  The hog production operations of Murphy Family Farms have two divisions, North Carolina and the Midwest. The Midwest division began operations in 1991 to take geographic advantage of lower feed costs and therefore lower production costs in Iowa. In addition to Iowa, as of September 1, 1999, Murphy Family Farms' Midwest division had added facilities or contract grower arrangements in Illinois, Oklahoma, Kansas, South Dakota, Missouri, Texas and Minnesota. With the economic downturn in swine prices in 1998, Murphy Family Farms placed all major start-up activity on hold. Therefore, its current farm sites are mature operations with static production volume.

  Murphy Family Farms uses advanced management techniques to produce premium quality hogs on a large scale as a low cost producer. Murphy Family Farms raises breeding stock, optimizes diets for its hogs at each stage of the growth process, and processes feed for its hogs. Murphy Family Farms believes its economies of scale and production methods, together with its use of advanced genetics, make it a low cost producer.

  Murphy Family Farms uses a three-site production process consisting of sow, nursery and finishing sites. Production of market hogs begins in a facility known as a sow farm. Murphy Family Farms currently has approximately 330,000 breeder sows. Murphy Family Farms' commercial sow farms house between 500 to 11,000 sows, with an average of approximately 3,600 sows. The sow's purpose is to conceive, give birth to and nurse piglets which will be raised to become market hogs. Approximately 18 days after birth, the piglets are transferred to a nursery farm where they are fed a closely monitored diet and grow to approximately 45 pounds, a process which takes approximately seven weeks. The pigs are then transferred to a finisher farm and grown to approximately 240-250 pounds, a process that generally takes about five months. When the hogs reach market weight, they are transported to the processing plant. Murphy Family Farms produces approximately 6,000,000 market hogs per year.

  Approximately 73% of the sow inventory is located in North Carolina, approximately 16% is located in Missouri, approximately 10% is located in Oklahoma, and approximately 1% in Illinois. Murphy Family Farms has only nursery and finishing farms in Kansas, South Dakota, and Texas and short-term grower arrangements in Minnesota.

  Murphy Family Farms utilizes affiliated and independent farmers and their facilities to breed sows and raise market hogs. Under multi-year contracts, the farmer provides the initial facility investment, labor and front line management in exchange for a service fee. Currently, approximately 58% of Murphy Family Farms' sow farms are managed by independent farmers.

Nutrient Management and Other Environmental Issues

  All of Murphy Family Farms' hog production facilities have been designed to meet or exceed all applicable zoning and other governmental regulations. Murphy Family Farms follows a number of other protocols to minimize impact to the environment, including: ongoing employee training regarding environmental controls; walk-around inspections at all sites by trained personnel; a formal emergency response plan that is regularly updated; and collaboration with manufacturers regarding development and testing of new equipment.

Employees

  As of September 1, 1999 Murphy Family Farms has approximately 1,800 employees, none of whom are covered by collective bargaining agreements. Murphy Family Farms believes that its relationship with its employees is good.

Regulation

  Like other participants in the pork production industry, Murphy Family Farms is subject to laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency and corresponding state agencies as well as the United States Department of Agriculture, the United States Food and Drug Administration and the United States Occupational Safety and Health Administration. Management believes that Murphy Family Farms presently is in compliance with all such laws and regulations in all material respects, and that continued compliance with these standards will not have a material adverse effect on Murphy Family Farms' financial position or results of operations.

  North Carolina has adopted a moratorium on the construction of additional swine production facilities. This restriction does not limit Murphy Family Farms' ability to enter into additional contract grower arrangements in North Carolina or to construct additional facilities in other states.

Market Price and Dividends

  Each of the Murphy Family Farms Companies is an S Corporation under the Internal Revenue Code. Each corporation is owned by a distinct group of the Murphy family, but all the shares of the Murphy Family Farms Companies are held by less than ten members of the Murphy family. Dividends have been declared annually through fiscal year 1998 ending October 31, 1998. There is no trading market for the shares of the Murphy Family Farms Companies. As a result of the acquisition of the Murphy Family Farms Companies by Smithfield Foods, Wendell Murphy will own in excess of 5% of the common stock of Smithfield Foods.

                              MURPHY FAMILY FARMS

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


General

  Murphy Family Farms' business operations consist principally of the breeding and finishing of swine for sale to domestic pork processors. Substantially all of its sales are made to two customers (See Note 7 of Notes to Financial Statements). Murphy Family Farms' operating results are directly impacted by fluctuations in the price of market hogs sold to processors, as well as the cost of corn, soybean meal and related ingredients purchased for the manufacture of feed consumed by animals during the production/grow out process.

  In connection with the purchase of grain for anticipated feed manufacturing requirements, commodity futures have been utilized to reduce the effect of grain market price fluctuations. The futures contracts are accounted for as hedges and related gains and losses are deferred and recognized as a component of cost of goods sold. There were no significant open futures positions at October 31, 1998 or July 31, 1999.

  Each of the Murphy Family Farms Companies has elected to be taxed as an S Corporation under the Internal Revenue Code and various states' tax codes. The income of an S Corporation is taxed directly to its stockholders and no federal or state income taxes are paid by the company.

  Murphy Family Farms has completed the assessment of its information technology readiness for the year 2000. It has substantially completed the process of modifying or replacing portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The costs of modifications or replacements to Murphy Family Farms' computer system have not been, nor are they expected to be, material. Also, Murphy Family Farms has obtained assurances regarding the year 2000 readiness of its major customers and suppliers.

  Chief Milling Partners, Inc., which is not included in the Murphy Family Farms Group historical financial statements and is considered immaterial to the group, has been excluded from Management's Discussion and Analysis of Financial Condition and Results of Operations.

Subsequent Events

  On September 2, 1999, the stockholders of the Murphy Family Farms Companies announced that they had reached an agreement in principle to sell the Murphy Family Farms Companies to Smithfield Foods. The acquisition is subject to the successful negotiation of a definitive acquisition agreement, successful completion of due diligence, approval by the Smithfield Foods board of directors and shareholders, as well as certain other conditions.

  During September 1999, portions of Eastern North Carolina experienced severe flooding and moderate wind damage from Hurricane Floyd. Murphy Family Farms' losses, including dead animals and property damage, are expected to amount to approximately $500 thousand, which approximates the Murphy Family Farms Companies' insurance deductible.

Results of Operations

 Nine Months Ended July 1999 and 1998

  Net losses for the first nine months of 1999 and 1998 were $33.8 million and $49.6 million and resulted from industry-wide reductions in market hog sale prices driven by supply and demand imbalances.

  Sales volumes in terms of pounds sold were up 12.9% for 1999 compared to 1998, reflecting growth from midwest operations with a slight decline in east coast volumes. The financial benefit from volume increases was more than offset by realized price decreases of 26.8% or $101 million as compared to the 1998 period. These price declines were first experienced during the second half of fiscal 1998 and the impact on the full year 1998 is discussed in a subsequent section.

  Cost of sales per pound for the first nine months of 1999 was 11.5% lower than the year ago period primarily because of reductions in grain costs due to oversupply, as well as favorable fixed cost leverage from higher sales volumes and management cost reduction initiatives. Excluded from this comparison is the impact of inventory lower of cost or market provisions established during fiscal 1998. The provision included in cost of sales for the first nine months of 1998 was $19 million (full year 1998 provision--$49 million).

  General and administrative expenses for the first nine months of 1999 were $23.3 million, or 15.6% lower than 1998 as a result of cost reduction initiatives. Interest expense for the 1999 period increased over the year ago period by $3.8 million as a result of increased borrowing levels associated with the operating losses and higher interest rates. Interest income for 1999 was $2.8 million lower than 1998 as a result of reduced funding levels of grower construction notes and from selling grower notes receivable to a bank. Fiscal 1998 results included a $4.6 million loss from the sale to Smithfield Foods of Murphy Family Farms' interest in a hog production joint venture.

 Fiscal Year 1998 Compared to 1997 and 1996

  The combined net loss for fiscal 1998 was $111.5 million compared to net earnings in 1997 and 1996 of $95.7 million and $63.0 million. The significant decline in 1998 operating performance was driven by lower market hog prices as discussed above, as well as a related provision of $49 million to value swine inventory at the lower of cost or market value.

  Sales volume for fiscal 1998, in terms of pounds sold, increased 16.7% over 1997 and pounds sold in fiscal 1997 increased 18.9% over 1996. Both comparisons reflect the continued growth of the Murphy Family Farms Companies, particularly the ramp up of the midwest operations. Fiscal 1998 sales prices declined from 1997 levels to $.38 per pound, resulting in a substantial decline in 1998 revenue of $180 million partially offset by the increase in sales volume. Realized sales prices of $.55 per pound in fiscal 1997 and $.53 in fiscal 1996, together with the volume increases described above, drove strong operating results for these fiscal years. Due to funding shortfalls attributable to the 1998 operating losses and 1999 expectations, the rate of midwest expansion was curtailed dramatically during late 1998.

  Excluding the fiscal year 1998 lower of cost or market adjustment ($49 million) previously discussed, cost of sales per pound for 1998 decreased 5.4% from 1997, and fiscal 1997 costs were 2.6% lower than 1996. The favorable cost comparisons for both years reflect reductions in grain prices resulting from over supplies of corn and soybeans compared to higher fiscal 1996 prices due to short supply. In addition, hedging activity in 1998 also contributed to the lower 1998 costs compared to 1997 levels. The lower cost levels also include the impact of favorable fixed cost leverage due to higher sales volumes.

  General and administrative expenses for 1998 amounted to $41.6 million and were $9.5 million lower than fiscal 1997 due primarily to management cost reduction initiatives. General and administrative costs for 1997 were $18.6 million higher than fiscal 1996 levels and reflected the continued growth in operations. Interest expense for fiscal 1998 was $4.2 higher than fiscal 1997 due primarily to funding requirements related to the fiscal 1998 operating losses. Interest expense for 1997 and 1996 was substantially comparable. Interest income for 1998 was $8.3 million compared to $6.8 million in 1997 and $3.1 million in 1996. The growth in interest income reflected financing of contract farm construction, offset in part by the sale of grower notes receivable to a bank. During 1998, an investment in a commercial hog production joint venture was sold to Smithfield Foods at a loss of $4.6 million. Also, in 1998, fixed assets writedowns amounted to $4.7 million as discussed in the accompanying financial statements.

Liquidity and Sources of Capital

  As reflected in the accompanying cash flow statements, operating cash flow for the first nine months of fiscal 1999 was substantially lower than the comparable year ago 1998 period, and full year fiscal 1998 reflected an operating cash flow deficit. Such operating cash shortfalls resulted primarily from the severe cash losses driven by the low market hog prices previously discussed.

  The substantial 1998 operating losses caused the Murphy Family Farms Companies to be in violation of certain financial covenants under a revolving credit agreement as of October 31, 1998. Accordingly, it was necessary to renegotiate various covenants and replace certain borrowings under the loan agreement with $125 million of term debt (See Note 4 of Notes to Financial Statements).

  The net working capital ratio at July 31, 1999 was 3.34 compared to 4.06 at October 31, 1998. Debt to total capital was approximately 50% at July 31, 1999.

  As of July 31, 1999, the Murphy Family Farms Companies had $75 million of available financing under their unsecured revolving credit agreement. It is believed that such financing, as well as the longer maturities under the term debt referred to above, will provide the Murphy Family Farms Companies with the funding required to meet their business and financial commitments.

  Capital expenditures for the first nine months of fiscal 1999 and all of 1998 were significantly lower than the comparable prior year periods due to the reduction in the rate of midwest expansion as well as management initiatives to minimize capital spending that would not adversely affect operations and productivity.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  Market risk pertaining to the Murphy Family Farms Companies' operations results from changes both in prices of market hogs sold to pork processors and in commodity prices for corn and soybean meal.

  The Murphy Family Farms Companies have from time to time utilized commodity futures and purchased options for hedging purposes to reduce the effect of changing commodity prices for corn and soybean meal. Those contracts meeting risk reduction and correlation criteria are recorded using hedge accounting. Gains and losses on hedge transactions are recorded as a component of the related inventory purchase. There were no significant open positions outstanding at October 31, 1998 (most recent fiscal year end) or July 31, 1999.

  Subsequent to July 31, 1999, the Murphy Family Farms Companies instituted a program to hedge about 50% of their expected east coast hog production for the months of September through December, 1999. Under this program, the Murphy Family Farms Companies believe they can better manage hog production margins. As of October 14, 1999, the company had open futures contracts with total unrealized hedging losses of approximately $700 thousand.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

  The only persons known by Smithfield Foods to beneficially own more than five percent of our common stock as of November 15, 1999, are as follows:

                                                  Amount and Nature of
                                      Beneficial Ownership (Number of Shares) (1)
                                      -------------------------------------------------------------
                                                                                       Percent
Name And Address of Beneficial Owner    Direct         Other          Total         of Class (2)
------------------------------------  ------------    ----------    ------------    ---------------
Joseph W. Luter, III....                 3,717,618       850,064(3)    4,567,682(3)        10.1%
 Smithfield Foods, Inc.
 200 Commerce Street
 Smithfield, VA 23430
Carroll M. Baggett......                 5,265,809(4)        --        5,265,809(4)        11.7%
James O. Matthews
Jeffrey S. Matthews
 Post Office Box 707
 Warsaw, NC 28398

--------
(1) Pursuant to current regulations of the Securities and Exchange Commission ("SEC"), securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of common stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.
(2) The Series B Share has voting and other rights substantially equivalent to 1,016,679 shares of common stock. See "Voting Securities" above. The percentages shown in this table have been calculated as if these 1,016,679 equivalent common shares were outstanding and part of the class of common stock. None of the persons listed in the table owns any exchangeable shares of Smithfield Canada which would entitle him or her to direct the voting of the Series B Share.
(3) Includes 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 200,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of Smithfield Foods.
(4) Each of the named individuals (who are siblings) has sole voting power and sole dispositive power with respect to one-third of these shares. As a result of certain agreements among the individuals and Smithfield Foods relating to the resale of these shares, and to facilitate any desired dispositions of their separate shares, the individuals likely will, from time to time in the future, act cooperatively in any such dispositions. For purposes of the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), these arrangements may cause the individuals to be deemed to constitute a group; however, each of the individuals expressly disclaims the existence of such a group. Information regarding shares beneficially owned by these individuals was obtained from Schedules 13G dated May 12, 1999 and Form 4's filed subsequently thereto.

Executive Officers and Directors

  The following information with respect to beneficial ownership, as of November 15, 1999, of shares of our common stock is furnished with respect to
(i) each director of Smithfield Foods, (ii) each person who on May 2, 1999, was our chief executive officer and the next four most highly compensated executive officers, and (iii) all current directors and executive officers as a group, together with their respective percentages:

                                         Amount and Nature of
                              Beneficial Ownership Number of Shares (1)
                              ------------------------------------------------
                                                                    Percent
Name                           Direct     Other        Total      of Class (2)
----                          --------- ---------    ---------    ------------
Robert L. Burrus, Jr.........     1,000       --         1,000           *
Douglas W. Dodds.............       --        --           --            *
F. J. Faison, Jr.............       --        --           --            *
Ray A. Goldberg..............       --        --           --            *
George E. Hamilton, Jr.......   130,000     9,000(3)   139,000(3)        *
Robert G. Hofmann, II........       --    459,008(4)   459,008(4)        *
Richard J. Holland...........    18,800       --        18,800           *
Roger R. Kapella.............    64,000       --        64,000           *
Lewis R. Little..............    15,000   130,000(5)   145,000(5)        *
Joseph W. Luter, III......... 3,717,618   850,064(6) 4,567,682(6)     10.1%
William H. Prestage..........       --    120,000(7)   120,000(7)        *
Joseph B. Sebring............    10,450       --        10,450           *
Timothy A. Seely.............     3,400       --         3,400           *
Aaron D. Trub (8)............   160,364   143,000(8)   303,364(8)        *
                                                                         *
All current directors and
 executive officers as a
 group (15 persons).......... 4,050,268 1,570,072(9) 5,620,340(9)     12.4%

--------
* Less than 1% of class
(1) Pursuant to current regulations of the SEC, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of common stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.
(2) The Series B Share has voting and other rights substantially equivalent to 1,016,679 shares of common stock. See "Voting Securities" above. The percentages shown in this table have been calculated as if these 1,016,679 equivalent common shares were outstanding and part of the class of common stock. None of the persons listed in the table owns any exchangeable shares of Smithfield Canada which would entitle him to direct the voting of the Series B Share.
(3) Includes 9,000 shares owned by Mr. Hamilton's son with respect to which Mr. Hamilton disclaims beneficial ownership.
(4) Reflects 459,008 shares owned by a corporation of which Mr. Hofmann is an officer, director and the owner of 50% of its capital stock.
(5) Reflects 130,000 shares which Mr. Little has the right to acquire pursuant to the exercise of presently exercisable stock options.
(6) Reflects 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 200,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of Smithfield Foods.
(7) Reflects 120,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal shareholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.
(8) Reflects 70,000 shares which Mr. Trub has the right to acquire pursuant to the exercise of presently exercisable stock options. Includes 47,000 shares owned by Mr. Trub's wife, 16,000 shares owned by Mr. Trub's daughter and 10,000 shares owned by a foundation with respect to which Mr. Trub and his wife share voting and dispositive power. Mr. Trub disclaims beneficial ownership with respect to all such shares. Prior to his retirement on September 1, 1999, Mr. Trub was Vice President, Chief Financial Officer and Secretary of Smithfield Foods.
(9) Includes 330,000 shares subject to presently exercisable stock options.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  One or more representatives of Arthur Andersen LLP, our independent public accountants, will be present at the special meeting to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

                                 OTHER MATTERS

  The board of directors does not know of any matter to be brought before the special meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the special meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                            ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

  Proposals of shareholders intended to be presented at our 2000 Annual Meeting of Shareholders must be received by the Secretary of Smithfield Foods for inclusion in our proxy statement and form of proxy relating to that meeting by April 13, 2000. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

  Our bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our bylaws, a copy of which may be obtained, without charge, upon written request to the Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

  A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of Smithfield Foods by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder's notice for nominations to be made at the 2000 Annual Meeting must be received: (i) on or after May 1, 2000 and before June 1, 2000 if the annual meeting is to be held during the month of August or September, 2000; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of Smithfield Foods, if elected.

  A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in our proxy statement for such meeting) must give timely written notice thereof to the Secretary of Smithfield Foods at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder's notice of such business to be brought before the 2000 Annual Meeting must be received: (i) on or after May 1, 2000 and before June 1, 2000 if the annual meeting is to be held during the month of August or September, 2000; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

  With respect to shareholder proposals not included in our proxy statement for the 2000 Annual Meeting, the persons named in the board's proxy for the 2000 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

                      WHERE YOU CAN FIND MORE INFORMATION

  Smithfield Foods files annual, quarterly and special reports, proxy statements and other information with the SEC. SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  The SEC allows companies to "incorporate by reference" the information filed with them, which means that important information can be disclosed to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement, and information that is filed by the Smithfield Foods later with the SEC will automatically update and supersede this information. The documents listed below and any future filings made with the SEC prior to the date the special meeting is concluded under Sections 13(a), 14 or 15(d) of the Exchange Act are incorporated by reference:

  .  Form 10-K filed August 2, 1999

  .  Form 10-Q filed September 14, 1999

  .  Forms 8-K filed July 21, 1999 and September 8, 1999

  You may request a copy of these filings at no cost, by writing or telephoning Smithfield Foods at the following address and telephone number:
200 Commerce Street, Smithfield, Virginia 23430, Attention: Michael H. Cole, Secretary, telephone number: (804) 365-3000.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL H. COLE
                                          SECRETARY

November 22, 1999

                      (This Page Intentionally Left Blank)

                                    ANNEX A


                             ACQUISITION AGREEMENT
                           AND PLAN OF REORGANIZATION

                                     Among

                            SMITHFIELD FOODS, INC.,
                               WENDELL H. MURPHY,
                                HARRY D. MURPHY,
                                JOYCE M. NORMAN
                             WENDELL H. MURPHY, JR.
                             WENDY MURPHY CRUMPLER,
                               STRATTON K. MURPHY
                                 MARC D. MURPHY
                                      AND
                                  ANGELA BROWN


                         Dated as of November 15, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 Article I DEFINITIONS...................................................   1
    1.1  Definitions....................................................    1
 Article II ACQUISITION AND PLAN OF REORGANIZATION.......................   1
    2.1  The Mergers....................................................    1
    2.2  Statement of Estimated Consideration; Exchange of Shares.......    2
    2.3  Closing........................................................    2
    2.4  Adjustment of Estimated Consideration..........................    2
 Article III REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..............   4
    3.1  Organization; Qualification....................................    4
    3.2  Capitalization; Validity of Shares; Voting Trusts..............    5
    3.3  Authority Relative to Agreements...............................    5
    3.4  Consents and Approvals.........................................    5
    3.5  Non-Contravention..............................................    5
    3.6  Environmental and Land Use Matters.............................    6
    3.7  Licenses and Permits...........................................    7
    3.8  Compliance with Laws...........................................    7
    3.9  Financial Statements; Midwestern Operations Cost Advantage.....    8
    3.10 Absence of Changes.............................................    8
    3.11 No Undisclosed Liabilities.....................................   10
    3.12 Litigation.....................................................   10
    3.13 Real Property..................................................   10
    3.14 Personal Property..............................................   12
    3.15 Inventory......................................................   13
    3.16 Sufficiency of Assets..........................................   13
    3.17 Books and Records..............................................   13
    3.18 Intellectual Property; Computer Software.......................   14
    3.19 Material Contracts.............................................   14
    3.20 Insurance......................................................   15
    3.21 Labor Matters..................................................   16
    3.22 Employee Plans.................................................   17
    3.23 Tax Matters....................................................   18
    3.24 Transactions with Certain Persons..............................   20
    3.25 Suppliers and Customers........................................   20
    3.26 Warranties; Product Liability..................................   20
    3.27 Banking Relationships..........................................   21
         No Other Agreements to Sell the Assets or Stock of the
    3.28 Companies......................................................   21
    3.29 Prohibited Payments............................................   21
    3.30 Year 2000 Matters..............................................   21
    3.31 Brokers........................................................   21
    3.32 Securities Act and Other Securities Ownership Matters..........   21
    3.33 Full Disclosure................................................   22
 Article IV REPRESENTATIONS AND WARRANTIES OF BUYER......................  22
    4.1  Organization; Qualification....................................   22
    4.2  Buyer Common Shares to be Issued; Securities Act Matters.......   22
    4.3  Authority Relative to Agreements...............................   23
    4.4  Consents and Approvals.........................................   23
    4.5  Non-Contravention..............................................   23

                                                                            Page
                                                                            ----
    4.6  Brokers..........................................................   23
    4.7  Full Disclosure..................................................   23
 Article V ADDITIONAL AGREEMENTS...........................................  24
    5.1  Conduct of Business..............................................   24
    5.2  Forbearances.....................................................   24
    5.3  Negotiations with Others; Notification...........................   24
    5.4  Investigation of Business and Properties.........................   25
    5.5  Confidentiality..................................................   25
    5.6  No Disclosure; Public Announcements..............................   25
    5.7  Transfer Taxes; Expenses.........................................   26
    5.8  Efforts to Consummate............................................   26
    5.9  Regulatory Matters...............................................   27
    5.10 Environmental Investigation......................................   27
    5.11 Related Party Accounts...........................................   27
    5.12 Materials Received After Closing.................................   27
    5.13 Further Assurances...............................................   27
    5.14 Rights to Examine Books and Records..............................   27
    5.15 Certain Tax Matters..............................................   28
    5.16 Allocation of Consideration......................................   28
    5.17 Deposit of $5 Million............................................   28
    5.18 Excluded Assets; Related Land....................................   28
 Article VI CONDITIONS TO OBLIGATIONS OF BUYER.............................  28
    6.1  Representations and Warranties...................................   28
    6.2  Performance of this Agreement....................................   29
    6.3  Consents and Approvals...........................................   29
    6.4  Injunction, Litigation, etc......................................   29
    6.5  Legislation......................................................   29
    6.6  Proceedings......................................................   29
    6.7  Opinion of Counsel...............................................   29
    6.8  Closing Deliveries...............................................   29
    6.9  Material Adverse Change..........................................   30
    6.10 Financing and Other Agreements...................................   30
    6.11 Resignations.....................................................   30
    6.12 Due Diligence....................................................   30
    6.13 Tax Matters......................................................   30
    6.14 Agreement with Shareholders......................................   30
    6.15 Escrow Agreement.................................................   30
    6.16 Escrow Deposit...................................................   30
    6.17 Agreement Regarding Related Party Grower Contracts...............   31
    6.18 Non-Competition Agreement........................................   31
    6.19 Title Insurance..................................................   31
    6.21 Sale of Feedmills................................................   31
    6.22 Minimum Number of Sows...........................................   31


 Article VII CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS......................  31
    7.1 Representations and Warranties.....................................   31
    7.2 Performance of this Agreement......................................   31
    7.3 Consents and Approvals.............................................   31
    7.4 Injunction, Litigation, etc........................................   32

                                                                           Page
                                                                           ----
    7.5    Legislation...................................................   32
    7.6    Proceedings...................................................   32
    7.7    Opinion of Counsel............................................   32
    7.8    Closing Deliveries............................................   32
    7.9    Escrow Agreement..............................................   32
    7.10   Escrow Deposit and Estimated Consideration Price..............   32
    7.11   Registration Rights Agreement.................................   32
    7.12   Material Adverse Change.......................................   32
    7.13   Tax Free Reorganizations......................................   32
    7.14   Agreement regarding Related Party Grower Contracts............   32
 Article VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION................  33
    8.1    Survival of Representations...................................   33
    8.2    Indemnification by Shareholders...............................   33
    8.3    Indemnification by Buyer......................................   34
    8.4    Notice and Defense of Claims..................................   34
    8.5    Calculation of Covered Liabilities............................   35
    8.6    Exclusive Remedy following Closing............................   36
    8.7    No Circular Recovery..........................................   36
 Article IX TERMINATION...................................................  36
    9.1    Termination...................................................   36
    9.2    Procedure: Effect of Termination..............................   37
    9.3    Additional Termination Right..................................   37
 Article X GENERAL PROVISIONS.............................................  37
    10.1   Notices.......................................................   37
    10.2   Interpretation................................................   38
    10.3   Entire Agreement..............................................   38
    10.4   No Third Party Beneficiaries..................................   39
    10.5   Shareholders' Representatives.................................   39
    10.6   Successors and Assigns........................................   39
    10.7   Severability..................................................   39
    10.8   Amendment.....................................................   39
    10.9   Extension; Waiver.............................................   39
    10.10  Disclosure Schedules..........................................   39
    10.11  Counterparts..................................................   40
    10.12  Governing Law.................................................   40
    10.13  Jurisdiction..................................................   40
    10.14  Specific Performance..........................................   40
 EXHIBITS
    A      Form of Escrow Agreement
    B      Form of Registration Rights Agreement
    C      Form of Agreement with Shareholders
    D      Form of Agreement regarding Related Party Grower Contracts
    E      Form of Noncompetition Agreement
    F      Form of Opinion of Counsel for Shareholders
    G      Form of Opinion of Counsel for Buyer
 SCHEDULES
    1.1(a) Excluded Assets
    1.1(b) Related Land
    1.1(c) Working Capital Rules

    1.1(d)      Working Capital
    2.1         Mergers and Consideration Allocations
    3.1         Organization and Qualification
    3.2         Capitalization
    3.4         Consents and Approvals
    3.5         Non-Contravention
    3.6(a)      Environmental Permits
    3.6(b)      Hazardous Emissions, etc.
    3.6(c)      Waste Disposal Sites
    3.6(e)      Environmental Decrees and Orders
    3.6(f)      Environmental Reports
    3.6(h)      Land Use Restrictions
    3.6(i)      Environmental Permits
    3.7         Licenses and Permits
    3.8         Compliance with Laws
    3.9(c)      Midwestern Operations Cost Advantage
    3.10        Absence of Changes
    3.11        Undisclosed Liabilities
    3.12        Litigation
    3.13        Owned Real Property
    3.13(a)     Eminent Domain, etc.
    3.13(b)     Leased Real Property
    3.14(b)     Owned Personal Property
    3.14(c)     Leased Personal Property
    3.14(e)     Production Summary Report
    3.16        Non-Assets Used in Business
    3.18        Intellectual Property
    3.19        Material Contracts
    3.20        Insurance
    3.21(a)     Employment Agreements
    3.21(b)     Grievances
    3.21(c)     Unfair Labor Practices
    3.21(d)     Affirmative Action Plans
    3.21(e)     Wages
    3.21(f)     Actions relating to Employment Practices
    3.21(g)     OSHA
    3.21(i)     Employees
    3.22        Employee Plans
    3.22(b)(iv) Employment at Will
    3.23        Tax Matters
    3.24        Transactions with Certain Persons
    3.25(a)     Suppliers
    3.25(b)     Customers
    3.27        Banking Relationships
    4.4         Consents and Approvals
    4.5         Noncontravention
    5.2         Exceptions to Forbearances
    5.11        Related Party Accounts
    8.2(a)      Retained Liabilities
    10.2(a)     The Companies' Executive Officers
    10.2(b)     Buyer's Executive Officers

                           ACQUISITION AGREEMENT AND
                            PLAN OF REORGANIZATION

  THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of November 15, 1999, is made among SMITHFIELD FOODS, INC., a Virginia corporation ("Buyer"), WENDELL H. MURPHY, HARRY D. MURPHY, JOYCE M. NORMAN, WENDELL H. MURPHY, JR., WENDY MURPHY CRUMPLER, STRATTON K. MURPHY, MARC D. MURPHY and ANGELA BROWN (individually, a "Shareholder" and collectively the "Shareholders").

                                   RECITALS

  Shareholders own all of the outstanding shares of capital stock of Murphy Farms, Inc., a North Carolina corporation ("Murphy Farms") and of each other corporation listed on Schedule 3.2, in each case in the respective amounts indicated on such Schedule (Murphy Farms and such other corporations being the "Companies", and all such shares in the Companies being referred to as the "Shares"). Buyer and the Shareholders desire for Buyer to acquire all of the capital stock of each of the Companies by causing Subsidiaries of Buyer (each a "Buyer Sub", and collectively the "Buyer Subs") to merge into the respective Companies, with the Companies being the Surviving Corporations (the "Surviving Corporations"), all for the consideration hereinafter set forth. For federal income tax purposes, the parties to this Agreement intend that each such merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

  1.1 Definitions. The terms listed in Appendix A have the respective meanings specified therein.

                                  ARTICLE II

                    Acquisition and Plan of Reorganization

  2.1 The Mergers.

    (a) The Mergers. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the NCBCA, on the Closing Date the Buyer Subs shall be merged with and into the Companies as set forth in Schedule 2.1 (the "Mergers"). Following the Mergers, the separate corporate existences of the Buyer Subs shall cease and the Companies shall continue as the Surviving Corporations (the "Surviving Corporations") and shall be governed by the NCBCA.

    (b) Effective Time. On the Closing Date, the parties shall cause the Mergers to be consummated by causing articles of merger with respect to the Mergers to be executed and filed, and the Mergers shall become effective in accordance with the relevant provisions of the NCBCA (the "Effective Time").

    (c) Effects of the Mergers. The Mergers shall have the effects set forth in Section 11-06 of the NCBCA.

    (d) Articles of Incorporation and By-Laws. The Articles of Incorporation of the applicable Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the applicable Surviving Corporation. The By-Laws of the applicable Buyer Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the applicable Surviving Corporation.

    (e) Directors. The directors of the applicable Buyer Sub immediately prior to the Effective Time shall be the initial directors of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    (f) Officers. The officers of the applicable Buyer Sub immediately prior to the Effective Time shall be the initial officers of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    (g) Conversion of the Companies' Stock. Each share of common stock of each Company outstanding immediately prior to the Effective Time (other than shares of common stock, if any, owned by Buyer, or any Subsidiary of Buyer) shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be converted into the right to receive the Consideration allocated to such Company as set forth in Schedule 2.1 divided by the aggregate number of shares of common stock of such Company outstanding at the Effective Time (other than shares of common stock, if any, owned by Buyer or any Subsidiary of the Buyer or the Companies or any Subsidiary of the Companies). Each share of common stock of the Companies owned by Buyer or any Subsidiary of Buyer or the Companies or any Subsidiary of the Companies immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

    (h) Conversion of Buyer Sub Common Stock. Each share of common stock of each Buyer Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the applicable Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of all of the outstanding capital stock of each of the Surviving Corporations.

  2.2 Statement of Estimated Consideration; Exchange of Shares.

    (a) Prior to the Closing Date, the Shareholders' Representatives shall deliver to Buyer a statement signed by the Shareholders' Representatives setting forth in reasonable detail the calculation of the Estimated Consideration, allocated among each of the Companies, which calculation shall be acceptable to Buyer, acting reasonably.

    (b) At the Closing, Buyer will (i) deposit with the Escrow Agent the Escrow Deposit to be held and disbursed in accordance with the terms of the Escrow Agreement, and (ii) deliver to the Shareholders' Representatives such number of Buyer Common Shares as shall equal the Estimated
  Consideration minus the Escrow Deposit.

    (c) If, after the Closing Date, certificates representing shares of common stock of the Companies are presented to the Surviving Corporations' such certificates shall be canceled and exchanged for Buyer Common Shares as provided in this Section 2.2.

  2.3 Closing. The closing (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP, One James Center, Richmond, Virginia, at 10:00 a.m. local time on January 5, 2000 or such other date as the parties shall agree (the "Closing Date"). If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed for all purposes, including (i) tax purposes and (ii) the transfer of the benefits and burdens of ownership, including income and loss, to have occurred on the Effective Date, subject in each case to the other provisions of this Agreement (including without limitation the transfer of the Excluded Assets and the indemnification provisions herein).

  2.4 Adjustment of Estimated Consideration.

    (a) As promptly as practicable, but in no event later than the later of
  (i) 90 days after the Closing Date and (ii) 30 days after the receipt by Buyer and Buyers' Auditors of the final federal income Tax Returns for the periods ending as of the day before the Effective Date for each of the Companies, Buyer shall prepare and deliver to the Shareholders' Representatives (i) schedules showing (A) the line items comprising the Working Capital as of the Effective Date, (B) the Companies Debt as of the Effective Date, (C) the net present value of the cash to accrual basis tax liability and (D), in the event the Closing Date is before December 31, 1999, the Surviving Corporations Earnings Adjustment and (ii) a schedule setting forth the calculation of the Consideration, in each case, setting forth in reasonable detail the data and calculations set forth therein, together with a certification, signed by the Vice President and Chief Financial Officer of Buyer, stating that the foregoing schedules have been prepared in conformity with GAAP applied on a basis consistent with the basis on which the Audited Financial Statements and the Interim Financial Statements were prepared, except as otherwise contemplated by the definitions of Working Capital, Companies Debt and the Surviving Corporations Earnings, and in conformity with the provisions of this Agreement (collectively, the "Preliminary Closing Date Adjustment Schedules").

    (b) The Shareholders, Shareholders' Auditors and other representatives of the Shareholders shall have full access during normal business hours to all relevant books and records and employees of the Companies to the extent required to review the Preliminary Closing Date Adjustment Schedules and the resolution of any dispute with respect thereto, and shall be permitted to review the working papers, if any, of Buyer or Buyer's Auditors relating thereto. Buyer and Buyer's Auditors shall cooperate with the Shareholders and Shareholders' Auditors in facilitating such review. Unless the Shareholders' Representatives gives written notice to Buyer on or before the 45th day after the Shareholders' Representatives' receipt of the Preliminary Closing Date Adjustment Schedules specifying in reasonable detail all disputed items and the basis therefor, the Shareholders shall be deemed to have accepted and agreed to the Preliminary Closing Date Adjustment Schedules. If the Shareholders' Representatives so notify Buyer in writing of the Shareholders' objection to one or more items set forth in the Preliminary Closing Date Adjustment Schedules, Buyer and the Shareholders' Representatives shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences with respect to any disputed amounts and any resolution by them as to any disputed amounts shall be in writing and shall be final, binding and conclusive. The Shareholders shall be deemed to have accepted and agreed to the items set forth in the Preliminary Closing Date Adjustment Schedules that are not disputed in the manner set forth above. During the period of any dispute within the contemplation of this Section 2.6, Buyer, the Buyer's Auditors and other representatives of Buyer shall be permitted to review the working papers, if any, of the Shareholders' Auditors relating to the Preliminary Closing Date Adjustment Schedules. The Shareholders and the Shareholders' Auditors shall cooperate with Buyer and the Buyer's Auditors in facilitating such review.

    (c) If at the conclusion of the Resolution Period amounts remain in dispute, then all amounts remaining in dispute shall be submitted, as soon as practicable, to the Neutral Auditors. The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days after the expiration of the Resolution Period, shall be set forth in a written statement delivered to Buyer and the Shareholders' Representatives and shall be final, binding and conclusive. The term "Final Closing Date Adjustment Schedules," as used herein, means the definitive Closing Date Adjustment Schedules agreed, or deemed to have been agreed, to by Buyer and the Shareholders' Representatives in accordance with Section 2.6(b) or the definitive Closing Date Adjustment Schedules resulting from the determination by the Neutral Auditors in accordance with this Section 2.6(c) (in addition to those items theretofore agreed by Buyer and the Shareholders' Representatives).

    (d) After the resolution of all disputes with respect to the Final Closing Date Adjustment Schedules the parties shall determine the difference between the Estimated Consideration and the Consideration (the "Consideration Adjustment"). In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is greater than the Estimated Consideration, (i) the Escrow Agreement shall terminate and the entire Escrow Fund shall be distributed to the Shareholders' Representatives for distribution to the Shareholders as their interests shall appear and (ii) Buyer shall issue to the Shareholders such additional whole number of Buyer Common Shares as equals the amount of the Consideration Adjustment (ignoring for this purpose any fractional share calculated). In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is less than the Estimated Consideration, and the Consideration Adjustment is not more than the number of Buyer Common Shares held in the Escrow Fund (i) there shall be delivered to Buyer from the Escrow Fund such whole number of Buyer Common Shares as equals the amount of the Consideration Adjustment (ignoring for this purpose any fractional share calculated), and the balance, if any, of the Escrow Fund shall be delivered to the Shareholders' Representatives for distribution to the Shareholders as their interests shall appear. In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is less than the Estimated Consideration, and the Consideration Adjustment is more than the number of Buyer Common Shares held in the Escrow Fund (i) there shall be delivered to Buyer the entire Escrow Fund and (ii) the Shareholders shall redeliver to Buyer such whole number of Buyer Common Shares received by the Shareholders at the Closing as equals the difference between the amount of the Consideration Adjustment minus the number of Buyer Common Shares distributed to Buyer from the Escrow Fund (ignoring for this purpose any fractional share calculated). All deliveries contemplated by this Section 2.4(d) shall be made within ten (10) Business Days after delivery of the Final Closing Date Adjustment Schedules.

    (e) The fees of Buyer's Auditors incurred in connection with the preparation of the Preliminary and Final Closing Date Adjustment Schedules shall be borne by Buyer, and the fees of the Shareholders' Auditors incurred in connection with their review of the Preliminary and Final Closing Date Adjustment Schedules shall be borne by the Shareholders. The fees of any Neutral Auditors shall be borne by the Shareholders and Buyer in such amount(s) as shall be determined by the Neutral Auditors based on the proportion that the aggregate dollar amount of disputed items submitted to the Neutral Auditors that is unsuccessfully disputed by the Shareholders, on the one hand, or Buyer, on the other hand, as determined by the Neutral Auditors, bears to the total dollar amount of such disputed items so submitted.

                                  ARTICLE III

                Representations and Warranties of Shareholders

  As an inducement to Buyer to enter into this Agreement, Shareholders hereby make, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Buyer prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and to certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would fairly be understood on its face to contain information which also is applicable to the representations and warranties to which such other Schedule relates.

  Each Shareholder, as to himself or herself and as to each of the Companies in which he or she is a shareholder, jointly and severally with each other Shareholder in such Company, represents and warrants to Buyer the following; provided that (i) as to each Shareholder other than Wendell H. Murphy and Harry D. Murphy, such representations are based solely on his or her actual knowledge, (ii) no Shareholder makes any representation with respect to (A) Excluded Assets or (B) any Company in which he or she is not, and has never been, a shareholder and (iii) in so far as any representation relates to Contract Farms such representation is based solely on the actual knowledge of
Shareholders:

  3.1 Organization; Qualification.

    (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions disclosed in Schedule 3.1, respectively; and each of the Companies has all power and authority to own or lease all of its respective properties and assets and to carry on its business as it is presently being conducted. Each of the Companies is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have a Material Adverse Effect on the

  Companies. Each jurisdiction in which any of the Companies is qualified to do business is set forth in Schedule 3.1. Shareholders have heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of each of the Companies as currently in effect.

    (b) A complete list of the directors and officers of each of the Companies is set forth in Schedule 3.1.

    (c) Since January 1, 1987, none of the Companies has or has ever had any Subsidiary except as disclosed in Schedule 3.1.

  3.2 Capitalization; Validity of Shares; Voting Trusts.

    (a) The authorized capitalization of each of the Companies and the shares of capital stock thereof which are outstanding are set forth in Schedule
  3.2. All of the outstanding shares of capital stock (i) have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, and (ii) except as set forth in Schedule 3.2, are owned beneficially and of record as set forth in
  Schedule 3.2, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws) and Encumbrances. As to any Subsidiary of any Company, all of the outstanding capital stock of each such Subsidiary is as described in Schedule 3.2 and is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 3.2, all of the capital stock of each such Subsidiary is wholly-owned by one or more of the Companies. Except for Encumbrances which are set forth in Schedule 3.2 and will be released prior to Closing, all shares of capital stock of such Subsidiaries are owned free and clear of encumbrances.

    (b) Except as set forth in Schedule 3.2, (i) none of the Companies has any commitment to issue or sell any shares of capital stock, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from any of the Companies, any shares of capital stock, and no such securities or obligations are outstanding and
  (ii) there are no obligations or commitments of any kind for the repurchase, redemption or other acquisition of any shares of capital stock of any of the Companies.

    (c) Except as set forth in Schedule 3.2, none of the Companies, directly or indirectly, owns any capital stock of or other equity interest in any corporation, partnership or other Person.

    (d) Except as set forth in Schedule 3.2, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock or any other ownership interests of any of the Companies.

  3.3 Authority Relative to Agreements. Each Shareholder has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform Shareholder's obligations hereunder and thereunder. This Agreement has been, and when executed the Ancillary Agreements will have been, duly executed and delivered by each Shareholder and, assuming that Buyer has duly authorized, executed and delivered this Agreement and the Ancillary Agreements, this Agreement constitutes, and the Ancillary Agreements, when executed and delivered will constitute, valid and binding obligations of each Shareholder, enforceable against each Shareholder and each Shareholder's heirs, assigns and personal representatives in accordance with their terms.

  3.4 Consents and Approvals. No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by any Shareholders or any of the Companies in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby other than those set forth in Schedule 3.4. Except as set forth in Schedule 3.4, there is no requirement that any party to any Material Contract to which any Shareholders or any of the Companies is a party, or by which any of them is bound, consent to the execution and delivery of this Agreement or the Ancillary Agreements by any Shareholders or the consummation of the transactions contemplated hereby and thereby.

  3.5 Non-Contravention. The execution, delivery and performance by Shareholders of this Agreement and the Ancillary Agreements does not, and the consummation by Shareholders of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of any of the Companies, (ii) except as described in Schedule 3.5, conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Shareholders or any of the Companies is a party or by which any Shareholders or any of the Companies is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Shareholders or any of the Companies or any of their Assets.

  3.6 Environmental and Land Use Matters.

    (a) Except as set forth in Schedule 3.6(a), none of the Companies is required to obtain any Environmental Permits to conduct the Business as it is presently being conducted, including those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, solid waste, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, solid waste, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"), whether by any of the Companies or by a third party on its or their behalf. Schedule 3.6(a) contains a complete and correct list of all such Environmental Permits, all of which are in full force and effect and all of which will remain in full force and effect following consummation of the transactions contemplated hereby. The Facilities are in compliance with all Environmental Permits and Environmental Laws, and Shareholders have not received any notice from any Governmental Authority indicating that the Facilities are not in compliance or requesting information that may reasonably result in issuance of notice that the Facilities are not in compliance.

    (b) No underground storage tanks or underground storage receptacles for Hazardous Substances are located on the Facilities, there have been no releases of Hazardous Substances in, on, under or from the Facilities and, to the knowledge of the Shareholders no owners or operators of real property adjacent to the Facilities spilled, released or discharged any Hazardous Substances onto such adjacent properties. Except as set forth in
  Schedule 3.6(b), no facts, conditions or events exist which (i) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law, (ii) may give rise to any liability of any of the Companies (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law relating to the Hazardous Emissions or Handling Hazardous Substances or (iii) obligate any of the Companies or, with the passage of time, could cause any of the Companies to be obligated to clean up, remedy, abate or otherwise restore to a former condition, by themselves or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith either on the Facilities or at any property owned by a third party, or any building, structural or insulation materials located on or in the Facilities that contain greater than 1% asbestos, and none of the Companies have received any notice of, or are otherwise aware of any facts, events or conditions which interfere with or prevent continued compliance or give rise to any such liability or obligation.

    (c) Schedule 3.6(c) contains a complete list of all waste disposal sites to which the Companies have transported, or have caused to be transported, solid or hazardous waste for purposes of disposal since January 1, 1994.

    (d) Since January 1, 1994, or to the knowledge of the Shareholders prior to such date, the Companies have not (i) released any person from any claim under any Environmental Law or waived any rights concerning any violation of Environmental Law or (ii) contractually indemnified any person for any violation of Environmental Law related to the Facilities or any real property formerly owned by the Companies.

    (e) Except as set forth in Schedule 3.6(e), there are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Licenses and Permits) with or liens by any

  Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind any of the Companies.

    (f) True and correct copies of any Environmental Reports prepared since January 1, 1994, have been delivered to Buyer, and a list of all such reports, audits and assessments is set forth in Schedule 3.6(f).

    (g) There are no (i) accumulations of mining spoil, spent batteries, used tires, used appliances, out-of-service equipment, spent or outdated fertilizers or chemicals (or containers or packages therefor) or other accumulations of solid waste discarded at the Facilities or (ii) currently operated or formerly used landfills at the Facilities.

    (h) (i) The Facilities have all special exceptions, special use permits, conditional use permits, variances, zoning permits, certificates of occupancy, consents and approvals ("Land Use Approvals") as necessary to own and operate the Facilities as they are currently being operated, all such Land Use Approvals are in full force and effect and all will remain in full force and effect following consummation of the transactions contemplated hereby; (ii) the Facilities are in compliance with all Land Use Approvals and zoning and land use laws, rules, regulations, ordinances and judicial and administrative consents and orders ("Land Use Requirements"); (iii) the Facilities are being operated in compliance with all nutrient management and waste management plans, and similar plans; (iv) neither the Companies nor Shareholders have received any written notice from any Governmental Authority of any (a) violation of any Land Use Requirements, (b) pending or threatened proceedings or governmental action or (c) process that seeks to modify the zoning classifications of any of the Facilities; and (v) no facts, conditions or events exist which interfere with, prevent, or, with the passage of time, could continue to interfere with or prevent continued compliance of the Facilities with the Land Use Requirements or the operation of the Facilities as currently being operated or their expansion, including, without limitation, any non-conforming use designations, other than as disclosed in Schedule 3.6(h).

    (i) Except as set forth in Schedule 3.6(i), Shareholders do not have knowledge that any Environmental Permits or Land Use Approvals that are not yet required to be obtained by the date hereof for the ownership or operation of the Facilities, but that are reasonably anticipated to be required in the future, will not be granted prior to the time when needed, free from any terms or conditions that would require material changes in the current activities or operations at the Facilities or would materially limit any of the Companies' currently planned future activities or operations.


  3.7 Licenses and Permits. The Companies have all Licenses and Permits required to conduct the Business as it is presently being conducted. Schedule
3.7 contains a complete and correct list of all such Licenses and Permits, all of which are in full force and effect and all of which will remain in full force and effect following consummation of the transactions contemplated hereby. The Business has been conducted in compliance in all material respects with such Licenses and Permits. Since January 1, 1994, no notice of a violation of any such License or Permit has been received by the Companies or Shareholders or, to the knowledge of Shareholders, recorded or published, and no proceeding is pending or, to the knowledge of Shareholders threatened, to revoke or limit any of them. Shareholders do not believe and have no reason to believe that the Licenses or Permits in effect on the date hereof will not be renewed or will be renewed with conditions that materially affect the operation of the Business. The Companies and the Shareholders have not received any written notice to the effect that, or otherwise have any knowledge that, (i) the Companies are not currently in compliance with, or are in violation of, any such Licenses and Permits in any material respect or (ii) any currently existing circumstances are likely to result in a failure of the Companies to comply with, or in a violation by the Companies of, any such Licenses and Permits in any material respect.

  3.8 Compliance with Laws. The Companies have not violated, and are in compliance with, (i) all applicable laws, statutes, ordinances, regulations, rules, policies, guidelines and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other Governmental Authority (collectively, "Laws") and (ii) every judgment, decision, decree or order of any court or governmental agency, department, authority or instrumentality (collectively, "Decrees"), relating to the Assets, Business or operations of the Companies, except to the extent that any such violation or failure to comply is likely to result in Covered Liabilities of less than $50,000 singly or $250,000 in the aggregate. The Companies have not received any written notice to the effect that, nor do Shareholders have knowledge that, (i) the Companies are not currently in compliance with, or are in violation of, any applicable Laws or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Companies to comply with, or a violation by the Companies of, any Laws, which such failure to comply or violation would be reasonably likely to result in Covered Liabilities in excess of $50,000 singly or $250,000 in the aggregate.

  3.9 Financial Statements; Midwestern Operations Cost Advantage.

    (a) Buyer has previously been delivered true and complete copies of (i) the audited financial statements, including the notes thereto, of the Companies for the three years ended October 31, 1998 (the "Audited Financial Statements") together with the report on such financial statements of Shareholders' Auditors, and (ii) the unaudited financial statements of the Companies for the ten months ended August 28, 1999 (the "Interim Financial Statements"). The Audited Financial Statements present fairly, in all material respects, the financial position of the Companies as of such dates and the results of operations and cash flows for such periods and have been prepared in accordance with GAAP. The Interim Financial Statements present fairly the financial position of the Companies as of such date and the results of operations and cash flows for the periods set forth therein and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

    (b) The accounting and financial records of the Companies have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated except as expressly disclosed in the notes to the Audited Financial Statements, and sound bookkeeping practices. The Companies maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    (c) The hog raising costs of the Companies' Midwestern operations are at least $3.00/cwt. lower than the hog raising costs of the Companies' Eastern operations, as set forth in Schedule 3.9(c).

  3.10 Absence of Changes. Except as set forth in Schedule 3.10, since August 28, 1999 (except as otherwise expressly noted below), (a) the Business has been operated in the ordinary course consistent with past practices, (b) there has not been any Material Adverse Change with respect to the Business, or any material deterioration of relations between the Companies and their suppliers (including without limitation parties to grower contracts of the Companies), customers or Personnel and (c) to the knowledge of Shareholders, there has been and is no threatened Material Adverse Change with respect to the Companies. Without limiting the generality of the foregoing, except as contemplated by Section 5.18 hereof and except as set forth in Schedule 3.10, the Companies have not:

    (i) sold, assigned, leased or transferred any of the Assets that exceed $100,000 individually or $250,000 in the aggregate in book value or fair market value, other than (A) Inventory sold or disposed of in the ordinary course of business, consistent with past practice, to Buyer or persons who are not Affiliates of the Companies for fair consideration and (B) the assets comprising the feedmill operations as contemplated by Section 6.20 hereof;

    (ii) canceled or terminated, or amended, modified or waived any material term of, any Material Contract, except in the ordinary course of business;

    (iii) (A) increased the compensation payable or to become payable to any of its directors or officers, (B) increased the base compensation payable or to become payable to any of its Personnel who are not directors or officers, except for normal periodic increases in such base compensation (not exceeding, in each case, 5%) in the ordinary course of business, consistent with past practice, (C) increased the sales commission rate payable or to become payable to any of its Personnel who are not directors or officers, (D) granted, made or accrued any loan, bonus, severance, termination or continuation fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its Personnel, except pursuant to the Employee Plans set forth in Schedule 3.22, (E) adopted, amended or caused or suffered any addition to or modification of any Employee Plan, other than (1) contributions made in the ordinary course of business, consistent with past practice or (2) the extension of coverage to any of its Personnel who become eligible after the date of this Agreement, (F) granted any stock options or performance unit grants or other interest under any Employee Plan, (G) entered into any new employment or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment of any such employment or consulting agreement to which it is a party (except with respect to any employee at will without a written agreement), (H) entered into any collective bargaining agreement or caused or suffered any termination or amendment of any collective bargaining agreement to which it is a party or (I) with respect to any Shareholders, or any Affiliate of any Shareholders, granted, made or accrued any payment or distribution or other like benefit, contingently or otherwise, or otherwise transferred Assets, including any payment of principal of or interest on any debt owed to any such Shareholders or Affiliate, other than (1) any payments to such person in the ordinary course of business in his capacity as an employee of the Companies and (2) any transactions between the Companies, in the ordinary course of business and on an arms' length basis;

    (iv) made any capital expenditure or commitment to make any capital expenditure in excess of $100,000;

    (v) executed (A) any Lease for real property or (B) any Lease for personal property involving annual payments in excess of $50,000, or, with respect to clauses (A) and (B) of this clause (v), offered to execute any Lease or incurred any liability therefor;

    (vi) made any payments or given any other consideration to customers or suppliers, other than payments under, and in accordance with the terms of, Contracts in effect at the time of such payment;

    (vii) changed its accounting methods, principles or practices, including any change in the application or interpretation of GAAP;

    (viii) suffered any damage, destruction or casualty loss (whether or not covered by insurance) affecting its physical properties that exceeded $100,000 in any one instance or $250,000 in the aggregate;

    (ix) (A) issued or sold, or entered into any agreement obligating it to issue or sell (B) directly or indirectly redeemed, purchased or otherwise acquired, or split, combined, reclassified or otherwise adjusted, any class or series of capital stock, or any securities convertible into or exchangeable for capital stock or (C) declared or paid any dividend or other distribution in respect of any class or series of capital stock;

    (x) (A) incurred any indebtedness for borrowed money or entered into any commitment to borrow money except for drawings under the Companies' revolving line of credit in the ordinary course of business or (B) incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

    (xi) taken any action in anticipation of the execution of this Agreement or for any other reason to delay or defer expenses (including delay or postponement of capital expenditures or the payment of accounts payable), liabilities or obligations of any kind whatsoever or to accelerate any income, revenue, payment or similar item, other than in the ordinary course of business consistent with past practice;

    (xii) paid, discharged or satisfied any liability, other than any such payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of (A) liabilities reflected or reserved against on the balance sheets in the Audited Financial Statements, the Unaudited Financial Statements or in the

  Interim Financial Statements or incurred subsequent thereto in the ordinary course of business, consistent with past practice, or (B) liabilities under, and in accordance with the terms of, any Material Contracts, Licenses and Permits and other commitments set forth in the Schedules;

    (xiii) changed or amended any of their articles of incorporation or bylaws or similar organizational documents;

    (xiv) (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in or (C) guaranteed indebtedness for borrowed money of, (1) any Person or (2) any portion of the assets of any Person that constitutes a division or operating unit of such Person;

    (xv) mortgaged or pledged, or otherwise made or suffered any Encumbrance (other than any Permitted Encumbrance) on, any of their material Assets or group of their Assets that is material in the aggregate;

    (xvi) revalued any of their Assets, including any write-off of notes or accounts receivable or any increase in any reserve (other than in the ordinary course of business consistent with past practice), involving in excess of $10,000 individually or $50,000 in the aggregate (such amounts to be calculated without netting any decrease);

    (xvii) amended, cancelled or suffered termination of any License or Permit that is material to any of the Companies;

    (xviii) canceled, waived or released any right or claim (or series of related rights or claims) involving in excess of $10,000 individually or $50,000 in the aggregate; or

    (xix) made any material change in the policies or practices relating to purchasing practices, selling practices, returns, discounts or other terms of purchase or sale or accounting therefor or in policies of employment; or entered into any Contract to do any of the foregoing.

  3.11 No Undisclosed Liabilities. The Companies do not have any liabilities, obligations or commitments of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as and to the extent set forth in the balance sheet included in the Audited Financial Statements and the Interim Financial Statements or specifically disclosed in the notes thereto, (ii) liabilities and obligations incurred after October 31, 1998 in the ordinary course of business and not prohibited by this Agreement and (iii) as set forth in Schedule 3.11. None of the liabilities described in clause (ii) of this Section 3.11 relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action.

  3.12 Litigation. Except as set forth in Schedule 3.12, there is no outstanding order, writ, injunction, judgment or decree by any court or Governmental Authority or any Action pending or, to the knowledge of Shareholders, threatened (i) against, related to or affecting (A) the Companies, the Business, their operations or their Assets, (B) any director, officer or Shareholder in any of the Companies in their capacity as such or
(C) any Employee Plan of the Companies, (ii) relating to the transactions contemplated hereby, (iii) that involve the risk of criminal liability or (iv) in which the Companies are a plaintiff (including any derivative suits brought by or on behalf of the Companies), and Shareholders do not have knowledge of any event or development that is reasonably expected to result in any such Action. The Companies are not in default with respect to any Action listed in
Schedule 3.12, and there are no unsatisfied judgements or awards against the Companies or the Business or their Assets. To the knowledge of Shareholders, none of the Actions listed in Schedule 3.12, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Companies, individually or in the aggregate.

  3.13 Real Property.

    (a) Owned Real Property. Schedule 3.13 contains a complete and correct list of all of the real property (other than Leased Real Property (hereinafter defined)) used in connection with the Business (together with the Related Land, the "Real Property"). Except as set forth in Schedule
  3.13 and except for

  Permitted Encumbrances, the Companies have good and marketable fee simple title to all of the Real Property, including the buildings, structures and other improvements located thereon, free and clear of any Encumbrances. Without limiting the foregoing, there are no outstanding options or rights of first refusal or first offer to purchase the Real Property, or any portion thereof or interest therein. Except as disclosed in Schedule 3.13(a), there are no eminent domain (which term, as used herein, shall include other compulsory acquisitions or takings by Governmental Authority) proceedings pending or, to the knowledge of Shareholders, threatened against any Real Property or any material portion thereof which proceedings (if resulting in a taking of any Real Property by a Governmental Authority) could have a material adverse effect on the use or value of such Real Property as now used by the Companies. Shareholders have delivered or caused to be delivered to Buyer, with respect to the Real Property, true and correct copies of any title insurance commitments, title insurance policies and surveys in the possession of Shareholders or the Companies. Except as disclosed in Schedule 3.13(a), none of Shareholders or the Companies has received any notice from any Governmental Authority of any zoning, land use, building, fire or health code or other legal violation in respect of any Real Property, other than violations which have been corrected or which could not, individually or in the aggregate, have a material adverse effect on the use or value of such Real Property as now used in the Business. Each Real Property is adequate (from both a legal and a physical perspective, including, without limitation, with respect to compliance with recorded agreements affecting the Real Property and listed in Schedule 3.13(a), but only to the extent compliance with such agreements is the responsibility of Shareholders or the Companies under the terms of such agreements) for the use now made thereof in the Business, except for such inadequacies as could not, individually or in the aggregate, have a material adverse effect on the use of such Real Property as now used in the Business.

    (b) Leased Real Property.

      (i) Schedule 3.13(b) sets forth all leases ("Real Property Leases") pursuant to which Facilities are leased by the Companies (as lessee), true and correct copies of which have been delivered to Buyer. Such Real Property Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Companies occupy or use such Facilities. The Companies have a good and valid leasehold interest in all leased property described in such Real Property Leases (the "Leased Real Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. With respect to each such parcel of Leased Real Property (A) to the knowledge of Shareholders, there are no pending or threatened condemnation proceedings or Actions relating to such Leased Real Property, (B) neither the Companies nor, to the knowledge of Shareholders, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person (other than the Companies) the right to use or occupy such Leased Real Property or any portion thereof or interest therein (C) the Companies have not received written notice of any pending or, to the knowledge of Shareholders, threatened special assessment relating to such Leased Real Property and
    (D) the Companies enjoy peaceful and undisturbed possession of the Leased Real Property.

      (ii) With respect to each such Real Property Lease listed in Schedule 3.13(b), (A) there is no material default under any such Real Property Lease by the Companies or, to the knowledge of Shareholders, by any other party thereto, (B) except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Real Property Lease, (C) each such Real Property Lease is a valid and binding obligation of the respective lessors and Companies, is in full force and effect with respect to the lessors and the Companies and is enforceable against the respective lessors and Companies in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (D) no action has been taken by the Companies and, to the knowledge of Shareholders no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies, without the consent of the Companies, under any such Real Property Lease that is material to the Companies, (E) to the knowledge of Shareholders, no party has repudiated in writing any material term thereof or threatened in writing to terminate, cancel or not renew any such Real Property Lease that is material to the Companies and (F), except as set forth in Schedule 3.13(b), the Companies have not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

    (c) Compliance, Utilities and Other Matters. With respect to the Real Property and the Leased Real Property:

      (i) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications) and do not encroach on any easement which burdens the land. Access to the property is provided by paved public right of way with adequate curb cuts available;

      (ii) all Facilities thereon have received all approvals of Governmental Authorities (including Licenses and Permits) required in connection with the ownership or operation thereof and have been operated and maintained in compliance in all material respects with applicable laws, rules and regulations;

      (iii) all Facilities thereon are supplied with utilities and other services necessary for the present operation of such Facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer; and

      (iv) each of the Companies' hog production facilities is situated on farm land (including adjacent spray fields) sufficient in terms of size and soil condition to permit adequate land application of all effluents (including land application spraying) from the hog production operation to the extent allowed under the Environmental Permits and Land Use Approvals, and there is sufficient lagoon capacity to store all effluents during periods when land application is not permitted under such Environmental Permits and Land Use Approvals.

  3.14 Personal Property.

    (a) General. The fixed asset ledger included in the Companies' Books and Records is true, correct and complete in all material respects.

    (b) Owned Personal Property. Except as set forth in Schedule 3.14(b), the Companies own all such personal property owned by them, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and
  (iii) there are no parties (other than the Companies, and their Personnel in their capacity as such) who are in possession of or who are using any such item of personal property;

    (c) Leased Personal Property.

      (i) Except as set forth in Schedule 3.14(c), the Companies have a good and valid leasehold interest in all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by them from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.14(c) sets forth all Leases for personal property ("Personal Property Leases") involving annual payments in excess of $5,000, true and correct copies of which have been delivered to Buyer.

      (ii) With respect to each such Lease listed in Schedule 3.14(c), (A) there is no material default under any such Personal Property Lease by the Companies or, to the knowledge of Shareholders, by any other party thereto, (B), except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Personal Property Lease, (C) such Personal Property Lease is a valid and binding obligation of the Companies, is in full force and effect with respect to the Companies and is enforceable against the Companies in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (D) no action has been taken by the Companies and, to the knowledge of Shareholders no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies, without the consent of the Companies, under any such Personal Property Lease that is material to the Companies, (E) to the knowledge of Shareholders, no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Personal Property Lease that is material to the Companies and (F) except as set forth in Schedule 3.14(c), the Companies have not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

    (d) Maintenance. The Fixtures and Equipment have been maintained in good repair in accordance with the usual practices in the United States of businesses similar to the Business, are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of the Business as it is presently being conducted.

    (e) Sows. The Companies own not less than 327,000 producing sows as set forth in the production summary report dated September 25, 1999 attached hereto as Schedule 3.14(e).

  3.15 Inventory. The Inventory, wherever located (including items in transit), owned by the Companies and used or held for use in connection with the Business (i) is usable or saleable in the ordinary course of business,
(ii) is sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, (iii) meets the quality control standards of the Companies and (iv) is carried on the books of the Companies at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with GAAP applied on a consistent basis.

  3.16 Sufficiency of Assets. Except as set forth in Schedule 3.16, the Assets constitute all of the properties and assets used or held for use in connection with, necessary for, or material or otherwise relating to the Business. Except as set forth in Schedule 3.16, the Assets used in the Business that are owned by any Person other than the Companies are leased or licensed to the Companies under valid, current leases or license arrangements that will, subject to obtaining the consents required to be obtained as set forth in Schedule 3.4, remain in full force and effect following consummation of the transactions contemplated hereby. The Assets are in all material respects suitable and adequate for the purposes for which such Assets are currently used, including conducting the hog production operations with 327,000 producing sows. There are no facts or conditions affecting the Assets that, individually or in the aggregate, could interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

  3.17 Books and Records. The Companies have made and kept Books and Records and accounts which, in reasonable detail, accurately and fairly reflect the activities of the Companies in all material respects. The minute books of the Companies are true, correct and complete and contain copies of the minutes and records of, and accurately and adequately reflect, all meetings and actions taken by written consent of the board of directors, committees of the board of directors and shareholders of the Companies or similar governing bodies and investors. The copies of the stock record books and the stock certificate books, or records of equity interests and evidences thereof, of the Companies are true, correct and complete and accurately and adequately reflect all transactions in connection with the Companies' capital stock through and including the date hereof.

  3.18 Intellectual Property; Computer Software.

    (a) Schedule 3.18 sets forth a complete and correct list of all Intellectual Property used or held by the Companies in connection with the Business. Shareholders have delivered to Buyer true, correct and complete copies of each registration, application or other material document relating to the Intellectual Property set forth in Schedule 3.18. The Companies own, or possess adequate and enforceable licenses or other rights to use, all Intellectual Property used in the Business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There is no Action pending or, to the knowledge of Shareholders, threatened, against the Companies asserting that the Companies' use of any Intellectual Property infringes the rights of any third party or otherwise contesting their rights with respect to any Intellectual Property and no third party has given written notice to the Companies that such third party is claiming ownership of or right to use any Intellectual Property, and, to the knowledge of Shareholders (i) there are no grounds for any such assertion and (ii) no third party is infringing upon the rights of the Companies in the Intellectual Property in a manner which would have a Material Adverse Effect on the Companies.

    (b) The Companies own, or possess adequate and enforceable licenses or other rights to use, all material computer software used in the Business, and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

  3.19 Material Contracts.

    (a) Schedule 3.19 sets forth a complete and accurate list of all Contracts in the following categories (each, a "Material Contract") as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

      (i) each Contract (or group of related Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) any other Person;

      (ii) each Contract (or group of related Contracts) (A) under which a Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting a Capital Lease, (C) under which the Companies have granted (or may grant) a security interest or lien on any of their Assets or (D) under which the Companies have incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

      (iii) each Contract (or group of related Contracts) concerning confidentiality regarding the Intellectual Property;

      (iv) each Contract (or group of related Contracts) with any Personnel, any Affiliate of the Companies or, to the knowledge of Shareholders, any member of any such person's immediate family, including (A) Contracts to employ or terminate officers or employees or independent contractors and other Contracts with present or former shareholders, directors or officers or similar persons or other Personnel of the Companies or (B) Contracts that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) of Buyer or the Companies to pay, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

      (v) each Contract (or group of related Contracts), including open purchase orders or groups of related open purchase orders, for the purchase or sale of raw materials, commodities, supplies, products or other property providing for payments in excess of $50,000 over the life of such Contract (or group of related Contracts);

      (vi) each Contract (or group of related Contracts) providing for payments in excess of $50,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Companies without penalty or increased cost;

      (vii) each distribution, franchise, license, commission, consulting, agency or advertising Contract related to the Assets of the Companies or the Business involving annual payments in excess of $50,000, except for such Contracts that are cancelable on not more than 30 days' notice by the Companies without substantial penalty or substantial increased cost;

      (viii) each Contract (or group of related Contracts) containing covenants restraining or limiting the freedom of the Companies or any officer, director or shareholder or Affiliate thereof to engage in any line of business or compete with any Person including by restraining or limiting the right to establish, continue or expand any of the Business anywhere in the world;

      (ix) each option with respect to any real property or any personal property, whether the Companies are the grantor or grantee thereunder;

      (x) each Contract (or group of related Contracts) relating to commission arrangements with others;

      (xi) each Contract (or group of related Contracts) with the United States, state or local government or any agency or department thereof or any foreign sovereign or corresponding foreign governmental unit;

      (xii) each other Contract (or group of related Contracts) not entered into in the ordinary course of business, consistent with past practice;

      (xiii) each Contract (or group of related Contracts), other than any Contract covered by any other clause of this Section 3.19, the consequences of a default or termination under which would have a Material Adverse Effect on the Companies; and

      (xiv) each Contract (or group of related Contracts) which is a grower contract.

  Shareholders have provided to Buyer in connection with its investigation of the Companies a true and correct copy of each written Contract listed in
Schedule 3.19 and have included as part of Schedule 3.19 a brief summary of the material terms of each material oral Contract.

    (b) With respect to each Contract set forth or described in Schedule 3.19, (i) there is no material default under any such Contract by the Companies or, to the knowledge of Shareholders, by any other party to any such Contract, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Contract; (iii) such Contract is a valid and binding obligation of the Companies, is in full force and effect with respect to the Companies and is enforceable against the Companies in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; (iv) no action has been taken by the Companies and, to the knowledge of Shareholders, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies under any such Contract; and (v) no party has repudiated any term thereof or threatened to terminate, cancel or not renew any such Contract.

  3.20 Insurance. Schedule 3.20 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the coverage provided) maintained by the Companies. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (i) adequate for the Assets, Business and operations of the Companies, and the risks insured against in connection therewith and (ii) as may be or may have been required by law and by any and all material Contracts to which the Companies are or have been a party. The Companies are not in material default under any of such policies or binders, and they have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. Since January 1, 1994, no insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Companies that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing.

  3.21 Labor Matters.

    (a) Schedule 3.21(a) includes a complete list and description of all employment contracts, personnel policies, employment practices, supervisors' manuals, commission, and any other arrangements applicable to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not deemed terminable at will or legally enforceable, and whether covering one person or more than one person, entered into, issued, adopted, or followed by the Companies, other than any arrangement listed below in Schedule 3.22 as an Employee Plan. For purposes of this Section 3.21, the terms "employee" or "employees" shall be considered to include individuals rendering personal services to the Companies as independent contractors.

    (b) Schedule 3.21(b) identifies and describes all written and unwritten grievances or complaints filed or submitted since January 1, 1994, by any employee or applicant for employment against the Companies or their employees whether pursuant to a collective bargaining agreement, a formal or informal grievance procedure afforded employees, or otherwise, including without limitation, any claims of sexual, racial or other harassment, discriminatory treatment, breach of collective bargaining agreement, breach of contract or violation of policy.

    (c) Schedule 3.21(c) identifies and describes all unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of the Companies since January 1, 1994.

    (d) Schedule 3.21(d) identifies and describes all affirmative action plans, audits, results, conciliation agreements, Office of Federal Contract Compliance charges or proceedings, Equal Employment Opportunity Commission employment charges or proceedings, state or local unfair employment practice charges or proceedings, or any written or unwritten claims or suspected claims of discrimination, unequal pay or retaliation relating to any current or former employee or applicant for employment of the Companies since January 1, 1994.

    (e) Schedule 3.21(e) identifies and describes all state or federal wage and hour, wage payment, or other wage related investigations, claims, or proceedings, any other local, state or federal investigations, claims, or proceedings related to any current or former practice, current or former employee or applicant for employment of the Companies since January 1, 1994.

    (f) Schedule 3.21(f) identifies and describes all Actions not expressly identified and described in previous schedules under this section which relate to current or former employment practices, current or former employees or applicants for employment of the Companies, including claims relating to the Family and Medical Leave Act, immigration law compliance, the Worker Adjustment and Retraining Notification Act, wrongful discharge, tortious interference, intentional infliction of emotional distress, or any other claim raised by or on behalf of a current or former employee or applicant for employment since January 1, 1994.

    (g) Schedule 3.21(g) identifies and describes all Occupational Health and Safety Act or state occupational safety and health citations, charges, lawsuits, inspections, investigations, claims, and proceedings and all current, former, or suspected claims for unsafe or unhealthy working conditions, including claims for exposure to asbestos, carcinogenic substances or other workplace risks since January 1, 1994.

    (h) All policies and practices of the Companies are in all material respects in compliance with, and have been administered in compliance with, all applicable requirements of law, including but not limited to federal, state, or local Laws relating to employment, including Laws relating to wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, duties to prevent, disclose, warn of or remedy unhealthy or unsafe workplace conditions, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, COBRA, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, workers compensation statutes, and other federal, state, local or foreign regulations, rules, statutes, or ordinances relating to employees or employment.

    (i) Schedule 3.21(i) sets forth a true and complete list of all employees to whom the Companies are paying compensation, disability, workman's compensation and/or pension benefits, and sets forth the current annual rate of compensation for each such employee together with bonuses and incentives.

  3.22 Employee Plans.

    (a) Schedule 3.22 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered to
  Buyer: (i) each Employee Plan (trust agreements and amendments), summary plan descriptions, summaries of material modifications, a general description of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) any letters issued by the Internal Revenue Service and opinion letters issued by the Department of Labor with respect to each Employee Plan, and any self-correction statement or memorandum the Companies have prepared pursuant to Rev. Proc. 98-22, as amended, (iii) and for the three most recent plan years, Annual Reports on Form 5500 Series filed for each Employee Plan.

    (b) Types of Employee Plans.

      (i) Pension Plans.

        (A) No Employee Plan is a Pension Plan subject to Title IV or
      Section 302 of ERISA or Section 412 or 4971 of the Internal Revenue
      Code.

        (B) To the knowledge of Shareholders, no event or condition exists or has occurred that could adversely affect the qualified and tax-exempt status of each Pension Plan.

        (C) Each Pension Plan complies in all material respects, both as to form and in operation, with all requirements, including ERISA and the Internal Revenue Code.

      (ii) Multiemployer Plans. None of the Companies or any ERISA Affiliate has any liability with respect to a Multiemployer Plan.

      (iii) Welfare Plans.

        (A) Each Welfare Plan complies in all material respects, both as to form and operation, with all requirements, including ERISA and the Internal Revenue Code.

        (B) Except as required by the Internal Revenue Code or ERISA, or as set forth in Schedule 3.22, none of the Companies, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to any Welfare Plan. The Companies and/or an ERISA Affiliate may amend or terminate any such Welfare Plan.

        (C) The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each individual covered thereunder.

      (iv) Benefit Arrangements. Each Benefit Arrangement presently complies in all material respects with its terms and with the requirements prescribed by any and all requirements. Except as provided by Law, or in any employment agreement set forth in Schedule
    3.22(b)(iv), the employment of all persons presently employed or retained by the Companies is terminable at will.

      (v) Unrelated Business Taxable Income. No Employee Plan has incurred any liability under Section 511 of the Internal Revenue Code.

      (vi) Deductibility of Payments. There is no arrangement that, individually or collectively, requires the payment by the Companies of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Internal Revenue Code or (ii) that is, or which as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could be, an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code.

      (vii) Fiduciary Duties and Prohibited Transactions. No plan fiduciary of any Employee Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Internal Revenue Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code.

      (viii) Litigation. To the knowledge of Shareholders, there is no Action, order, writ, injunction, judgment or decree outstanding or, to the knowledge of Shareholders, any governmental audit or investigation, relating to or seeking benefits under any Employee Plan that is pending or threatened.

      (ix) No Amendments. None of the Companies or any ERISA Affiliate has announced an intention to create, or otherwise created, a legally binding commitment to adopt or amend any additional Employee Plan.

      (x) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement by the Companies nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan.

      (xi) No Other Material Liability. No event has occurred in connection with which the Companies or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Companies to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

      (xii) Severance Agreements. No Shareholder is a party to any severance or similar arrangement in respect of any of the Personnel.

    (c) There does not now exist, nor, to the knowledge of Shareholders, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Companies following the Effective Date.

  3.23 Tax Matters.

    (a) Filing of Tax Returns. The Companies have timely filed with the appropriate taxing authorities all Tax Returns (including information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such Tax Return required to be filed on or prior to the Effective Date. All such Tax Returns are complete and accurate in all material respects. The Companies do not currently have outstanding any request for any extension of time within which to file Tax Returns in respect of any Taxes. Shareholders have delivered to Buyer complete and accurate copies of the federal, state and local income Tax Returns (and examination reports and statements of deficiency) for the years 1996, 1997 and 1998.

    (b) S-Corporation. Each of the Companies is, and has at all times since the date of making the election under Section 1362(a) of the Internal Revenue Code as set forth in Schedule 3.23 been, an

  "S corporation" (within the meaning of Section 1361(a) of the Internal Revenue Code) for each taxable year (or portion thereof), and no action has or will be taken to terminate and no condition exists which could result in the termination of such S corporation status. None of the Companies is or has been liable for the Tax imposed under Section 1375(a) of the Internal Revenue Code; and none of the Companies is or has been liable for the Tax imposed under Section 1374(a) of the Internal Revenue Code.

    (c) Payment of Taxes. All Taxes for which any of the Companies is or may be liable in respect of periods (or portions thereof) ending on or before the Effective Date have been timely paid, or a reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and tax income) adequate in accordance with GAAP has been established therefor, as set forth in the Financial Statements.

    (d) Audits, Investigations or Claims. No deficiencies for Taxes have been claimed, proposed or assessed in writing by any Taxing Authority against any of the Companies which have not been paid or reserved in the Financial Statements. Since January 1, 1994, no claim has been made by any Taxing Authority in a jurisdiction in which a Company does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction. Except as set forth in Schedule 3.23(d), there are no pending or, to the knowledge of Shareholders, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of Shareholders are likely to result in an additional amount of Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes that in the reasonable judgment of Shareholders is likely to result in an additional liability for Taxes to the Companies. Audits of federal, state, and local returns for income Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth in Schedule 3.23. No income Tax Return is currently the subject of audit, and the Companies have not been notified in writing that any Taxing Authority intends to audit a Return for Taxes for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Companies. Except as set forth in Schedule 3.23(d), no power of attorney which is currently in force has been executed by the Companies with respect to any matters relating to Taxes.

    (e) Encumbrances. There are no Encumbrances for Taxes (other than current taxes not yet due and payable) on the Assets of the Companies.

    (f) Safe Harbor Lease Property. None of the Assets of the Companies is property that (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former
  Section 168(f)(8) of the Internal Revenue Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Internal Revenue Code or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code.

    (g) Tax Election. All elections with respect to Taxes affecting the Companies as of the date hereof are set forth in Schedule 3.23. None of the Companies has consented at any time to have the provisions of Section 341(f)(2) of the Internal Revenue Code (or similar provisions under state or local law) apply to any disposition of the Assets. None of Companies has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

    (h) Withholding. The Companies have paid over all Taxes required to have been withheld and paid to any Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, equity investor or other third party.

    (i) Combined Returns. No Company has been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Companies has any liability for the Taxes of any Person under Treasury Regulation
  Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (j) Tax Sharing Agreements. There are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving any of the Companies pursuant to which any of the Companies may be liable for Taxes of another Person.

    (k) Section 280G. None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code.

    (l) Section 6662. Each of the Companies has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
  Section 6662 of the Internal Revenue Code.

  3.24 Transactions with Certain Persons. Except as disclosed in Schedule 3.24, (i) no officer, director or shareholder of the Companies or any member of any such Person's immediate family is currently a party to any transaction, arrangement or relationship with the Companies and (ii) no employee or any member of any such Person's immediate family is currently a party to any material transaction, arrangement or relationship with the Companies, including any Contract or Lease (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from, or (C) otherwise requiring payments to (other than (1) dividends or distributions to any shareholder of the Companies in his or her capacity as such or (2) compensation for services as officers, directors or employees of the Companies), any such Person or any corporation, partnership, trust or other entity in which any such Person has an interest as an officer, director, trustee or partner, or as the holder of more than 10% of such entity's equity securities. The only Contracts, Leases, arrangements, relationships or other items listed in Schedule 3.24 that will remain in place after the Closing or with respect to which the Companies will have any ongoing obligations or duties are those items which are explicitly identified in Schedule 3.24 as remaining in place or having ongoing obligations or duties.

  3.25 Suppliers and Customers.

    (a) Schedule 3.25(a) sets forth for each of the fiscal years 1997 and 1998, the name and address of each of the ten largest suppliers of the Companies based on the aggregate value of supplies (including without limitation Inventory) ordered by the Companies during such period, and the amount each such supplier invoiced the Companies during each such period. Except as set forth in Schedule 3.25(a), no Shareholder has received any notice or otherwise has knowledge that there has been any material adverse change in the Companies' relations with any of their suppliers, including in the price of such Inventory or other goods and services, or that any such supplier will not sell supplies, Inventory or other goods and services to the Companies after the Closing on terms and conditions similar to those used in its current sales to the Companies.

    (b) Schedule 3.25(b) sets forth for each of the fiscal years 1997 and 1998 the name and address of each of the ten largest customers of the Companies (other than Buyer and its Affiliates) during such period, and the amount of each customer's purchases during each such period. Except as set forth in Schedule 3.25(b), no Shareholder has received any notice or otherwise has knowledge that there has been any material adverse change in the Companies' relations with any of their customers, including in the prices paid to the Companies, or that any such customer will not make purchases from the Companies after the Closing on terms and conditions similar to those used in its current purchases from the Companies.

  3.26 Warranties; Product Liability.

    (a) Except as is provided by applicable Law, there are no express or implied warranties contained in any contract or agreement relating to goods and services of the Companies.

    (b) Except as set forth in Schedule 3.26(b), the Companies do not have, nor to the knowledge of Shareholders is there any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any failure to meet any specification with respect thereto, defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any livestock or other item sold or services rendered by or on behalf of the

  Companies, whether such Product Liability is incurred by reason of express warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance. Except as set forth in Schedule 3.26(b), to the knowledge of Shareholders (i) no livestock or other item sold by the Companies and (ii) no livestock or other item produced for the Companies by any third party, has been recalled or subject to a post-sale warning ("Recall") voluntary or involuntarily since January 1, 1994, no Recall is being considered or investigated by the Companies, and no Recall has been requested or ordered by any Governmental Authority or consumer group.

  3.27 Banking Relationships. Schedule 3.27 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that the Companies have with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Companies in respect of any of the foregoing. No person holds any power of attorney or similar authority from the Companies with respect to any such accounts.

  3.28 No Other Agreements to Sell the Assets or Stock of the Companies. Other than this Agreement and sales of Inventory in the ordinary course of business, consistent with past practice, none of the Shareholders or the Companies has any legal obligation, absolute or contingent, to any other person or firm to
(i) sell or effect a sale of all or substantially all of the Assets of the Companies, (ii) sell or effect a sale of all or substantially all of the capital stock or equity interests of the Companies, (iii) effect any merger, consolidation or other reorganization of the Companies or (iv) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

  3.29 Prohibited Payments. The Companies have not, directly or indirectly,
(i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, Business or operations of the Companies, which Shareholders know or have reason to believe to have been illegal under any federal, state or local Laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

  3.30 Year 2000 Matters. The Companies have completed a review and assessment of all areas within their operations (including those affected by material suppliers) that could be adversely affected by the inability of computer systems used by the Companies (and their material suppliers) to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 ("Year 2000 Computer System Issues") and have undertaken all such measures as Shareholders reasonably believe would cause the Business to address and accommodate Year 2000 Computer System Issues by the date hereof.

  3.31 Brokers. No broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Companies or Shareholders in connection with the transactions contemplated by this Agreement.

  3.32 Securities Act and Other Securities Ownership Matters.

    (a) Each of the Shareholders is an "accredited investor" as defined under both subsections (5) and (6) of Rule 501(a) of Regulation D under the Securities Act, and each is an individual resident in the State of North Carolina. Each Shareholder is acquiring Buyer Common Shares hereunder solely for investment purposes for his or her own account as principal and not with a view to resale or distribution except pursuant to an effective registration statement filed under the Securities Act or an applicable exemption from such registration. Each Shareholder acknowledges that Buyer's offering and sale of Buyer Common Shares hereunder will not be registered under the Securities Act or any other securities laws, and that accordingly restrictions will apply to the Shareholders' ability to transfer or sell such securities, and that an appropriate legend to such effect will be placed on each stock certificate representing any such shares. Each Shareholder acknowledges that none of the securities may be resold unless their offer and sale are registered under the Securities Act and applicable state securities laws, or unless appropriate exemptions from registration are available. Each Shareholder agrees that he or she will not directly or indirectly offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Buyer Common Shares (or solicit any offer to buy, purchase or otherwise acquire, or to take a pledge of, any such shares) except in compliance with the Securities Act and applicable state securities laws and regulations. Each Shareholder acknowledges that he or she and his or her representatives have had an opportunity to examine the financial and business affairs of Buyer and an opportunity to ask questions of and receive answers from Buyer's management, and that he or she and his or her representatives have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in Buyer in making an informed investment decision with respect thereto.

    (b) Each of the Shareholders is an individual who does not share the same principal residence as any of the other Shareholders. No Shareholder either directly or through entities controlled by such Shareholder will hold 10% or more of the outstanding Buyer Common Shares following consummation of the transactions contemplated hereby.

  3.33 Full Disclosure. None of the representations and warranties of Shareholders in this Article III (a representation and warranty being deemed to include, for the purpose of the Section to which it is referenced and not for the purpose of any other Section, the information contained in the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  Article IV

                    Representations And Warranties Of Buyer

  As an inducement to Shareholders to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Shareholders, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Shareholders prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article IV setting forth certain exceptions to the representations and warranties contained in this Article IV and to certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise).

  Buyer represents and warrants to Shareholders the following:

  4.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

  4.2 Buyer Common Shares to be Issued; Securities Act Matters.

    (a) Each of the Buyer Common Shares to be issued as contemplated by this Agreement has been duly authorized and, when issued in accordance with this Agreement, will be, validly issued, fully paid and nonassessable and free of preemptive rights.

    (b) Neither the Buyer nor any person acting on its behalf has, directly or indirectly, offered any Buyer Common Shares to be issued hereunder for sale to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, anyone other than Shareholders, and neither the Buyer nor any Person acting on its behalf has taken or will take any action that would cause the Buyer's offer, issuance or sale of any such shares hereby to violate the provisions of Section 5 of the Securities Act or any applicable state securities laws and regulations.

  4.3 Authority Relative to Agreements. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Buyer and no other proceedings on the part of Buyer are necessary with respect thereto except the approval of Buyer's shareholders required under law and/or applicable standards of the New York Stock Exchange. This Agreement has been, and when executed and delivered the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming that Shareholders have duly authorized, executed and delivered this Agreement, this Agreement constitutes, and the Ancillary Agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

  4.4 Consents and Approvals. Except as set forth in Schedule 4.4, no consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby other than those set forth in Schedule 4.4. There is no requirement that any party to any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or purchase and sales order to which Buyer is a party or by which it is bound, consent to the execution and delivery of this Agreement or the Ancillary agreements by Buyer or the consummation of the transactions contemplated hereby or thereby, other than those set forth in Schedule 4.4 and except for such consents the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

  4.5 Non-Contravention. Except as set forth in Schedule 4.5, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation, as amended to date, or Bylaws of Buyer, (ii) conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer is bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not have a Material Adverse Effect on Buyer or that become applicable as a result of (1) the business or activities in which the Companies or any of their Affiliates is engaged, or (2) any acts or omissions by, or facts pertaining to, the Companies or any of their Affiliates.

  4.6 Brokers. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with transactions contemplated by this Agreement.

  4.7 Full Disclosure. None of the representations and warranties of Buyer in this Article IV (a representation and warranty being deemed to include, for the purpose of the Section to which it is referenced and not for the purpose of any other Section, the information contained in the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   Article V

                             Additional Agreements

  5.1 Conduct of Business. From the date hereof until the Closing, Shareholders will cause the Companies to conduct the Business only in the ordinary and usual course and in a manner consistent with past practices; maintain in good repair, normal wear and tear excepted, at its expense, all of its material structures and Equipment; pay accounts payable and other obligations in the ordinary course of business consistent with past practice; and use commercially reasonable efforts to preserve intact the present business organization and operations of the Business, keep available the services of its officers, employees, representatives, agents and consultants, and preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with it. Shareholders shall cause the Companies' management to meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of the Business and any issues relating to the conduct thereof. Shareholders shall give prompt notice to Buyer of (i) any emergency or material change in the normal conduct of its business or operations, (ii) the threat or initiation of any material Action against the Companies, (iii) the initiation of any investigation of the Companies' business by any party, whether private or governmental, (iv) the occurrence or non-occurrence of any event which would be reasonably likely to cause Shareholders to believe that any representation or warranty of Shareholders herein is untrue or inaccurate, or the failure of Shareholders to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by them hereunder, and (v) any budget revisions approved by the board of directors or management of any of the Companies, and will keep Buyer fully informed of developments with respect to such events and afford Buyer's representatives access to all materials and other information in their possession relating thereto.

  5.2 Forbearances. Except as set forth in Schedule 5.2, Shareholders shall cause the Companies not, from the date hereof until the earlier of (i) the Closing or (ii) termination under Article IX, without the written consent of Buyer, (A) to take or fail to take any action or enter into any transaction of the kind which if taken or failed to be taken after August 28, 1999 would have been in violation of Section 3.10 or (B) to engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business and consistent with past practices, that would reasonably be expected to (1) impair or prevent Shareholders from consummating the transactions contemplated by this Agreement or (2) cause or result in any of the representations and warranties set forth in Article III to be untrue in any material respect at any time after the date hereof through the Closing Date. In addition, except as set forth in Schedule 5.2, Shareholders shall cause the Companies not to (i) declare, set aside for payment or pay any dividends or distributions in respect of any class or series of capital stock or equity interest or (ii) pay any item that is not a current liability in the Final Closing Date Adjustment Schedules, in each case after the close of business on the date immediately preceding the Effective Time. Shareholders will not, and will not permit any of the Companies, to take any action that could, directly or indirectly, (i) cause any of the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) cause a disallowance of the election under Sections 447 and 481(a) of the Internal Revenue Code. In addition, notwithstanding anything herein to the contrary, Shareholders shall cause the Companies no to (i) declare or pay any distributions or dividends in respect of any class or series of capital stock, (ii) pay any Shareholders' Expenses or (iii) pay any item (other than liabilities to persons who are not Affiliates of Shareholders incurred after the Effective Date in the ordinary course of business) that is not a current liability in the Final Closing Date Adjustment Schedules, in each case after the close of business on the Effective Date.

  5.3 Negotiations with Others; Notification.

    (a) No Solicitation. From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement under Article IX, Shareholders shall not, and shall cause the Companies, and shall instruct each of their respective representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives, concerning any sale of all or any substantial portion of the Assets or the Business of, or of any shares of capital stock or equity interest or other securities of, the Companies, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Companies (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Shareholders hereby represent that neither they nor the Companies are presently engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Shareholders agree not to release, or permit any of the Companies to release, any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party.

    (b) Notification. Shareholders shall (i) immediately notify Buyer (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (ii) promptly notify Buyer of the terms of any proposal which they may receive in respect of any such Proposed Acquisition Transaction, including the identity of the prospective purchaser or soliciting party,
  (iii) promptly provide Buyer with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Buyer informed of the status of such offer and the offeror's efforts and activities with respect thereto.

  5.4 Investigation of Business and Properties. Shareholders shall cause the Companies to afford Buyer, any financial institution providing financing to Buyer, and their respective counsel, accountants, financial advisors and other representatives, reasonable access during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, business and operations of the Companies and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the operations and business of the Companies, including historical financial information concerning the business of the Companies and to meet with designated Personnel of the Companies and/or their representatives; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business; provided further, that no disclosure to Buyer, its counsel, accountants or other representatives after the date hereof, except by amendment to the Schedules approved in writing by the Buyer, shall be deemed to be a reduction of, or otherwise affect, the representations and warranties of Shareholders set forth in this Agreement. In connection with the obligations provided for in previous sentence, Shareholders shall furnish to Buyer promptly upon request (i) all additional documents and information with respect to the affairs of the Companies and (ii) access during regular business hours to the Companies' Personnel and to the Companies' accountants and counsel as Buyer, or its counsel or accountants, may from time to time reasonably request and Shareholders shall instruct the Companies' Personnel, accountants and counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request.

  5.5 Confidentiality. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all confidential data and information relating to the Companies made available to Buyer, together with all analyses, compilations, studies and other documents and records prepared by Buyer or any of its representatives which contain or otherwise reflect or are generated from such information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to keep confidential all data and information relating to the Companies or the Business, and upon written request of Shareholders, to return or cause to be returned to Shareholders all written materials and all copies that contain any such confidential data or to certify to Shareholders that such materials have been destroyed. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer's possession in connection therewith (i) to its lenders (and their counsel), (ii) to the investment bankers (and their counsel) in connection with any offering of securities by Buyer and (iii) to the extent such disclosure is required by Law or legal process. Shareholders will correspondingly observe all of the same restrictions and perform the same obligations as are undertaken by Buyer in the preceding portions of this Section 5.5 with respect to Shareholders' receipt, possession and use of any confidential data and information relating to the Buyer or its business.

  5.6 No Disclosure; Public Announcements. Prior to Closing, without the prior written consent of the other party, and except for filings required by Law or legal process, neither party will issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby.

  5.7 Transfer Taxes; Expenses.

    (a) All transfer, documentary, sales, use, registration and other such Taxes and the related fees (including any penalties, interests and additions to Tax) incurred in connection with the sale of the Shares pursuant to this Agreement or the transactions contemplated hereby shall be paid by Shareholders. The parties shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws.

    (b) Any filing fees due in respect of filings made by Buyer under any law or regulation applicable to the transactions contemplated hereby or the parties hereto in connection therewith shall be paid equally by Buyer and Shareholders; provided, that Shareholders shall pay any such filing fees which are for a filing related to Shareholders' acquisition of Buyer Common Shares as contemplated herein; provided further that Buyer shall pay all fees and expenses incurred in connection with (i) filings with the Securities and Exchange Commission with respect to approval by Buyer's shareholders of this Agreement and issuance to Shareholders of the Buyer Common Shares as contemplated by Article II hereof and (ii) the change of the name of the Companies.

    (c) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, it being understood that the fees and expenses of Ernst & Young LLP and The Sanford Holshouser Law Firm PLLC with respect to this Agreement and the transactions contemplated hereby, as well as any interest, prepayment, penalties or other costs associated with any indebtedness of any of the Companies and incurred in connection with the transactions contemplated hereby (the "Shareholders' Expenses") which have not either been paid prior to the Effective Date or accrued as a current liability in the determination of Working Capital as of the Effective Date in the Final Closing Date Adjustment Schedules shall be paid by Shareholders.

  5.8 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.8, and Shareholders agree to take such steps as may be necessary to remove any Encumbrances (other than Permitted Encumbrances) which affect the Assets. Without limiting the generality of the foregoing, (i) Shareholders agree to provide and to cause the Companies and their Personnel to provide all necessary cooperation with the arrangement of any financing, or amendments or waivers in connection with existing financing arrangements, to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions and road shows, the preparation of offering memoranda and similar documents as Buyer shall reasonably request; (ii) Shareholders agree to provide and to cause the Companies and their Personnel to provide all necessary cooperation and information in connection with the preparation of any fairness opinion which the Buyer may request of any investment bank or similar firm, in each case as the Buyer or such bank shall reasonably request; and (iii) each party hereto shall defend and cooperate with each other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement or the consummation of the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by Shareholders or the Companies without the prior written approval of Buyer. No Shareholder shall seek to exercise any dissenters rights or similar rights which may become available in connection with any of the transactions contemplated hereby. In the event that, owing to restrictions imposed by any Laws, the Buyer would be prevented from acquiring one or more portions of the Companies' Assets or Business as contemplated herein, then the parties hereto shall fully cooperate in arranging for the sale or other disposition to a third party of such portion or portions of the Companies' Assets or Business as are necessary to enable the parties hereto to consummate the transactions contemplated by this Agreement on terms as nearly as possible identical to the terms provided for at the time this Agreement was executed and delivered by the parties hereto. Notwithstanding the foregoing, nothing contained herein shall require (i) Buyer to enter into any agreement or other arrangement for the financing of the transactions contemplated hereby on terms that are not satisfactory to Buyer, in its sole discretion or (ii) any party hereto to initiate any litigation, make any substantial payment or incur any material economic burden, except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval.

  5.9 Regulatory Matters. Shareholders and Buyer shall, as promptly as practicable after the date hereof, submit and cause their respective ultimate parent entities to submit all documents, reports and notifications, and satisfy all requests for additional information, if any, pursuant to any federal or state filing requirements applicable to the transactions contemplated hereby or the parties hereto in connection therewith.

  5.10 Environmental Investigation. Buyer shall have the right, at its sole cost and expense, to (i) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Facilities, and to conduct such other procedures as may be recommended by an environmental consultant engaged by Buyer based on its professional judgment, in a manner consistent with good engineering practice, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data, historical information and any other information or documents relevant to environmental conditions or environmental noncompliance and (iii) inspect all buildings and equipment at the Facilities including, without limitation, the visual inspection of the physical plants for asbestos-containing construction materials; provided that in each case, such tests and inspections shall be conducted only (A) during regular business hours and upon reasonable notice and (B) in a manner that will not materially interfere with the operation of the business of the Companies and/or the use of, access to or egress from the Facilities. Shareholders shall make available such Personnel, attorneys and consultants of the Companies for such discussions regarding the environmental condition and compliance of the Facilities as the Buyer shall reasonably request.

  5.11  Related Party Accounts. Except as and to the extent set forth in
Schedule 5.11, and except for accounts payable and receivable incurred in the ordinary course of business with the Shareholders and their Affiliates as contract growers, contemporaneously with the Closing, Shareholders and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall satisfy and/or terminate (without recourse), as between Shareholders and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, all amounts (i) due by a Shareholder and its Affiliates (other than the Companies), on the one hand, to the Companies, on the other hand, or (ii) due by the Companies, on the one hand, to Shareholders and their Affiliates (other than the Companies), on the other hand. Any liability for Taxes arising from such satisfaction or termination of such amounts shall be the responsibility of Shareholders.

  5.12 Materials Received After Closing. Following the Closing Buyer may open all mail, telegrams and other communications and packages it receives which are addressed to Shareholders which Buyer reasonably believes is related to the Business and deal with the contents thereof in its discretion to the extent that the contents thereof relate to the Business. Buyer agrees to deliver to Shareholders all other such material it receives which is addressed to Shareholders and does not relate to the Business. In the event Shareholders collect or otherwise receive any payments in respect of the Business after the Closing Date, they shall immediately deliver such payments in the form received (but duly endorsed, if necessary) to Buyer.

  5.13 Further Assurances. At the Closing or from time to time thereafter, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

  5.14 Rights to Examine Books and Records. From and after the Closing, upon reasonable prior notice from Shareholders, Buyer will afford Shareholders' authorized representatives, including Shareholders' accountants and counsel, reasonable access during regular business hours and for reasonable purposes related to Shareholders' prior interest in the Companies, in order to examine and review, or, at Shareholders' expense, to make copies of, the Books and Records to the extent they relate to periods prior to the Effective Date; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

  5.15 Certain Tax Matters. Buyer shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment. Shareholders shall furnish Buyer and the Companies with their full cooperation.

  5.16 Allocation of Consideration. The Consideration has been agreed upon by the parties and allocated among the Companies as set forth in Schedule 2.1. The parties agree that the values reflected in Schedule 2.1 were separately established as a result of good faith bargaining and that in reporting the transactions contemplated hereby to the Internal Revenue Service as required by the Internal Revenue Code, they will use such amounts (subject to adjustment pursuant to Section 2.4) and cooperate with each other in meeting the requirements of the Internal Revenue Code and the regulations promulgated thereunder.

  5.17 Deposit of $5 Million. Pursuant to the terms of a Memorandum of Intent dated as of August 31, 1999, between the Buyer, the Companies and the Shareholders, the Buyer deposited with the Shareholders $5 million cash (the "Deposit"). Upon any termination of this Agreement pursuant to clause (iii) of
Section 9.1 as a result of a material breach by Buyer of its obligations under this Agreement, such Deposit and any interest earned thereon shall be forfeited to the Shareholders as liquidated damages in lieu of any claim which the Shareholders or the Companies might otherwise seek to maintain against the Buyer or any other Person. Simultaneously with the Closing, or immediately upon any termination of this Agreement other than as specified in the preceding sentence, such Deposit together with any accrued interest earned thereon shall be returned to the Buyer.

  5.18 Excluded Assets; Related Land. No later than the day preceding the Closing Date Shareholders shall (i) cause the Companies to distribute to the appropriate Shareholders the Excluded Assets and (ii) have contributed or sold, or caused the appropriate entities to have contributed or sold, the Related Land to such of the Companies as Buyer shall designate pursuant to documentation (including general warranty deeds) in form and substance satisfactory to Buyer.

                                  ARTICLE VI

                      Conditions to Obligations of Buyer

  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Buyer, to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.8:

  6.1 Representations and Warranties. The representations and warranties of Shareholders contained in Article III hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the date of Closing; provided that "knowledge," "best knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the date of Closing to have been true as of such specified date.

  6.2 Performance of this Agreement. Shareholders shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

  6.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications, waivers and Licenses and Permits listed in Schedule 3.4 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law or regulation with respect thereto shall have expired or been terminated.

  6.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage the Companies materially or prevent Buyer from owning and controlling the Companies.

  6.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed to be likely of enactment) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated by this Agreement.

  6.6 Proceedings. All corporate or similar proceedings of the Companies or the Shareholders that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel; and Buyer, having used its reasonable best efforts, shall have obtained the approval of Buyer's shareholders required under law and/or applicable standards of the New York Stock Exchange.

  6.7 Opinion of Counsel. Shareholders shall have delivered to Buyer an opinion of The Sanford Holshouser Law Firm PLLC, counsel for the Shareholders, dated as of the date of Closing, substantially with respect to the matters set forth in Exhibit F hereto, and stating that such opinion is made for the benefit of Buyer and Buyer's institutional lenders and that Buyer's institutional lenders shall be entitled to rely thereon as if such opinion were addressed to them.

  6.8 Closing Deliveries. Buyer shall have received, at or prior to the Closing, the following:

    (i) a certificate executed by the Secretary of each of the Companies certifying as of the date of Closing (A) a true and correct copy of the certificate or articles of incorporation of each of the Companies, (B) a true and correct copy of the bylaws of each of the Companies, and (C) incumbency matters;

    (ii) a certificate executed by the Shareholders' Representatives certifying that, as of the date of Closing, (i) he or she has made inquiry of the appropriate Personnel of the Companies and (ii) the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.9 have been satisfied;

    (iii) a copy of the certificate or articles of incorporation of each of the Companies and all amendments thereto, each certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization or other appropriate governmental official;

    (iv) a certificate of the appropriate Secretary of State or other appropriate governmental official certifying the good standing of the Companies in their respective jurisdictions of organization and all other states where they are qualified to do business;

    (v) physical possession of all original minute books, corporate seals and stock ownership records of the Companies, as well as the actual stock certificates representing all the shares of capital stock of the Companies;

    (vi) physical possession of all Books and Records (other than those covered by clause (vi) above), Licenses and Permits, policies, Contracts, plans or other instruments of the Companies that are in the possession of the Companies, all such materials to be deemed delivered to Buyer if they are present at any of the farms, plants, offices, processing or manufacturing facilities, stores, warehouses or administration buildings owned or leased by the Companies;

    (vii) UCC-11 searches with respect to the Companies, the Business and the Assets used in the Business; and

    (viii) all other documents and certificates required to be delivered by Shareholders pursuant to the terms of this Agreement.

  6.9 Material Adverse Change. There shall not have been any Material Adverse Change in the Assets, liabilities, condition (financial or otherwise), results of operations or business of the Companies since August 28, 1999, nor any occurrence or circumstance that with the passage of time might reasonably be expected to result in such change, and there shall not be any material liability not shown in the Interim Financial Statements or otherwise disclosed herein; provided, that a decline in the market prices paid for live hogs shall not in and of itself be such a Material Adverse Change.

  6.10 Financing and Other Agreements. Buyer shall have obtained and consummated financing arrangements, or amended its existing financing arrangements, on terms and conditions satisfactory to Buyer, sufficient to enable the Buyer to consummate the transactions contemplated hereby (including without limitation to assume or refinance the indebtedness of the Companies) without causing a default, penalty or premium to occur under any agreements or arrangements to which Buyer is a party or by which Buyer is bound, all as determined by Buyer in its sole discretion.

  6.11 Resignations. Each director and officer of each of the Companies shall have submitted his or her resignation effective as of the Closing.

  6.12 Due Diligence.

    (a) Buyer shall not have discovered in any due diligence investigation of the business, properties and financial data of the Companies after the date of this Agreement pursuant to Section 5.4 hereof or otherwise any matters or facts that are not satisfactory to the Buyer in all material respects.

    (b) Buyer on or prior to the Closing Date shall have received all relevant environmental surveys and studies that it shall have requested, and all such surveys and studies shall report findings satisfactory to the Buyer in all material respects.

  6.13 Tax Matters. The Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code. Shareholders shall have provided Buyer with (i) all forms, certificates and/or other instruments required to pay all transfer and recording Taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Buyer that such transfer Taxes and charges have been paid,
(ii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Buyer of any obligation to withhold any portion of the payments to Shareholders pursuant to this Agreement and (iii) a statement prepared in accordance with Section 1445 of the Internal Revenue Code and Treasury Regulations thereunder certifying that the Companies are not, and were not at any time after January 1, 1993, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

  6.14 Agreement with Shareholders. Shareholders shall have executed and delivered to Buyer the Agreement with Shareholders substantially in the form of Exhibit C hereto, which shall be in full force and effect.

  6.15 Escrow Agreement. Shareholders shall have executed and delivered to Buyer and the Escrow Agent the Escrow Agreement substantially in the form of Exhibit A hereto.

  6.16 Escrow Deposit. The Escrow Deposit shall have been deposited with the Escrow Agent.

   6.17 Agreement Regarding Related Party Grower Contracts. Shareholders shall have executed and delivered to Buyer the Agreement regarding Related Party Grower Contracts substantially in the form of Exhibit D hereto.

  6.18 Non-Competition Agreement. Each of Wendell H. Murphy and Harry D. Murphy shall have executed and delivered to Buyer a Noncompetition Agreement substantially in the form of Exhibit E hereto, which shall be in full force and effect.

  6.19 Title Insurance. The Companies shall have obtained from one or more nationally recognized title insurance companies reasonably satisfactory to Buyer a fee owner's title insurance policy, in each case in form and substance reasonably satisfactory to Buyer, together with endorsements reasonably requested by Buyer, including, without limitation, "extended coverage," access, zoning, non-imputation, comprehensive and contiguity endorsements, in an amount determined by Buyer, insuring the Companies, showing that the Companies have good and marketable fee simple title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. In connection therewith, Shareholders shall facilitate Buyer's dealing directly with the title insurance company and shall provide to the title insurance company such affidavits and indemnifications in customary form and substance as shall be required by the title insurance company.

  6.21 Sale of Feedmills. The assets comprising the feedmill operations of Murphy Farms, Inc. and Chief Milling Partners, Inc. shall have been sold to Pork Plus, Inc., a North Carolina corporation, and Pork Plus, Inc. shall have entered into a milling contract and administrative services agreement with Murphy Farms, Inc. all on terms satisfactory to Buyer.

  6.22 Minimum Number of Sows. The Companies shall own not less than 327,000 producing sows as of the Closing Date.

                                  ARTICLE VII

                   Conditions to Obligations of Shareholders

  The obligation of Shareholders to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Shareholders, to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Shareholders in accordance with
Section 10.8.

  7.1 Representations and Warranties. The representations and warranties of Buyer contained in Article IV hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the date of Closing; provided that "knowledge," "best knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the date of Closing to have been true as of such specified date.

  7.2 Performance of this Agreement. Buyer shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by it prior to or on the date of Closing.

  7.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 4.4 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law or regulation with respect thereto shall have expired or been terminated.

  7.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Shareholders or the Companies materially if the transactions contemplated hereby are consummated.

  7.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed to be likely of enactment) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated this Agreement.

  7.6 Proceedings. All corporate or similar proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Shareholders and their counsel.

  7.7 Opinion of Counsel. Buyer shall have delivered to Shareholders an opinion of McGuire, Woods, Battle & Boothe LLP, counsel for Buyer, dated as of the Closing Date, substantially with respect to the matters set forth in Exhibit G attached hereto.

  7.8 Closing Deliveries. Shareholders shall have received, at or prior to the Closing, the following:

    (i) a certificate executed by the Secretary of Buyer certifying as of the Closing Date (i) a true and correct copy of the articles of incorporation as amended of Buyer, (ii) a true and correct copy of the bylaws of Buyer,
  (iii) a true and correct copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and (iv) incumbency matters;

    (ii) a certificate executed by a Vice President of Buyer certifying that, as of the date of Closing, the conditions set forth in Sections 7.1, 7.2, and 7.3 with respect to Buyer have been satisfied;

    (iii) a copy of the articles of incorporation of Buyer and all amendments thereto, each certified as of a recent date by the Clerk of the State Corporation Commission of the Commonwealth of Virginia; and

    (iv) all other documents and certificates required to be delivered by Buyer pursuant to the terms of this Agreement.

  7.9 Escrow Agreement. Buyer shall have executed and delivered to Shareholders and the Escrow Agent the Escrow Agreement substantially in the form of Exhibit A hereto.

  7.10 Escrow Deposit and Estimated Consideration Price. The Escrow Deposit shall have been deposited with the Escrow Agent, and the balance of the Estimated Consideration shall be ready for delivery to Shareholders.

  7.11 Registration Rights Agreement. Buyer shall have executed and delivered to Shareholders the Registration Rights Agreement substantially in the form of Exhibit B hereto.

  7.12 Material Adverse Change. There shall not have been any Material Adverse Change in the Assets, liabilities, condition (financial or otherwise), results of operations or business of Buyer after the date hereof, nor any occurrence or circumstance that with the passage of time might reasonably be expected to result in such change; provided that a decline in the market price for Buyer Common Shares shall not in and of itself be such a Material Adverse Change.

  7.13 Tax Free Reorganizations. The Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code.

  7.14 Agreement regarding Related Party Grower Contracts. Buyer shall have executed and delivered to the Shareholders to be parties thereto the Agreement regarding Related Party Grower Contracts substantially in the form of Exhibit D hereto.

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                                 ARTICLE VIII

                 Survival of Representations; Indemnification

  8.1 Survival of Representations. Except as set forth in the next sentence of this Section 8.1, the representations and warranties of Shareholders contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto will not survive the Closing. The representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.24 shall survive the Closing indefinitely; the representations and warranties contained in Sections 3.4, 3.5, 3.13, 3.14 and 3.32 until the earlier of (i) the 60th day after receipt by Buyer of the audited financial statements for Buyer for the fiscal year ending April 29, 2001 and (ii) September 30, 2001; and the representations and warranties in Section 3.23 shall survive until 90 days after the expiration of the last of the limitation periods contained in the Internal Revenue Code or other applicable Tax law during which an assessment or reassessment can be made (the respective dates on which the representations and warranties hereunder lapse are hereinafter referred to as the "Survival Date"). Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Section 8.2 shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the indemnifying party prior to the Survival Date, whether or not liability has actually been incurred. All representations and warranties of Buyer contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto will survive until September 30, 2001; provided that the representations and warranties contained in Sections 4.1 and
4.5 shall survive the Closing indefinitely.

  8.2 Indemnification by Shareholders.

    (a) Subject to the limitations contained in this Article VIII, Shareholders will jointly and severally indemnify and hold harmless Buyer, its Subsidiaries, Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse (in Buyer Common Shares to be valued at $31.11 per share, subject to customary adjustment in the event of a stock split, etc.) the Buyer Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Buyer Indemnified Parties as a result of:

      (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by Shareholders in this Agreement or in any document delivered pursuant hereto; provided that in determining whether an inaccuracy, omission or breach has occurred and the amount of any Covered Liabilities, any knowledge (except actual knowledge with respect to Contract Farms), materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded;

      (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Shareholders contained in this Agreement and

      (iii) any liability or obligation of the Companies that is a Retained Liability set forth in Schedule 8.2(a);

  provided that (i) each Shareholder other than Wendell H. Murphy and Harry
  D. Murphy, shall be obligated to provide such indemnification only if he or she had actual knowledge of the inaccuracy or omission in such representation or warranty and (ii) no Shareholder shall be obligated to provide indemnification with respect to any Company in which he or she is not, and has never been, a shareholder.


    (b) The claims for indemnity by Buyer Indemnified Parties pursuant to this Section 8.2 are referred to as "Buyer Claims." The indemnity provided for in this Section 8.2 is not limited to matters asserted by third parties against any Buyer Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Buyer Indemnified Party in the absence of third party claims.

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

  8.3 Indemnification by Buyer.

    (a) Subject to the limitations contained in this Article VIII, Buyer will indemnify and hold harmless Shareholders, their Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Shareholders Indemnified Parties") from and against, and pay or reimburse (in Buyer Common Shares to be valued at $31.11 per share, subject to customary adjustment in the event of a stock split, etc.) the Shareholders Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Shareholders Indemnified Parties as a result of:

      (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by Buyer in this Agreement or in any document delivered pursuant hereto; provided that in determining whether an inaccuracy, omission or breach has occurred and the amount of any Covered Liabilities, any knowledge, materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded; and

      (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer contained this Agreement.

    (b) The claims for indemnity by Shareholders Indemnified Parties pursuant to this Section 8.3 are referred to as "Shareholders Claims." The indemnity provided for in this Section 8.3 is not limited to matters asserted by third parties against any Shareholders Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Shareholders Indemnified Party in the absence of third-party claims.

  8.4 Notice and Defense of Claims.

    (a) Whenever a claim shall arise for indemnification hereunder (a "Claim"), the party seeking indemnification (an "indemnified party") shall give reasonably prompt notice to the party from whom indemnification is sought (an "indemnifying party") of such Claim and the facts, in reasonable detail, constituting the basis for such claim (a "Claim Notice"); provided that failure of an indemnified party to give prompt written notice of any Claim shall not release, waive or otherwise affect an indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is adversely affected in its ability to defend against such Claim or is otherwise prejudiced thereby.

    (b) In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to an Action or otherwise, a "Third-Party Claim"), if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated to indemnify the indemnified party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the indemnifying party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the indemnified party to handle and defend the same, and (ii) the indemnifying party shall be entitled (but not obligated), if it so elects, to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. In the event the indemnifying party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 8.4(b), the indemnified party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named Persons to an Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing. If the indemnifying party fails to assume the defense of such Third-Party Claim or fails to acknowledge to the indemnified party that it is obligated to indemnify the indemnified party in accordance with this Section 8.4(b) within 10 calendar days after receipt of the notice of such Third Party Claim, the indemnified party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying party if the indemnifying party is held liable therefor; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnifying party assumes the defense of the Third Party Claim, the indemnifying party shall keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified party assumes the defense of the Third Party Claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. If the indemnifying party is held liable for the Third-Party Claim, the indemnifying party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4(b) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless each indemnified party from and against any and all Covered Liabilities by reason of such settlement or judgment.

    (c) Any Covered Liabilities for which an indemnifying party is responsible shall, subject to the provisions of Section 8.5 hereof, be paid directly by the indemnifying party. Upon Final Determination (as defined below) of the amount of a claim for indemnification, the indemnifying party shall pay the amount of such claim within 20 days after the date of such Final Determination together with interest at the prime rate of The Chase Manhattan Bank from time to time, from (and including) the later of (i) the date of delivery of the Claim Notice or (ii) the date such Covered Liability was paid or incurred, to (and including) the date immediately preceding the date of payment; provided that no such interest shall be paid if such Claim is paid by Shareholders to a Third Party.

    (d) If the Claim involves a matter other than a Third Party Claim, the indemnifying party shall have thirty (30) days to object to such Claim by delivery of a written notice of such objection to such indemnified party specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Claim by the indemnifying party, and the Claim shall be paid in accordance with the further provisions hereof. If an objection is timely interposed by the indemnifying party, then the indemnified party and the indemnifying party shall negotiate in good faith for a period of thirty (30) business days from the date the indemnified party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such Claim for indemnification. Upon Final Determination (as defined below) of the amount of a Claim for indemnification, the indemnifying party shall pay the amount of such Claim within thirty (30) days of the date of such Final Determination.

    (e) A "Final Determination" of a Claim shall be (i) a judgment of any court determining the validity of a disputed Claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the indemnified party shall have no obligation to appeal); or (ii) an award of any arbitrator or arbitration panel determining the validity of such disputed Claim, if the arbitration is binding and there is not pending any motion to set aside such award or if the time within which to move to set aside such award has elapsed; or (iii) a written termination of the dispute with respect to such Claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such Claim;
  (v) settlement of the Claim reached and reduced to writing pursuant to negotiation of the parties or (vi) such other evidence of final determination of a disputed Claim as shall be reasonably acceptable to the parties.

  8.5 Calculation of Covered Liabilities.

    (a) Insurance Proceeds. To the extent that any Buyer Claim or Shareholders Claim is covered by insurance held by such Buyer Indemnified Party or Shareholders Indemnified Party, such indemnified party shall be entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, only with respect to the amount of the Covered Liabilities that are in excess of the cash proceeds received by such indemnified party pursuant to such insurance. If such indemnified party receives such cash insurance proceeds prior to the time such Claim is paid, then the amount payable by the indemnifying party pursuant to such Claim shall be reduced by the amount of such proceeds. If such indemnified party receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the indemnified party of any cash proceeds pursuant to such insurance up to the amount of Covered Liabilities incurred by such indemnified party with respect to such Claim, such indemnified party shall promptly repay any portion of such amount which was previously paid by the indemnifying party to such indemnified party in satisfaction of such Claim.

    (b) Effect of Taxes. The amount of any indemnity payments for Covered Liabilities under Section 8.2 or 8.3 above shall be (i) decreased to reflect the actual Tax Benefit, if any, to the indemnified party resulting from the Covered Liabilities giving rise to such indemnity payments and
  (ii) increased to reflect the actual Tax Loss, if any, payable by such indemnified party as a result of the receipt of such Covered Liabilities, in each case subject to the limitations on indemnification contained in
  Section 8.5. In either case, the amount shall be determined by the indemnified party taking into account only the taxable period in which such indemnity payment accrues (and prior periods) and not any subsequent periods. If an indemnity payment is made prior to the filing of relevant Tax Returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax Benefit or actual Tax Loss differ from the estimated amount. Any indemnity payment made pursuant to
  Section 8.2 or 8.3 shall be treated by Buyer and Shareholders as an adjustment to the Consideration.

  8.6 Exclusive Remedy following Closing. Except for covenants to be performed after the Closing ("Post-Closing Covenants") and actions grounded in fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VIII shall be the exclusive remedy of Buyer and Shareholders with respect to the transactions contemplated by this Agreement. With respect to Post-Closing Covenants and actions grounded in fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

  8.7 No Circular Recovery. No Shareholder shall be entitled to make any claim for indemnification against Buyer, the Surviving Corporations or any of their respective Affiliates by reason of the fact that he or she was a controlling person, director, officer, employee, agent or other representative of the Companies (whether such claim is pursuant to any statute, charter, bylaw, contractual obligation or otherwise) with respect to any matter relating to or arising out of a matter which is subject to the provisions of Section 8.2.

                                  Article IX

                                  Termination

  9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

    (i) by the mutual written consent of Shareholders and Buyer;

    (ii) by Buyer, if any event occurs which renders impossible compliance with one or more of the conditions set forth in Article VI hereof, which condition or conditions are not waived by Buyer;

    (iii) by Shareholders, if any event occurs which renders impossible compliance with one or more of the conditions set forth in Article VII hereof, which condition or conditions are not waived by Shareholders; or

    (iv) by Shareholders or Buyer if the Closing has not occurred by 11:59 p.m. on May 31, 2000; provided that no party hereto may terminate this Agreement pursuant to this clause (iv) if the sole condition to such party's obligation to close then not satisfied or waived is (A) the failure of a Governmental Authority to issue any consent order, approval or waiver necessary for the consummation of the transactions contemplated hereby, or (B) the Institution of an Action by a Governmental Authority for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby, if there appears to be a reasonable prospect that such consent, order, approval, or waiver will be issued, or that such Action will be withdrawn, dismissed or finally adjudicated, within a reasonable time after May 31, 2000.

  9.2 Procedure: Effect of Termination. If this Agreement is terminated as provided in Section 9.1 or 9.3, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto except for the obligations under Sections 5.5, 5.7, 5.17, 9.1 and 9.3; provided that, subject to the provisions of Section 5.17, termination of this Agreement by Buyer or Shareholders pursuant to clause (ii) or (iii) of Section
9.1 or pursuant to Section 9.3, respectively, shall not relieve any defaulting or breaching party (the "Breaching Party"), whether or not it is the terminating party, of liability for damages actually incurred by the other party as a result of breach of this Agreement by the Breaching Party.

  9.3 Additional Termination Right. In addition to any other rights of termination provided for hereunder or otherwise, the Buyer shall have the right to terminate this Agreement according to the procedures set forth in the next sentence. Buyer may at any time prior to Closing give Shareholders written notice that Buyer has discovered adverse facts or matters during the course of its due diligence review which Buyer has reasonably determined are expected to require an amount in excess of $10 million to cure or correct, specifying the adverse facts or matters to be cured and, in the alternative, an amount by which the Buyer proposes to reduce the Consideration in lieu of such cure or correction; Shareholders shall thereupon have five (5) Business Days to notify Buyer in writing whether Shareholders will (i) undertake to cure or correct such matters to the reasonable satisfaction of Buyer, (ii) instead accept the specified reduction in the Consideration, or (iii) decline as to both (i) and (ii). If Shareholders decline pursuant to the foregoing clause (iii), or choose clause (i) but do not perform or cause to be performed the obligations thereunder to the reasonable satisfaction of Buyer, or if Shareholders fail to give the required notice hereunder within five Business Days, then Buyer shall forthwith have the option to terminate this Agreement upon written notice to Shareholders of the same.

                                   Article X

                              General Provisions

  10.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

  (a)If to Shareholders or to the Shareholders' Representatives, to:

    Wendell H. Murphy
    Murphy Farms, Inc.
    P.O. Box 759
    U.S. Highway 117 South
    Rose Hill, North Carolina 28458
    Facsimile No: (910) 289-6401

    with a copy to:

    The Sanford Holshouser Law Firm PLLC
    219 Fayetteville Street
    Suite 1000

    P. O. Box 2447
    Raleigh, North Carolina 27602
    Attention: Reef C. Ivey, II
    Facsimile No. (919) 829-0272

  (b)If to Buyer, to:

    Smithfield Foods, Inc.
    200 Commerce Street
    Smithfield, Virginia 23430
    Attention: Richard J. M. Poulson
    Facsimile No.: (757) 365-3017

    and to:

    Smithfield Foods, Inc.
    200 Commerce Street
    Smithfield, Virginia 23430
    Attention: Michael H. Cole
    Facsimile No. (757) 365-3025

    with a copy to:

    McGuire, Woods, Battle & Boothe LLP
    One James Center
    Richmond, Virginia 23219
    Attention: Leslie A. Grandis
    Facsimile No. (804) 775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

  10.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." As used herein, "knowledge of Shareholders" shall mean (i) with respect to each of Wendell H. Murphy and Harry D. Murphy, the actual knowledge of such Shareholder together with the actual knowledge of the executive officers of the Companies identified in Schedule 10.2(a) hereto after inquiry of other Personnel of the Companies who would reasonably be expected to have the relevant information, and (ii) with respect to any other Shareholder, his or her actual knowledge solely; and "knowledge of Buyer" shall mean the actual knowledge of the executive officers of Buyer identified in Schedule 10.2(b) hereto after inquiry of other Personnel of Buyer who would reasonably be expected to have the relevant information. All accounting terms not defined in this Agreement (either in Article I or in the context in which it is used) shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

  10.3 Entire Agreement. This Agreement together with the Schedules and Exhibits hereto contain the entire agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein; provided that the forms of agreements and opinions attached hereto as Exhibits or Schedules shall be superseded by the copies of such agreements and opinions executed and delivered by the respective parties thereto, the execution and delivery of such agreements and opinions by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein.

  10.4 No Third Party Beneficiaries. Except as set forth in Article VIII, nothing in this Agreement (whether expressed or implied) is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party. Without limiting the generality of the foregoing, nothing contained herein shall confer any third-party beneficiary right (actual or implied) upon any employee of the Companies or obligate the Companies to continue any such employee in its employ for any specified period of time or at any specified salary, wages or benefits after the Closing Date.

  10.5 Shareholders' Representatives. Wendell H. Murphy and Harry D. Murphy shall be the designated representatives of all the Shareholders (the "Shareholders' Representatives") with authority to make all decisions and determinations and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of any Shareholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Shareholder, and any notice, document, certificate or information required to be given to any Shareholders shall be deemed so given if given to the Shareholders' Representatives. The Shareholders agree that the Shareholders' Representatives shall not have any liability to the Shareholders for any action, or failure to act, in their capacity as Shareholders' Representatives.

  10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as applicable; provided that Shareholders shall not assign their rights or delegate their obligations under this Agreement without the express prior written consent of Buyer; provided further, that in the event of assignment by Buyer, Buyer shall not be released from its obligations under this Agreement.

  10.7 Severability. In the event that this Agreement or any other instrument referred to herein, or any of their respective provisions, or the performance of any such provision, is found to be invalid, illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be invalid, illegal or unenforceable under the applicable laws or regulations without, to the maximum extent permitted by law, affecting the validity of the remaining provisions of the Agreement. Should any method of termination of this Agreement or a portion thereof be found to be invalid, illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

  10.8 Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

  10.9 Extension; Waiver. At any time prior to the Closing either Shareholders, on the one hand, or the Buyer, on the other, may (i) extend the time for the performance of any of the obligations of the Buyer, on the one hand, or Shareholders, on the other, (ii) waive a breach of a representation or warranty of such other party or parties hereto or (iii) waive compliance by such other party or parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by such party or parties giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

  10.10 Disclosure Schedules. Certain of the representations and warranties set forth in this Agreement contemplate that there will be attached Schedules setting forth information that might be "material" or have a

"Material Adverse Effect" on the Companies, the Shareholders or the Buyer. The parties may, at their respective option, include in such Schedules items that are not material or are not likely to have such a Material Adverse Effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality or Material Adverse Effect or to define further the meaning of such terms for purposes of this Agreement.

  10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  10.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina without regard to any laws or regulations relating to choice of laws (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

  10.13 Jurisdiction. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Western District of North Carolina (or, if subject matter jurisdiction in that court is not available, in the courts of the State of North Carolina, Mecklenburg County) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT. Each Shareholder hereby designates Reef
C. Ivey, II as its agent for service of process, which agent may be substituted at any time upon ten days' notice to Buyer, but which substitute agent shall in no event be located outside the Commonwealth of Virginia or State of North Carolina, and each Shareholder irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to such agent.

  10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that each of the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

                                 [END OF PAGE]

                           [SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.


                                          SMITHFIELD FOODS, INC.

                                                 /s/ Joseph W. Luter, III
                                          By: _________________________________
                                                Name: Joseph W. Luter, III
                                             Title: Chairman of the Board and
                                                  Chief Executive Officer

                                                    /s/ Wendell Murphy
                                          _____________________________________
                                                     Wendell H. Murphy

                                                    /s/ Harry D. Murphy
                                          _____________________________________
                                                      Harry D. Murphy

                                                    /s/ Joyce M. Norman
                                          _____________________________________
                                                     Joyce M. Norman

                                                /s/ Wendell H. Murphy, Jr.
                                          _____________________________________
                                                  Wendell H. Murphy, Jr.

                                                 /s/ Wendy Murphy Crumpler
                                          _____________________________________
                                                   Wendy Murphy Crumpler

                                                  /s/ Stratton K. Murphy
                                          _____________________________________
                                                    Stratton K. Murphy

                                                    /s/ Marc D. Murphy
                                          _____________________________________
                                                      Marc D. Murphy

                                                    /s/ Angela Brown
                                          _____________________________________
                                                       Angela Brown

                                  APPENDIX A

                                  Definitions

  The following terms, as used herein, have the following meanings:

  "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, governmental audit, inquiry or proceeding by or before any Governmental Authority.

  "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

  "Ancillary Agreements" means the Escrow Agreement, the Registration Rights Agreement, the Agreement with Shareholders, the Noncompetition Agreements and the Agreement regarding Related Party Grower Contracts.

  "Assets" means all of the Companies' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Companies or in which the Companies have any interest whatsoever, other than the items specifically identified as Excluded Assets on Schedule 1.1(a).

  "Audited Financial Statements" has the meaning set forth in Section 3.9.

  "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Companies or any ERISA Affiliate or under which the Companies or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

  "Books and Records" means all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind (in any form or medium) relating to the Companies, the Assets, Business operations, customers, suppliers and personnel, including (i) all corporate books and records of the Companies, (ii) all disk or tape files, printouts, runs or other computer-based information and the Companies' interest in all computer programs required to access, and the equipment containing, all such computer-based information, (iii) all product, business and marketing plans, (iv) all environmental control records, (v) all sales, maintenance and production records, (vi) equipment warranty information, (vii) litigation files, (viii) customer and supplier lists and information and (ix) personnel records.

  "Breaching Party" has the meaning set forth in Section 9.2.

  "Business" means the hog production business conducted by the Companies.

  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Raleigh, North Carolina or New York, New York are authorized by Law to close.

  "Buyer's Auditors" means Arthur Andersen LLP.

  "Buyer Claims" has the meaning set forth in Section 8.2(b).

  "Buyer Common Shares" means the Common Stock, par value $.50 per share, of the Buyer.

  "Buyer Indemnified Parties" has the meaning set forth in Section 8.2(a).

  "Buyer SEC Filings" has the meaning set forth in Section 4.2.

  "Buyer Sub" and "Buyer Subs" have the meanings set forth in the Recitals.

  "Capital Lease" means any lease of which any of the Companies is the lessee which is required to be capitalized on the balance sheet in accordance with GAAP.

  "Cash to Accrual Tax Liability" means the net present value (based on a 7% discount rate and a combined federal and state corporate income tax rate of 39.5%) of the tax liability that will be incurred by Buyer under Sections 447 and 481 of the Internal Revenue Code when it converts from the cash method to the accrual method of accounting with respect to the Companies for federal income tax purposes as of the Effective Date, as determined in accordance with the methodology set forth in Schedule 1.1(b).

  "Cash to Accrual Tax Liability Adjustment" means the number of Buyer Common Shares equal to (i) the amount (which may be positive or negative) by which the Cash to Accrual Tax Liability is more or less than $64,930,653, divided by
(ii) $31.11. Subject to the impact on the calculation of Consideration of the Companies Debt Adjustment, the Surviving Corporations Earnings Adjustment and the Working Capital Adjustment, if the Cash to Accrual Tax Liability is more than $64,930,653, there will be a decrease in the number of Buyer Common Shares, and if the Cash to Accrual Tax Liability is less than $64,930,653, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

  "Claim" has the meaning set forth in Section 8.4.

  "Claim Notice" has the meaning set forth in Section 8.4.

  "Closing" has the meaning set forth in Section 2.3.

  "Closing Date" has the meaning set forth in Section 2.3.

  "Companies" has the meaning set forth in the Recitals, and "Company" means whichever of the Companies the context suggests.

  "Companies Debt" means the interest bearing indebtedness (plus any accrued interest or associated prepayment or other penalties or costs incurred in connection with the transactions contemplated hereby on such indebtedness) of the Companies, their respective Subsidiaries and certain other entities in which one or more of the Companies or their Subsidiaries own an interest, for borrowed money from third parties other than the Shareholders, the Companies or their respective Subsidiaries or Affiliates, computed pursuant to Schedule 1.1(d) and the percentages reflected therein; provided that Companies Debt shall not include (i) indebtedness of the Companies to the Shareholders or indebtedness under the Companies lines of credit, in each case to the extent included as a current liability in calculating Working Capital as of the Effective Date as set forth in the Final Closing Date Adjustment Schedules or
(ii) Murphy Funding Debt.

  "Companies Debt Adjustment" means the number of Buyer Common Shares equal to
(i) the amount (which may be positive or negative) by which the Companies Debt on the Effective Date is more or less than $180,108,729, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Cash to Accrual Tax Liability Adjustment, the Surviving Corporations' Earnings Adjustment and the Working Capital Adjustment, if the Companies Debt as of the Effective Date is more than $180,108,729, there will be a decrease in the number of Buyer Common Shares, and if the Companies Debt as of the Effective Date is less than $180,108,729, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

  "Consideration" means 10,652,070 Buyer Common Shares adjusted for the Working Capital Adjustment adjusted for the Cash to Accrual Tax Liability Adjustment adjusted for the Companies Debt Adjustment adjusted for the Surviving Corporations Earnings Adjustment.

  "Consideration Adjustment" has the meaning specified in Section 2.4(d).

  "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment to which any of the Companies is a party or which relates to the Business or any of the Assets of the Companies, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

  "Contract Farms" means those farms that are not owned or leased by the Companies with respect to which the Companies have entered into contracts with third parties under which the farm facilities are used to complete a stage of production of swine owned by the Companies.

  "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 or 4971 of the Internal Revenue Code, (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code and (v) the disclosure and reporting requirements of Sections 101 et seq. of ERISA, other than such liabilities that arise solely out of, or relate solely to, employees or former employees of the Companies.

  "Covered Liabilities" means any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages (including diminution in value and/or increased insurance premiums), Actions, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs (including costs of mitigation) and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in investigating, preserving or enforcing another party's obligations hereunder), matured or unmatured, accrued or unaccrued, liquidated or unliquidated, including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

  "Debt Instruments" has the meaning set forth in Section 6.12.

  "Decrees" has the meaning set forth in Section 3.8.

  "Effective Date" means the earlier of the Closing Date and January 1, 2000.

  "Effective Time" has the meaning set forth in Section 2.1(b).

  "Election Companies" has the meaning set forth in Section 5.16(a).

  "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

  "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

  "Environmental Laws" means all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to health, safety, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other
handling of   pollutants, contaminants, chemicals, industrial materials, wastes or other substances, in each case as in effect on the Closing Date. By way of example only, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

  "Environmental Permit" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority issued under or with respect to an Environmental Law.

  "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of the Companies, of (i) Hazardous Emissions, Handling Hazardous Substances or any environmental conditions in, on or about the properties of the Companies or (ii) the Companies' compliance with Environmental Laws.

  "Equipment" means all machinery, equipment, computer equipment (including hardware and software), furniture, vehicles, tools, dies, molds and parts, office and other supplies, spare parts, fuel and other tangible personal property (other than Excluded Assets) wherever located (including any of the foregoing purchased subject to any conditional sales agreement or title retention agreement in favor of any other Person).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, any of the Companies as set forth in Section 414(b),
(c), (m) or (o) of the Internal Revenue Code.

  "Escrow Agent" means the Person appointed as the escrow agent under the Escrow Agreement.

  "Escrow Agreement" means the agreement entered into by or on behalf of Shareholders, on the one hand, and Buyer, on the other hand, substantially in the form of Exhibit A hereto.

  "Escrow Fund" means, at any time, the Buyer Common Shares held under the Escrow Agreement at such time.

  "Escrow Deposit" means 1,000,000 Buyer Common Shares of the Estimated Consideration.

  "Estimated Consideration" means 10,652,070 Buyer Common Shares adjusted for the estimated Working Capital Adjustment adjusted for the estimated Cash to Accrual Tax Liability Adjustment adjusted for the estimated Companies Debt Adjustment adjusted for the estimated Surviving Corporations Earnings Adjustment.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "Excluded Assets" means the items of real or personal property listed in
Schedule 1.1(a).

  "Facilities" means all farms, plants, offices, processing or manufacturing facilities, stores, warehouses, administration buildings and all real property owned or leased by the Companies other than Excluded Assets;

provided that for purposes of the representations and warranties set forth in
Article III, Facilities shall include Contract Farms.

  "Final Closing Date Adjustment Schedules" has the meaning set forth in
Section 2.4(c).

  "Final Determination" has the meaning set forth in Section 8.4.

  "Financial Statements" means the Audited Financial Statements, any Unaudited Financial Statements and/or the Interim Financial Statements as the context requires.

  "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles and other tangible personal property owned by the Companies, wherever located, including all warranty rights with respect thereto.

  "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

  "Governmental Authority" means any federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

  "Handling Hazardous Substances" has the meaning set forth in Section 3.6.

  "Hazardous Emissions" has the meaning set forth in Section 3.6.

  "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, waste waters and solid waste.

  "indemnified party" has the meaning set forth in Section 8.4.

  "indemnifying party" has the meaning set forth in Section 8.4.

  "Intellectual Property" means all trade names (including the trade names "Murphy Family Farms" and a large red "M"), trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights.

  "Interim Financial Statements" has the meaning set forth in Section 3.9.

  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

  "Inventory" means all livestock (including hogs, piglets and piglets in gestation), genetic lines and any associated biological materials, all inventories of feeds (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials, and any other raw materials, work-in-process and finished goods, wherever located (including items in transit).

  "Land Use Approvals" has the meaning set forth in Section 3.6(g).

  "Land Use Requirements" has the meaning set forth in Section 3.6(g).

  "Laws" has the meaning set forth in Section 3.8.

  "Lease" means a Real Property Lease or a Personal Property Lease.

  "Leased Real Property" has the meaning set forth in Section 3.13(b).

  "Licenses and Permits" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority, but does not include Environmental Permits.

  "Material Adverse Effect" or "Material Adverse Change" means as to any Person (i) any material adverse effect on or material adverse change with respect to (A) the business, operations, assets, applicable environmental or other regulatory requirements or risks, liabilities, condition (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or (B) the right or ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or
(ii) any event or condition which, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, would reasonably be expected to constitute a "Material Adverse Effect" or "Material Adverse Change" with respect to such Person.

  "Material Contracts" has the meaning set forth in Section 3.19.

  "Merger Consideration" means the merger consideration allocated to the Companies as set forth on Schedule 2.1 hereto.

  "Mergers" has the meaning set forth in Section 2.1(a).

  "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and (ii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

  "Murphy Funding Debt" means the debt arising under the Transfer and Administration Agreement among the Companies and NationsBank, N.A. dated as of October 15, 1997, as amended.

  "NCBCA" means the North Carolina Business Corporation Act.

  "Neutral Auditors" means PricewaterhouseCoopers LLP.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Pension Plans" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any of the Companies or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) covers any employee or former employee of any of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

  "Permitted Encumbrances" means (i) statutory liens for current state and local property taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies; provided that the same shall be fully discharged of record before the Closing; (iii) exceptions shown on the surveys furnished by Shareholders to Buyer on or before the date hereof and which do not materially affect the use, value, enjoyment, occupancy or marketability of such property; and (iv) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use, value, enjoyment, occupancy or marketability of such property.

  "Person" means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

  "Personal Property Lease" has the meaning set forth in Section 3.14(c)(i).

  "Personnel" of a corporation means all directors, officers and employees of such corporation and its Subsidiaries, and "Personnel" of any Person other than an individual or a corporation means all persons responsible for or performing duties and functions similar to those of directors, officers and employees for such Person and its Subsidiaries.

  "Pre-Closing Covenants" has the meaning set forth in Section 8.5.

  "Post-Closing Covenants" has the meaning set forth in Section 8.7.

  "Preliminary Closing Date Adjustment Schedules" has the meaning set forth in
Section 2.4(a).

  "Real Property" has the meaning set forth in Section 3.13(a).

  "Real Property Lease" has the meaning set forth in Section 3.13(b)(i).

  "Related Land" means the parcels of real property set forth in Schedule 1.1(b) and any additional parcels of real property owned by Shareholders or any Affiliate that are necessary to enable Shareholders to comply with the representation set forth in the first sentence of Section 3.16 to be transferred to the Companies as contemplated by Section 5.18.

  "Required Working Capital" means negative $7,987,096.

  "Resolution Period" has the meaning set forth in Section 2.4(b).

  "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

  "Shareholders' Auditors" means Ernst & Young LLP.

  "Shareholders Claims" has the meaning set forth in Section 8.3(b).

  "Shareholders Indemnified Parties" has the meaning set forth in Section
8.3(a).

  "Shareholders' Expenses" has the meaning set forth in Section 5.7(c).

  "Shareholders' Representatives" has the meaning set forth in Section 10.5.

  "Subsidiary" means any corporation or other business entity, whether or not incorporated (other than an Excluded Asset), of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

  "Survival Date" has the meaning set forth in Section 8.1.

  "Surviving Corporations" has the meaning set forth in the Recitals.

  "Surviving Corporations Earnings" means the combined after-tax earnings or losses of the Surviving Corporations from the Closing Date through December 31, 1999, as determined in accordance with the methodology set forth in
Schedule 1.1(e).

  "Surviving Corporations Earnings Adjustment" means the number of Buyer Common Shares equal to (i) an amount (which may be positive or negative) equal to the Surviving Corporations Earnings, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Companies Debt Adjustment, the Working Capital Adjustment and the Cash to Accrual Tax Liability, if the Surviving Corporations Earnings Adjustment is negative, there will be a decrease in the number of Buyer Common Shares, and if the same is positive, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

  "Tangible Asset Value" has the meaning set forth in Section 5.16(c).

  "Tax Audit" has the meaning set forth in Section 5.16.

  "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis of Assets of the Companies) which decreases Taxes paid or payable.

  "Tax Returns" means any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of any of the Companies with any Governmental Authority, including consolidated, combined or unitary returns and all amendments thereto.

  "Tax Law" means the Internal Revenue Code, foreign, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

  "Tax Loss" means the tax effect of any item (including any decrease in tax basis of Assets of the Companies) which increases Taxes paid or payable.

  "Taxes" means (i) all federal, state and local, whether domestic or foreign, taxes or assessments, including those relating to income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, license, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs duties, premium, windfall profits, escheat, environmental (including taxes under Section 59A of the Internal Revenue Code), alternative minimum or estimated taxes or other similar tax, duty or governmental charge, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) hereof.

  "Taxing Authority" means any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

  "Third Party Claim" has the meaning set forth in Section 8.4.

  "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and
(ii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

  "Working Capital" means (a) the book value of all Assets other than (i) fixed assets, (ii) Inventory, (iii) Excluded Assets and (iv) as to any partnerships, joint ventures or limited liability companies to which any Company is a party or in which any Company holds an investment, the proportionate share of third parties in the Assets (other than fixed assets and Inventory) thereof, minus (b) all liabilities of the Companies other than Companies Debt (including for this purpose only the Companies' proportionate share of such liabilities of any such partnership, joint venture or limited liability companies), all as determined in accordance with GAAP applied on a basis consistent with the Audited Financial Statements and the Interim Financial Statements and as adjusted in accordance with the "Working Capital Adjustment Rules" set forth in Schedule 1.1(c).

  "Working Capital Adjustment" means the number of Buyer Common Shares equal to (i) an amount (which may be positive or negative) by which the Working Capital of the Companies on the Effective Date is more or less than the Required Working Capital, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Cash to Accrual Tax Liability Adjustment, the Companies Debt Adjustment, and the Surviving Corporations Earnings Adjustment, if the Working Capital as of the Effective Date is less than the Required Working Capital, there will be a decrease in the number of Buyer Common Shares comprising the Consideration and if the Companies Debt as of the Effective Date is more than the Required Working Capital, there will be an increase in the number of Buyer Common Shares comprising the Consideration.

                                    Annex B

                           MURPHY FAMILY FARMS GROUP

                     AUDITED COMBINED FINANCIAL STATEMENTS
      Years ended October 31, 1998, November 1, 1997 and November 2, 1996

                                    Contents

Report of Independent Auditors.............................................. B-2
Audited Combined Financial Statements
Combined Balance Sheets..................................................... B-3
Combined Statements of Operations........................................... B-4
Combined Statements of Stockholders' Equity................................. B-5
Combined Statements of Cash Flows........................................... B-6
Notes to Combined Financial Statements...................................... B-7

                        Report of Independent Auditors

The Board of Directors
Murphy Family Farms Group

  We have audited the accompanying combined balance sheets of Murphy Family Farms Group as of October 31, 1998 and November 1, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Murphy Family Farms Group at October 31, 1998 and November 1, 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended October 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Raleigh, North Carolina
October 15, 1999

                           Murphy Family Farms Group

                            Combined Balance Sheets
                                 (In Thousands)

                                               October 31 November 1   July 31
                                                  1998       1997       1999
                                               ---------- ---------- -----------
                                                                     (Unaudited)
Assets
Current assets:
  Cash and cash equivalents..................   $  8,771   $ 13,242   $ 41,216
  Trade accounts receivable..................     59,378     50,110      7,165
  Accounts receivable--related party.........      2,859      2,812      2,754
  Notes receivable...........................      9,260     12,736      2,618
  Notes receivable--related party............      1,208        547      1,893
  Inventories................................    200,750    283,071    168,533
  Other current assets.......................      1,712      1,852      1,072
                                                --------   --------   --------
    Total current assets.....................    283,938    364,370    225,251
Fixed assets.................................    166,213    164,300    151,314
Notes receivable--noncurrent.................      4,846     18,535     10,332
Notes receivable--related party--noncurrent..     30,392     41,991     14,926
Investments in equity securities.............     21,720     29,966     33,706
Other assets.................................        897      1,579      1,537
                                                --------   --------   --------
    Total assets.............................   $508,006   $620,741   $437,066
                                                ========   ========   ========
Liabilities and stockholders' equity
Current liabilities:
  Notes payable--related party...............   $  7,918   $    --    $    --
  Line of credit.............................      9,488        --      13,150
  Accrued compensation.......................     17,541     18,404     17,794
  Accounts payable...........................      5,958     17,409      6,007
  Accrued grower fees........................     14,770     15,891     13,247
  Other accrued expenses.....................      5,666      5,484      9,951
  Current portion of long-term debt..........      8,607      8,607      7,200
                                                --------   --------   --------
    Total current liabilities................     69,948     65,795     67,349
Long-term debt...............................    211,261    194,596    164,316
Notes payable--related party.................     10,274      6,787     12,310
Stockholders' equity:
  Common stock...............................         61         61         61
  Additional paid-in-capital.................      1,384      1,384      1,384
  Unrealized gains on investments............     11,666     21,307     22,041
  Retained earnings..........................    203,412    330,811    169,605
                                                --------   --------   --------
    Total stockholders' equity...............    216,523    353,563    193,091
                                                --------   --------   --------
    Total liabilities and stockholders'
     equity..................................   $508,006   $620,741   $437,066
                                                ========   ========   ========

                            See accompanying notes.

                           Murphy Family Farms Group

                       Combined Statements of Operations
                                 (In Thousands)

                                                           Nine months Nine months
                         Year ended  Year ended Year ended    ended       ended
                         October 31  November 1 November 2   July 31    August 1
                            1998        1997       1996       1999        1998
                         ----------  ---------- ---------- ----------- -----------
                                                                 (Unaudited)
Net sales............... $ 492,324    $602,120   $491,274   $313,338    $379,105
Cost of goods sold......   553,004     456,430    393,864    316,462     395,739
                         ---------    --------   --------   --------    --------
Gross margin............   (60,680)    145,690     97,410     (3,124)    (16,634)
General and
 administrative
 expense................    41,629      51,125     32,530     23,252      27,597
                         ---------    --------   --------   --------    --------
Operating (loss)
 income.................  (102,309)     94,565     64,880    (26,376)    (44,231)
Loss on sale of
 investment.............    (4,600)        --         --         --       (4,600)
Loss from fixed asset
 writedown..............    (4,742)        --         --         --          --
Loss from investment
 writedown..............       --       (1,684)       --         --          --
Interest expense........    (8,130)     (3,945)    (4,996)   (10,742)     (6,943)
Interest income.........     8,294       6,804      3,107      3,311       6,138
                         ---------    --------   --------   --------    --------
Net (loss) income....... $(111,487)   $ 95,740   $ 62,991   $(33,807)   $(49,636)
                         =========    ========   ========   ========    ========



                            See accompanying notes.

                           Murphy Family Farms Group

                  Combined Statements of Stockholders' Equity
                                 (In Thousands)

                                               Accumulated
                                   Additional     Other
                            Common  Paid-in   Comprehensive Retained
                            Stock   Capital      Income     Earnings   Total
                            ------ ---------- ------------- --------  --------
Balance at November 3,
 1995......................  $61     $1,384      $ 4,965    $185,702  $192,112
  Net income...............  --         --           --       62,991    62,991
  Changes in unrealized
   gains on investments....  --         --         1,229         --      1,229
                                                                      --------
  Comprehensive income.....                                             64,220
  Dividends paid...........  --         --           --       (3,883)   (3,883)
                             ---     ------      -------    --------  --------
Balance at November 2,
 1996......................   61      1,384        6,194     244,810   252,449
  Net income...............  --         --           --       95,740    95,740
  Changes in unrealized
   gains on investments....  --         --        15,113         --     15,113
                                                                      --------
  Comprehensive income.....                                            110,853
  Dividends paid...........  --         --           --       (9,739)   (9,739)
                             ---     ------      -------    --------  --------
Balance at November 1,
 1997......................   61      1,384       21,307     330,811   353,563
  Net loss.................  --         --           --     (111,487) (111,487)
  Changes in unrealized
   gains on investments....  --         --        (9,641)        --     (9,641)
                                                                      --------
  Comprehensive loss.......                                           (121,128)
  Dividends paid...........  --         --           --      (15,912)  (15,912)
                             ---     ------      -------    --------  --------
Balance at October 31,
 1998......................   61      1,384       11,666     203,412   216,523
  (unaudited)
  Net loss.................  --         --           --      (33,807)  (33,807)
  Changes in unrealized
   gains on investments....  --         --        10,375         --     10,375
                                                                      --------
  Comprehensive loss.......                                            (23,432)
                             ---     ------      -------    --------  --------
Balance at July 31, 1999...  $61     $1,384      $22,041    $169,605  $193,091
                             ===     ======      =======    ========  ========


                            See accompanying notes.

                           Murphy Family Farms Group

                        Combined Statements of Cash Fows
                                 (In Thousands)

                            Year
                            ended                            Nine months Nine months
                           October   Year ended  Year ended     ended       ended
                             31      November 1  November 2    July 31    August 1
                            1998        1997        1996        1999        1998
                          ---------  ----------  ----------  ----------- -----------
                                                                   (unaudited)
Operating activities
Net (loss) income.......  $(111,487) $  95,740   $  62,991    $(33,807)   $ (49,636)
Depreciation............     25,769     20,610      17,215      20,621       17,206
Loss on sale of
 investment.............      4,600        --          --          --         4,600
Gain on sale of assets..        --         --       (1,741)        --           --
Lower of cost or market
 inventory provision....     49,000        --          --          --        18,600
Changes in operating
 assets and liabilities:
  Trade accounts
   receivable...........     (9,294)   (25,887)    (25,628)     52,819       48,093
  Inventories...........     33,321    (50,325)    (38,754)     32,217      103,466
  Other investments and
   assets...............       (571)      (528)         46       2,020       (7,152)
  Accounts payable and
   accrued expenses.....    (13,015)    18,443      14,215         387       (8,241)
                          ---------  ---------   ---------    --------    ---------
Cash (used in) provided
 by operating
 activities.............    (21,677)    58,053      28,344      74,257      126,936
Investing activities
Purchases of fixed
 assets-net of proceeds
 from sale of assets
 (net of write downs)...    (27,682)   (71,148)    (34,506)     (5,661)     (30,802)
Other long term
 investments (net of
 write downs)...........        --        (599)        --          --           --
Net receipts
 (disbursements)
 relating to notes
 receivable.............     23,480    (10,116)    (13,274)     16,830       17,692
Other, net..............        --         --          --       (2,271)      (8,216)
                          ---------  ---------   ---------    --------    ---------
Cash (used in) provided
 by investing
 activities.............     (4,202)   (81,863)    (47,780)      8,898      (21,326)
Financing activities
Net proceeds of
 revolving credit
 agreement..............     25,500    161,500         --        3,662        2,000
Net proceeds
 (repayments) of long-
 term debt..............      2,332     (5,133)     (4,925)    (46,454)    (107,133)
Proceeds of short-term
 borrowings.............     37,528    145,916     462,252         --           --
Repayments of short-term
 borrowings.............    (28,040)  (270,903)   (427,242)     (7,918)         --
Dividends paid..........    (15,912)    (9,739)     (3,883)        --       (15,912)
                          ---------  ---------   ---------    --------    ---------
Cash provided by (used
 in) financing
 activities.............     21,408     21,641      26,202     (50,710)    (121,045)
                          ---------  ---------   ---------    --------    ---------
(Decrease) increase in
 cash and cash
 equivalents............     (4,471)    (2,169)      6,766      32,445      (15,435)
Cash and cash
 equivalents at
 beginning of period....     13,242     15,411       8,645       8,771       13,242
                          ---------  ---------   ---------    --------    ---------
Cash and cash
 equivalents at end of
 period.................  $   8,771  $  13,242   $  15,411    $ 41,216    $  (2,193)
                          =========  =========   =========    ========    =========

                            See accompanying notes.

                           Murphy Family Farms Group

                    Notes to Combined Financial Statements
                               October 31, 1998

1. Summary of Principal Accounting Policies and Other Information

 Basis of Presentation

  Murphy Family Farms Group (the "Company") is the combination of several companies, which are related through common family ownership. The combined financial statements include accounts of Murphy Farms, Inc. ("Murphy"), Quarter M Farms, Inc. ("Quarter M") and Murphy Funding, Inc. ("Funding"). All of the companies combined are referred to as the "Companies". All significant intercompany accounts and transactions have been eliminated in combination. These entities are presented on a combined basis as they represent the historical financial statements of the businesses which were agreed in principle to be acquired by Smithfield Foods, Inc. (Note 11). The Company is engaged in the breeding and finishing of swine for sale primarily to domestic pork processors with Funding facilitating the financing of swine facilities.

  All information related to July 31, 1999 and August 1, 1998 is unaudited.

 Fiscal Year

  Murphy and Quarter M have adopted a 52 and 53 week year that ends the Saturday closest to October 31. The fiscal years ended October 31, 1998 and November 1, 1997 consisted of 52 weeks and the year ended November 2, 1996 consisted of 53 weeks. Funding is on a calendar year end. The two month difference has an immaterial impact on the combined financial statements.

 Use of Estimates

  The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Highly liquid, short-term investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Revenue Recognition

  The Company recognizes revenue when the swine are shipped to processors.

 Investments

  Investments in equity securities are classified as available-for-sale and carried at fair market value, which is determined from publicly quoted market prices. Unrealized holding gains and losses are carried as a separate component of stockholders' equity. There were no realized gains or losses on equity securities during 1998, 1997 and 1996.

  During 1996 and 1997, Quarter M acquired, for $1.7 million, a related parties' interest in a partnership that owns a restaurant. In August of 1997, the partnership was dissolved and the investment in a restaurant commercial venture was written off.

 Notes Receivable and Payable

  Certain notes are due on demand but classified as long-term due to management's expectations that these loans will not be collected or paid within one year.

                           Murphy Family Farms Group

  As of October 31, 1998 and November 1, 1997, the balance of a related party note receivable was $24 million and $17.9 million, respectively, including accrued interest. An allowance of $13.1 million and $10 million exists as of October 31, 1998 and November 1, 1997, respectively. As of July 31, 1999 the balance of the note receivable and the allowance were $26.3 million and $14.1 million, respectively.

  During 1998, Murphy Farms sold its portion of a pork production commercial venture to Smithfield Foods, Inc. resulting in cash proceeds from the transaction of approximately $15 million. Prior to the transaction, Murphy Farms had an investment in and advances for the commercial venture totaling $19.6 million. The advances and investment were written off resulting in a loss of $4.6 million.

 Inventories

  Swine and grain inventories are stated at the lower of cost or market value. Swine inventory cost includes the cost of feed, medication, and overhead. Prepurchased grain and feed ingredients are stated at the lower of cost (moving average) or market value. The remaining inventory, which consists of feed, medication and supplies, is stated at the lower of cost (first-in, first-out) or market.

 Fixed Assets

  Fixed assets are recorded at cost and consist of property, equipment and purchased breeding stock. Depreciation is computed primarily by the declining balance method. The cost of internally raising stock for breeding purposes is charged to expense as incurred.

  Impairment losses relating to fixed assets are recognized when expected future cash flows are less than the assets carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of fixed assets in relation to the operating performance and expected future undiscounted cash flows of the underlying business. In 1998, a $4.7 million charge for impairment of fixed assets was recorded.

 Futures Contracts

  In connection with the purchase of grain for anticipated feed manufacturing requirements, commodity futures contracts are utilized to reduce the effect of grain market price fluctuations. The futures contracts are accounted for as hedges and related gains and losses are deferred and recognized as a component of cost of goods sold. There were no significant open positions at October 31, 1998.

 Fair Value of Financial Instruments

  The fair value of all financial instruments is estimated to approximate their carrying amounts. Because of the short-term maturity of cash and cash equivalents and accounts receivable, their carrying amounts approximate fair value. The fair value of notes receivable is based on the underlying interest rate and terms, maturities, collateral, and credit status of the receivables. The fair value of debt is based upon the Company's current incremental borrowing rates for similar borrowing arrangements.

 New Accounting Pronouncements

  In June 1998, the FASB issued FAS No. 133 "Accounting for Derivatives Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognizes those items as assets or liabilities in the combined statement of financial position and measure them at fair value. This statement is effective for

                           Murphy Family Farms Group
fiscal years beginning after June 15, 2000. The Company does not expect the adoption to have a material effect on the Company's combined financial statements.

 Income Taxes

  The Companies have elected to be taxed as S Corporation under the Internal Revenue Code and various states' tax codes. The income of an S Corporation are taxed directly to the stockholders and no federal or state income taxes are paid by the Companies.

 Reclassification

  Certain amounts in the October 31, 1998 financial statements have been reclassified to conform to the July 31, 1999 presentation. These reclassifications had no effect on net loss or equity as previously reported.

2. Inventories

                                              October 31 November 1   July 31
                                                 1998       1997       1999
                                              ---------- ---------- -----------
                                                                    (Unaudited)
   (In Thousands)
   Prepurchased grain and feed ingredients..   $ 90,416   $117,421   $  6,380
   Swine, less reserve for lower of cost or
    market valuation at October 31, 1998....     95,538    152,516    151,752
   Grain....................................     11,626     11,009      8,198
   Medication and other supplies............      3,170      2,125      2,203
                                               --------   --------   --------
                                               $200,750   $283,071   $168,533
                                               ========   ========   ========

  Depressed hog market prices required a 1998 write down of swine inventory cost to estimated net realizable value. The loss provision amounted to $49 million and was included in cost of goods sold in the combined statements of operations. The provision was calculated by estimating costs to complete the current inventory and comparing that amount to the expected revenues over the period the inventory was estimated to be sold. At July 31, 1999, the hog market prices had improved and no loss provision was considered necessary.

3. Fixed Assets

  Fixed assets include the following categories with the estimated depreciable lives.

                                Depreciable October 31  November 1   July 31
                                   Lives       1998        1997       1999
                                ----------- ----------  ---------- -----------
                                                                   (Unaudited)
   (Dollars in Thousands)
   Land........................      --     $  34,156    $ 24,521   $  33,988
   Buildings...................    27-39        7,172       6,616       7,223
   Farm facilities.............     5-10      147,558     101,797     149,404
   Breeding stock..............        3        9,743      10,089      11,250
   Machinery and equipment.....     3-10       75,141      70,953      74,587
   Leasehold improvement.......     7-15          810         810         810
   Construction in progress....      --         4,985      42,815       5,410
                                            ---------    --------   ---------
                                              279,565     257,601     282,672
   Less accumulated
    depreciation...............              (113,352)    (93,301)   (131,358)
                                            ---------    --------   ---------
                                            $ 166,213    $164,300   $ 151,314
                                            =========    ========   =========

                           Murphy Family Farms Group

4. Financing Arrangements

 Notes Receivable

  In late 1997, Murphy and Funding entered into a loan securitization agreement providing for the sale of loans associated with the financing of swine growing facilities for contract producers and affiliate parties. Under the loan securitization agreement, the maximum balance on loans outstanding cannot exceed $50 million. The balance on loans outstanding was approximately $38 million at October 31, 1998 and approximately $44 million at July 31, 1999. The proceeds from these sales were included under notes receivable financing activities in the statement of cash flows.

 Short-term Borrowings

  The Company has a line of credit with a bank. The balance under the line of credit was $9.5 million at October 31, 1998 and $13.1 million at July 31, 1999. There were no outstanding borrowings under the line of credit at November 1, 1997. The weighted average interest rate on outstanding borrowings was 5.6% at October 31, 1998 and 6.8% at July 31, 1999.

 Long-term Debt

  At October 31, 1998, Murphy was not in compliance with certain financial covenants of its unsecured revolving credit agreement. The outstanding balance under the agreement was $187 million. As of March 2, 1999, the Company resolved these non-compliance issues and replaced outstanding borrowings under the revolving credit agreement with $125 million of term debt. Additionally, the revolving credit agreement was modified to provide for total unsecured borrowings of up to $75 million, with interest at LIBOR plus an amount ranging from 1.25% to 2.25%, based on the ratio of liabilities to tangible net worth. The term of the revised unsecured revolving credit agreement is for a three year period ending in 2002.

  At October 31, 1998, Quarter M was not in compliance with certain financial covenants, including minimum net worth, under a note payable agreement. The lender agreed to waive these covenants through November 1, 1999 and in July, 1999, the note was replaced with a new borrowing arrangement.

                           Murphy Family Farms Group

  Long-term debt and notes payable to related parties, reflecting the refinancing and modification of revolving credit terms in 1998, consists of the following:

                                               October 31 November 1   July 31
                                                  1998       1997       1999
                                               ---------- ---------- -----------
(In Thousands)                                                       (Unaudited)
Revolving credit agreement...................   $ 62,000   $161,500   $    --
Unsecured note payable to bank, with interest
 payable monthly at a calculated rate based
 on LIBOR; monthly principal payments of $521
 are payable 2002-2006.......................     25,000        --      25,000
Unsecured note payable to an insurance
 company, with interest payable quarterly at
 8.5%, annual principal payments of $15,000
 are payable 2002-2006.......................     75,000        --      75,000
Unsecured note payable to an insurance
 company, due 2002, with interest payable
 quarterly at LIBOR plus 2.5%................     25,000        --      25,000
Note payable to bank, secured by certain land
 and farm facilities, due in 2002, with
 monthly payments of $595 plus interest at a
 calculated rate (6.4% at October 31, 1998)..     28,571     36,310     23,810
Note payable to bank, secured by certain
 land, equipment and fixtures, with interest
 payable monthly at LIBOR plus 0.85%.........      3,733      5,133        --
Note payable to bank, secured by certain
 accounts, inventory and farm products, due
 in 2005,with interest payable monthly at
 LIBOR plus 0.75%-1.75%......................        --         --      22,000
Notes payable to related parties, unsecured,
 due upon demand, with interest payable
 monthly at prime (8.45% 12 month average)...     18,192      6,787     12,310
Other........................................        564        260        706
                                                --------   --------   --------
                                                 238,060    209,990    183,826
Less current portion.........................     16,525      8,607      7,200
                                                --------   --------   --------
                                                $221,535   $201,383   $176,626
                                                ========   ========   ========

  Excluding the revolving credit agreement, future principal payments required for long-term debt at October 31, 1998 are as follows (in thousands):

   1999................................................................ $ 16,525
   2000................................................................    8,600
   2001................................................................    8,371
   2002................................................................   50,300
   2003................................................................   21,200
   Thereafter..........................................................   71,064
                                                                        --------
                                                                        $176,060
                                                                        ========

  The various debt agreements described above contain restrictive financial and other covenants including working capital, minimum net worth and limitations on leverage. Other covenants include, but are not limited to, restrictions on the distribution of assets, redemption of capital and payment of dividends as set forth in the loan agreement.

  Murphy has guaranteed payments to lending institutions totaling $7.5 million relating to three pools of contract growers that have aggregate borrowings from the lending institutions up to $54 million. The proceeds were provided to finance swine facilities for contract growers.

                           Murphy Family Farms Group

  Quarter M is the direct guarantor of approximately $1 million relating to the indebtedness of a related party which matures within one year. Quarter M has also guaranteed repayment of $11.6 million in contract grower financing under a letter of credit with commercial banks. The contract grower financing matures from 2004 to 2008.

  Interest expense is capitalized as a component of the construction cost of property and equipment. During 1998, 1997 and 1996, total interest incurred was $8.8 million, $4.5 million and $5.4 million of which $0.7 million, $0.6 million and $0.4 million was capitalized, respectively. For the periods ending July 31, 1999 and August 1, 1998 total interest incurred was $10.7 million and $6.9 million, respectively, of which none was capitalized. Interest paid for 1998, 1997 and 1996 was $8.8 million, $4.3 million and $5.8 million, respectively. For the periods ending July 31, 1999 and August 1, 1998 interest was paid in the amount of $9.3 million and $7.2 million, respectively.

5. Employee Benefit and Profit Sharing Plan

  Murphy sponsors a profit sharing and 401(k) plan that requires participants to have attained the age of twenty-one years and have one year of service with the Company. Accrued contributions to the plan, which are determined at the discretion of the Board of Directors, were approximately $1.0 million, $2.7 million and $1.9 million in 1998, 1997 and 1996, respectively. For the periods ending July 31, 1999 and August 1, 1998 accrued contributions to the plan were approximately $0.9 million and $2 million, respectively.

6. Related Party Transactions

  Business is routinely transacted with various companies and individuals that are related to the Murphy Family Farms Group because they share the same stockholders, are owned by immediate stockholders, family members, or are stockholders or executive officers of the Company. All related party transactions are conducted at current market prices.

  Certain property is leased from related parties at specified annual rentals plus $3.50 to $4.50 for each swine grown on the leased property. In addition, the Company leases land from related parties at specified annual rentals. These leases are cancelable with a 15-day notice. Payments under these agreements amounted to $2.8 million, $2.9 million and $2.5 million for 1998, 1997 and 1996. For the periods ending July 31, 1999 and August 1, 1998 payments under these agreements amounted to $1.9 million and $2.1 million, respectively.

7. Concentration of Credit Risk

  Substantially all of the Company's swine is sold to two principal customers, Smithfield Foods, Inc. and IBP, Inc. Annual sales to these customers were approximately $480 million, $586 million and $460 million in 1998, 1997 and 1996, respectively. For the periods ending July 31, 1999 and August 1, 1998 sales to these customers were approximately $306 million and $368 million, respectively. Receivables from these customers, which are unsecured, were $50.4 million and $42.0 million at October 31, 1998 and November 1, 1997, respectively. At July 31, 1999 receivables from these customers were $1.2 million.

  The Company performs periodic credit evaluations of its customers' financial condition and closely monitors collections. There have been no significant credit losses relating to customers. The Company also performs evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment and funding strategies.

8. Commitments and Contingencies

  The Company has a commitment to a financial institution to purchase a livestock breeding facility upon default of the related loan on such property by a related party. The estimated cost of the property as of October 31, 1998 was approximately $2.3 million.

                           Murphy Family Farms Group

  The Company, like others engaged in agricultural production, is subject to federal, state and local environmental laws and regulations. The Company's environmental policies and practices are designed to ensure compliance with these laws and regulations. Management does not believe that costs of such compliance will have a material effect on the Company's financial position, results of operations or liquidity.

  Various claims and lawsuits arising in the normal course of business are being pursued by and are pending against the Company. In the opinion of management, the ultimate resolution of these items will not have a material adverse effect on the operations and financial position of the Company.

9. Year 2000 (Unaudited)

  See discussion of year 2000 in the Murphy Family Farms Group Management Discussion and Analysis section.

10. Stockholders' Equity

  As discussed in Note 1, the companies comprising Murphy Family Farms Group elected S Corporation status for federal and state income tax purposes. All companies are incorporated in North Carolina.

  Common stock is comprised of the following:

                                                                     Common
                            Company                                  Stock
                            -------                              --------------
                                                                 (In Thousands)
Murphy Farms, Inc., $0.10 par value, 100,000 shares authorized,
 408,000 shares issued and outstanding.........................        41
Quarter M Farms, Inc., $1 par value, 100,000 shares authorized,
 19,784 shares issued and outstanding..........................        20
Murphy Funding, Inc., $1 par value, 100 shares authorized, 100
 shares issued and outstanding.................................       --
                                                                      ---
                                                                       61
                                                                      ===

11. Subsequent Events

  During September 1999, the Company experienced flood losses as a result of Hurricane Floyd. The Company believes its loss approximates $500,000, representing the deductible portion of its insurance.

  On September 2, 1999, the stockholders of the companies comprising the combined group announced that they had reached an agreement in principle to sell the Company to Smithfield Foods, Inc. The acquisition is subject to, among other things, the successful negotiation of a definitive acquisition agreement, successful completion of due diligence, approval by Smithfield Foods, Inc.'s Board of Directors and Shareholders, and any applicable regulatory fillings and approvals by governmental agencies.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
-

PROXY____________________________________________________________________ PROXY

                            SMITHFIELD FOODS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Richard J. Holland, Joseph W. Luter, III and Michael H. Cole, and each of them, proxies with full power of substitution, to vote the shares of common stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Smithfield Foods to be held on December 21, 1999 or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                         USING THE ENCLOSED ENVELOPE.

                            SMITHFIELD FOODS, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

 [                                                                            ]

1. Proposal to authorize
   issuance of up to
   10,652,070 shares of the
   common stock of
   Smithfield Foods, Inc.
   (plus or minus shares to
   be issued by or returned
   to Smithfield Foods in
   connection with post-
   closing adjustments or
   indemnification
   obligations provided for
   in the acquisition
   agreement) in connection
   with the acquisition of
   the Murphy Family Farms
   Companies.

                                        IN THEIR DISCRETION, THE PROXIES ARE
                                        AUTHORIZED TO VOTE UPON SUCH OTHER
                                        BUSINESS AS MAY PROPERLY COME BEFORE
                                        THE MEETING.
                        For  Against Abstain

                                        THIS PROXY WHEN PROPERLY EXECUTED WILL
                                        BE VOTED IN THE MANNER DIRECTED HEREIN
                                        BY THE UNDERSIGNED SHAREHOLDER. IF NO
                                        DIRECTION IS MADE, THIS PROXY WILL BE
                                        VOTED "FOR" THE PROPOSAL.

                                        The undersigned acknowledges receipt
                                        of the notice of said special meeting
                                        and of the proxy statement attached
                                        thereto.

                                                       Dated: ___________, 1999
                                        Signature(s) __________________________
                                        _______________________________________
                                        Please sign exactly as name appears at
                                        left. When signing as attorney, execu-
                                        tor, administrator, trustee, guardian,
                                        etc., give full title as such.

                   REPORT TO INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Smithfield Foods, Inc.:

We have audited the consolidated balance sheets of Smithfield Foods, Inc. (a Virginia corporation), and subsidiaries as of May 2, 1999, and May 3, 1998, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended May 2, 1999 included in the Company's Form 10-K Annual Report filed August 2, 1999. These financial statements are the responsibilities of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc., and subsidiaries as of May 2, 1999, and May 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended May 2, 1999, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Richmond, Virginia
June 10, 1999

            REPORT TO INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE I

To the Shareholders of Smithfield Foods, Inc.

We have audited in accordance with generally accepted auditing standards the consolidated financial statements included in the Form 10-K Annual Report of Smithfield Foods, Inc. and subsidiaries for the fiscal years ended May 2, 1999, May 3, 1998, and April 27, 1997, and have issued our report thereon dated June 10, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I, filed as a part of the Company's Form 10-K Annual Report, which was filed on August 2, 1999, is the responsibility of the Company's management and is presented for purposes for complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Richmond, Virginia
June 10, 1999